EXHIBIT 99

EXPLANATORY NOTE

The ServiceMaster Company (“ServiceMaster,” the “Company,” “we,” “us” or “our”) is filing this report to update the historical consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”) to present the results of its TruGreen LandCare segment, which was sold by the Company in the second quarter of 2011, as a discontinued operation on a retroactive basis for the years ended December 31, 2010, 2009 and 2008. The information presented herein does not constitute an amendment to the 2010 Form 10-K or a restatement of the financial statements contained therein.

The following Items of the 2010 Form 10-K are hereby being retrospectively adjusted to reflect the impact of accounting for the TruGreen LandCare segment as a discontinued operation for the periods set forth above:

• Part II, Item 6. Selected Financial Data;

• Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

• Part II, Item 7A. Quantitative and Qualitative Disclosures about Market Risk;

• Part II, Item 8. Financial Statements and Supplementary Data; and

• Part IV, Item 15(a)(2). Financial Statement Schedules.

The presentation of the TruGreen LandCare segment as a component of discontinued operations affects only the manner in which certain financial information was previously reported and does not restate or revise the Company’s net income in any previously reported financial statements. Although the retrospective adjustment reflecting the impact of accounting for the TruGreen LandCare segment as a discontinued operation only impacts certain of the information set forth in Items 6, 7, 7A and 8 of the 2010 Form 10-K, this report contains such items in their entirety for the convenience of the reader. Except for matters noted above affecting changes in presentation, no other information in the 2010 Form 10-K is being updated for events or developments that occurred subsequent to the filing of the 2010 Form 10-K on March 28, 2011. Without limiting the generality of the foregoing, except for the matters specifically noted above, this report does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2010 Form 10-K for any information, uncertainties, transactions, proceedings, risks, events or trends occurring or known to management. More current information is contained in the Company’s Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (the “SEC”), which contain important information regarding events and developments of the Company that have occurred since the filing of the 2010 Form 10-K. This information hereto should be read in conjunction with, and as a supplement to, the Company’s 2010 Form 10-K, its Quarterly Reports on Form 10-Q and its other filings with the SEC. This update is consistent with the presentation of continuing and discontinued operations included in the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2011.

THE SERVICEMASTER COMPANY

ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2010

PART II

ITEM 6.  SELECTED FINANCIAL DATA

Five-Year Financial Summary

	Successor(1)				Predecessor(1)
						Year Ended
(In thousands, except per	Year Ended Dec. 31,			Jul. 25, 2007 to	Jan. 1, 2007 to	Dec. 31,
share data)	2010	2009	2008	Dec. 31, 2007	Jul. 24, 2007	2006
Operating Results:
Operating revenue	$3,127,394	$2,977,885	$2,995,126	$1,252,617	$1,692,236	$2,888,365
Operating income(2)	306,692	243,834	187,562	36,529	141,851	318,215
Percentage of operating revenue	9.8%	8.2%	6.3%	2.9%	8.4%	11.0%
Non-operating expense(3)	278,308	246,896	357,796	181,602	2,983	35,402
Provision (benefit) for income taxes(2),(4)	10,945	(9,204)	(50,753)	(50,995)	50,734	92,577
Income (Loss) from continuing operations(2),(3),(4)	17,439	6,142	(119,481)	(94,078)	88,134	190,236
(Loss) Income from discontinued operations, net of income taxes(5)	(31,998)	7,353	(6,918)	(29,442)	(3,610)	(12,537)
Net (loss) income(2),(3),(4),(5)	(14,559)	13,495	(126,399)	(123,520)	84,524	177,699
Net income attributable to noncontrolling interests	—	—	—	—	3,423	8,000
Net (loss) income attributable to ServiceMaster(2),(3),(4),(5)	$(14,559)	$13,495	$(126,399)	$(123,520)	$81,101	$169,699
Cash dividends per share	$—	$—	$—	$—	$0.24	$0.46
Financial Position:
Total assets	$7,098,090	$7,146,389	$7,493,627	$7,591,060		$3,134,441
Total liabilities	$5,910,563	$5,960,058	$6,361,268	$6,287,526		$1,945,583
Total long-term debt outstanding	$3,948,487	$3,974,944	$4,266,092	$4,130,811		$706,954
Total shareholder’s equity(2),(3),(4),(5)	$1,187,527	$1,186,331	$1,132,359	$1,303,534		$1,188,858

(1)

Although ServiceMaster continued as the same legal entity after it was acquired pursuant to a merger transaction (the “Merger”) on July 24, 2007 (the “Closing Date,”) the accompanying selected financial data is presented for two periods: Predecessor and Successor, which relate to the period preceding the Merger and the period succeeding the Merger, respectively.

(2)

The 2010, 2009 and 2008 results include restructuring and Merger related charges of $11.4 million, $26.7 million and $12.2 million, respectively, as described in Note 8 to the Consolidated Financial Statements.

The 2007 results include restructuring and Merger related charges of $18.9 million for the Successor period from July 25, 2007 to December 31, 2007 and $58.4 million for the Predecessor period from January 1, 2007 to July 24, 2007. These charges include lease termination and other costs related to the closing of the Santa Rosa call center; employee retention, severance and other costs related to the Company’s consolidation of its corporate headquarters into its operations support center in Memphis, Tennessee and the closing of its headquarters in Downers Grove, Illinois; consulting, severance and other costs related to prior initiatives; and Merger charges related to the purchase of ServiceMaster by a group of investors led by Clayton, Dublier and Rice, Inc. (now operated as Clayton, Dublier and Rice, LLC, “CD&R”).

The 2006 results include restructuring charges for severance, as well as costs associated with the Company’s initiative to improve the effectiveness and efficiency of its functional support areas, and accruals for employee retention and severance to be paid in future periods that are related to the Company’s decision to consolidate its corporate headquarters into its operations support center in Memphis, Tennessee and close its former headquarters in Downers Grove, Illinois. The restructuring charges totaled $21.6 million pre-tax and $6.9 million after-tax. The after-tax impact of the restructuring charges includes approximately $6.0 million of non-recurring net operating loss carry forward benefits which became realizable to the Company as a result of its decision to consolidate its corporate headquarters in Memphis, Tennessee.

In accordance with applicable accounting standards, goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. In 2009 and 2008 the Company recorded non-cash impairment charges of $26.6 million and $58.7 million, respectively, to reduce the carrying value of trade names as a result of the Company’s annual impairment testing of goodwill and indefinite-lived intangible assets. These charges are included in the results of continuing operations. There were no similar charges included in continuing operations in 2010.

(3)

The 2009 results include a $46.1 million ($29.6 million, net of tax) gain on extinguishment of debt related to the completion of open market purchases of $89.0 million in face value of the Company’s senior toggle notes maturing in 2015 (the “Permanent Notes”).

(4)

In the third and fourth quarters of 2009, the Company recorded a reduction in income tax expense of $12.1 million and $3.1 million, respectively, related to changes in state tax rates used to measure deferred taxes. In the fourth quarter of 2008, the Company recorded a reduction in income tax benefit of $8.3 million resulting from the establishment of a valuation allowance related to certain deferred tax assets for which the realization in future years is not more likely than not. In the fourth quarter of 2006, the Company recorded a reduction in income tax expense of $7.0 million resulting from the favorable resolution of state tax items related to a prior non-recurring transaction.

(5)

In the second quarter of 2010, the Company recorded a non-cash impairment charge associated with the goodwill and trade name at its TruGreen LandCare business in the amount of $46.9 million. In the fourth quarter of 2009 and 2008, the Company recorded non-cash impairment charges associated with the trade name at its TruGreen LandCare business in the amount of $1.4 million for each year. These charges are classified within the financial statement caption “(loss) income from discontinued operations, net of income taxes.”

The Company recorded impairment charges of $6.3 million and $18.1 million for the year ended December 31, 2008 and the Successor period from July 25, 2007 to December 31, 2007, respectively, related to the long-lived assets (other than goodwill) at its InStar business in connection with the decision to sell the InStar business. In the fourth quarter of 2007, the Company also recorded a non-cash impairment charge associated with the goodwill at its InStar business in the amount of $12.9 million. These charges are classified within the financial statement caption “(loss) income from discontinued operations, net of income taxes.”

In the first quarter of 2006, the Company recorded a $42.0 million impairment charge for expected losses on the disposition of American Residential Services and American Mechanical Services. These charges are classified within the financial statement caption “(loss) income from discontinued operations, net of income taxes.”

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Year ended December 31, 2010 compared with the year ended December 31, 2009

The Company reported revenue of $3,127.4 million for the year ended December 31, 2010, a $149.5 million or 5.0 percent increase compared to the year ended December 31, 2009. The revenue increase was driven by the results of our business units as described in our “Segment Review (Year ended December 31, 2010 compared with the year ended December 31, 2009).”

Operating income was $306.7 million for the year ended December 31, 2010 compared to $243.8 million for the year ended December 31, 2009. Income from continuing operations before income taxes was $28.4 million for the year ended December 31, 2010 compared to a loss from continuing operations before income taxes of $3.1 million for the year ended December 31, 2009. The increase in income from continuing operations before income taxes of $31.4 million primarily reflects the net effect of year over year changes in the following items:

(In thousands)
Non-cash trade name impairment(1)	$26,600
Depreciation and amortization expense(2)	18,167
Restructuring and Merger related charges(3)	15,234
Interest expense(4)	12,400
Segment results(5)	11,555
Gain on extinguishment of debt(6)	(46,106)
Residual value guarantee charge(7)	(4,988)
Other	(1,416)
$31,446

(1)

Represents non-cash impairment charges of $26.6 million recorded in the year ended December 31, 2009, to reduce the carrying value of trade names as a result of the Company’s interim and annual impairment testing of goodwill and indefinite-lived intangible assets. There were no similar impairment charges in 2010. See Note 1 to the Consolidated Financial Statements for further details.

(2)

Consists primarily of decreased amortization of intangible assets as a result of certain finite lived intangible assets recorded in connection with the Merger being fully amortized, offset, in part, by increased depreciation of property and equipment as a result of property additions.

(3)

Represents a decrease in (i) restructuring charges related to a reorganization of field leadership and a restructuring of branch operations at TruGreen LawnCare, (ii) restructuring charges related to a branch optimization project at Terminix, (iii) restructuring charges related to information technology outsourcing at Other Operations and Headquarters and (iv) Merger related charges.

(4)	Represents a decrease in interest expense as a result of decreases in our weighted average interest rates and average long-term debt balances as compared to 2009.

(5)

Represents an improvement in income from continuing operations before income taxes, as adjusted for the specific items included in the table above. Includes the reversal, in 2009, of a reserve of $4.4 million for cash awards related to a long-term incentive plan as certain performance measures under the plan were not achieved. There was no similar reversal in 2010.  Also includes key executive separation charges of $5.5 million recorded in the year ended December 31, 2010 related to the retirement of our Chief Executive Officer (“CEO”) on March 31, 2011.

(6)

Represents the gain on extinguishment of debt recorded in the year ended December 31, 2009 related to the completion of open market purchases of $89.0 million in face value of the Company’s Permanent Notes. There were no open market or other purchases of Permanent Notes by the Company in the year ended December 31, 2010.

(7)

Represents an increase in residual value guarantee charges related to a synthetic lease for operating properties that did not result in additional cash payments to exit the facility at the end of the lease term in July 2010. In the third quarter of 2009, the Company determined that it was probable that the fair value of the real properties under operating leases would be below the total amount funded under the lease facilities at the end of the lease term. The Company’s estimate of this shortfall was $15.9 million, which was expensed over the remainder of the lease term. The Company recorded charges of $10.4 million and $5.5 million in the years ended December 31, 2010 and 2009, respectively, related to this shortfall.

The Company has historically hedged a significant portion of its annual fuel consumption of approximately 22 million gallons. Fuel costs, after the impacts of the hedges and after adjusting for the impact of year over year changes in the number of gallons used, decreased $18.4 million for the year ended December 31, 2010 compared to 2009. Based upon current Department of Energy fuel price forecasts, as well as the hedges the Company has executed to date for 2011, the Company has projected that fuel prices will increase our fuel costs by $15.0 million to $20.0 million for 2011 compared to 2010.

The Company experienced a reduction in its health care costs in 2010. After adjusting for the impact of year over year changes in the number of covered employees, health care and related costs decreased $13.0 million for the year ended December 31, 2010 compared to 2009. We expect to incur incremental aggregate health care costs in 2011 as compared to 2010 as a result of continued inflation in the cost of health care services and due to certain provisions of the Patient Protection and Affordable Care Act.

The Company has entered into multiple interest rate swap agreements as further discussed in Note 12 to the Consolidated Financial Statements. Changes in interest rates, after the impacts of the interest rate swap agreements, have improved the Company’s non-operating expenses by approximately $3.3 million pre-tax for the year ended December 31, 2010 compared to 2009 by virtue of the effect on floating rate debt, offset, in part, by the negative effect on investment income.

Operating and Non-Operating Expenses

The Company reported cost of services rendered and products sold of $1,777.3 million for the year ended December 31, 2010 compared to $1,691.3 million for the year ended December 31, 2009. As a percentage of revenue, these costs for the year ended December 31, 2010 were comparable to the year ended December 31, 2009 at 56.8 percent. This percentage primarily reflects increases in residual value guarantee charges, provisions for incentive compensation and costs related to ongoing initiatives at TruGreen LawnCare; increases in lower margin product distribution revenue at Terminix; and increased contract claims costs at American Home Shield. These increased costs were offset by reduced fertilizer costs at TruGreen LawnCare and reduced fuel and health care costs.

The Company reported selling and administrative expenses of $896.0 million for the year ended December 31, 2010 compared to $830.7 million for the year ended December 31, 2009. As a percentage of revenue, these costs increased to 28.6 percent for the year ended December 31, 2010 from 27.9 percent for the year ended December 31, 2009. This percentage increase primarily reflects increased investments in sales and marketing, increased costs related to on-going initiatives at TruGreen LawnCare, increased spending in the Company’s headquarters functions to enhance capabilities in our centers of excellence and on initiatives designed to improve the performance of our operating segments, increased provisions for incentive compensation and key executive separation charges of $5.5 million related to the retirement of our CEO on March 31, 2011.

Amortization expense was $136.0 million for the year ended December 31, 2010 compared to $158.8 million for the year ended December 31, 2009. The decrease is a result of certain finite lived intangible assets recorded in connection with the Merger being fully amortized.

Non-operating expense totaled $278.3 million for the year ended December 31, 2010 compared to $246.9 million for the year ended December 31, 2009. The increase includes the impact of a $46.1 million gain on extinguishment of debt recorded in the year ended December 31, 2009, which did not recur in 2010, offset, in part, by a $12.4 million decrease in interest expense, primarily resulting from decreases in our weighted-average interest rates and average long-term debt balances, and a $2.3 million increase in interest and net investment income. Interest and net investment income was comprised of the following for the years ended December 31, 2010 and 2009:

	Year Ended Dec. 31,
(In thousands)	2010	2009
Realized gains(1)	$6,418	$7,830
Impairments of securities(2)	(174)	(5,854)
Deferred compensation trust(3)	1,200	1,964
Other(4)	1,914	3,139
Interest and net investment income	$9,358	$7,079

(1)           Represents the net investment gains and the interest and dividend income realized on the American Home Shield investment portfolio.

(2)           Represents other than temporary declines in the value of certain investments in the American Home Shield investment portfolio.

(3)           Represents investment income resulting from a change in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within (loss) income from continuing operations before income taxes).

(4)           Represents interest income on other cash balances.

The effective tax rate on income (loss) from continuing operations was a provision of 38.6 percent for the year ended December 31, 2010 compared to a benefit of 300.6 percent for the year ended December 31, 2009. The effective tax rate for the year ended December 31, 2010 includes a reduction to income tax expense resulting from the resolution of examinations by state taxing authorities and the lapsing of statutes of limitations. The effective tax rate for the year ended December 31, 2009 includes a tax benefit resulting from a change in the state tax rates used to measure deferred taxes which more than offset state and foreign tax expense.

Restructuring and Merger Related Charges

The Company incurred restructuring and Merger related charges of $11.4 million and $26.7 million for the years ended December 31, 2010 and 2009, respectively. Restructuring and Merger related charges were comprised of the following:

	Year Ended Dec. 31,
(In thousands)	2010	2009
TruGreen LawnCare reorganization and restructuring(1)	$6,922	$8,717
Information technology outsourcing(2)	—	9,861
Terminix branch optimization(3)	2,352	3,219
Merger related charges(4)	1,208	2,321
Other(5)	966	2,564
Total restructuring and Merger related charges	$11,448	$26,682

(1)           Represents restructuring charges related to a reorganization of field leadership and a restructuring of branch operations. For the years ended December 31, 2010 and 2009, these costs included consulting fees of $4.7 million and $6.3 million, respectively, and severance, lease termination and other costs of $2.2 million and $2.4 million, respectively.

(2)           On December 11, 2008, the Company entered into an agreement with International Business Machines Corporation (“IBM”) pursuant to which IBM provides information technology operations and applications development services to the Company. These services were phased in during the first half of 2009. For the year ended December 31, 2009, these costs included transition fees paid to IBM of $7.6 million, employee retention and severance costs of $1.3 million and consulting and other costs of $1.0 million.

(3)           Represents restructuring charges related to a branch optimization project. For the years ended December 31, 2010, these costs were comprised of lease termination costs. For the year ended December 31, 2009, these costs included lease termination costs of $2.9 million and severance costs of $0.3 million.

(4)           Includes severance, retention, legal fees and other costs associated with the Merger.

(5)           For the years ended December 31, 2010 and 2009 these costs related to previous restructuring initiatives and included adjustments to lease termination reserves of $0.3 million, employee retention and severance costs of $0.4 million and $0.6 million, respectively, and consulting and other costs of $0.3 million and $1.7 million, respectively.

Impairment of Goodwill and Trade Names

In 2009, the Company recorded a non-cash impairment charge of $26.6 million to reduce the carrying value of trade names as a result of the Company’s annual impairment testing of goodwill and indefinite-lived intangible assets. See Note 1 to the Consolidated Financial Statements for further details.

Key Performance Indicators

The table below presents selected operating metrics related to customer counts and customer retention for the three largest profit businesses in the Company. These measures are presented on a rolling, twelve-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators as of December 31,
	2010	2009	2008
TruGreen LawnCare—
(Reduction) Growth in Full Program Accounts	(1.7)%	0.7%	1.4%
Customer Retention Rate	66.0%	68.1%	66.0%
Terminix—
Growth (Reduction) in Pest Control Customers	3.6%	(0.9)%	2.9%
Pest Control Customer Retention Rate	79.9%	78.5%	78.8%
Growth (Reduction) in Termite Customers	0.3%	(1.5)%	0.2%
Termite Customer Retention Rate	86.0%	85.7%	86.8%
American Home Shield—
Growth (Reduction) in Home Service Contracts	0.1%	0.1%	(0.8)%
Customer Retention Rate	66.1%	63.8%	61.8%

Segment Review (Year ended December 31, 2010 compared with the year ended December 31, 2009)

The following business segment reviews should be read in conjunction with the required footnote disclosures presented in the Notes to the Consolidated Financial Statements. This disclosure provides a reconciliation of segment operating income to income (loss) from continuing operations before income taxes, with net non-operating expenses as the only reconciling item.

The Company uses Adjusted EBITDA and Comparable Operating Performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA and Comparable Operating Performance are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA and Comparable Operating Performance are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the Company’s cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before net loss from discontinued operations; (benefit) provision for income taxes; other expense; gain on extinguishment of debt; interest expense and interest and net investment (income) loss; and depreciation and amortization expense; as well as adding back interest and net investment (income) loss, residual value guarantee charge and non-cash goodwill and trade name impairment. “Comparable Operating Performance” is calculated by adding back to Adjusted EBITDA an amount equal to the non-cash stock-based compensation expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger.

The Company believes Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, the Company excludes residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term. The Company uses Comparable Operating Performance as a supplemental measure to assess the Company’s performance because it excludes non-cash stock-based compensation expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger. The Company presents Comparable Operating Performance because it believes that it is useful for investors, analysts and other interested parties in their analysis of the Company’s operating results.

Charges relating to stock-based compensation expense and the impact of purchase accounting are non-cash and the exclusion of the impact of these items from Comparable Operating Performance allows investors to understand the current period results of operations of the business on a comparable basis with previous periods and, secondarily, gives the investors added insight into cash earnings available to service the Company’s debt. We believe this to be of particular importance to the Company’s public investors, which are debt holders. The Company also believes that the exclusion of the purchase accounting and non-cash stock-based compensation expense may provide an additional means for comparing the Company’s performance to the performance of other companies by eliminating the impact of differently structured equity-based, long-term incentive plans (although care must be taken in making any such comparison, as there may be inconsistencies among companies in the manner of computing similarly titled financial measures).

Adjusted EBITDA and Comparable Operating Performance are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA and Comparable Operating Performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•                  Adjusted EBITDA and Comparable Operating Performance do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•                  Adjusted EBITDA and Comparable Operating Performance do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•                  Adjusted EBITDA and Comparable Operating Performance do not reflect the Company’s tax expense or the cash requirements to pay the Company’s taxes;

•                  Adjusted EBITDA and Comparable Operating Performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•                  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Comparable Operating Performance do not reflect any cash requirements for such replacements;

•                  Other companies in the Company’s industries may calculate Adjusted EBITDA and Comparable Operating Performance differently, limiting their usefulness as comparative measures; and

•                  Comparable Operating Performance does not include the impact of purchase accounting and non-cash stock-based compensation expense; the latter exclusion may cause the overall compensation cost of the business to be understated.

Operating Revenues and Comparable Operating Performance by operating segment are as follows:

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Operating Revenue:
TruGreen LawnCare	$1,096,667	$1,048,936	$1,094,730
Terminix	1,157,346	1,089,072	1,093,922
American Home Shield	656,572	630,251	588,039
ServiceMaster Clean	132,132	125,614	129,798
Other Operations and Headquarters	84,677	84,012	88,637
Total Operating Revenue	$3,127,394	$2,977,885	$2,995,126
Comparable Operating Performance:
TruGreen LawnCare	$187,550	$178,646	$194,883
Terminix	267,338	247,182	228,082
American Home Shield	116,736	113,738	95,138
ServiceMaster Clean	63,691	59,431	56,479
Other Operations and Headquarters	(103,211)	(93,682)	(90,814)
Total Comparable Operating Performance	$532,104	$505,315	$483,768
Memo: Items included in Comparable Operating Performance Restructuring and Merger related charges(1)	$11,448	$26,682	$12,158
Management and consulting fees(2)	$7,500	$7,500	$2,000
Memo: Items excluded from Comparable Operating Performance:
Comparable Operating Performance of discontinued operations	$7,862	$23,747	$21,916

(1)           Represents (i) restructuring charges related to a reorganization of field leadership and a restructuring of branch operations at TruGreen LawnCare, a branch optimization project at Terminix and information technology outsourcing at Other Operations and Headquarters and (ii) Merger related charges.

(2)           Represents management and consulting fees payable to certain related parties. See Note 10 to the Consolidated Financial Statements for further information on management and consulting fees.

The following table presents reconciliations of operating income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA and Comparable Operating Performance for the periods presented.

(in thousands)	TruGreen LawnCare	Terminix	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Year Ended Dec. 31, 2010
Operating income (loss)(1)	$112,312	$199,750	$68,380	$55,450	$(129,200)	$306,692
Depreciation and amortization expense	66,069	67,761	42,259	7,106	13,430	196,625
EBITDA	178,381	267,511	110,639	62,556	(115,770)	503,317
Interest and net investment income(2)	—	—	6,243	153	2,962	9,358
Residual value guarantee charge(3)	9,222	—	—	982	245	10,449
Adjusted EBITDA	187,603	267,511	116,882	63,691	(112,563)	523,124
Non-cash stock-based compensation expense	—	—	—	—	9,352	9,352
Non-cash credits attributable to purchase accounting(4)	(53)	(173)	(146)	—	—	(372)
Comparable Operating Performance	$187,550	$267,338	$116,736	$63,691	$(103,211)	$532,104
Memo: Items included in Comparable Operating Performance
Restructuring and Merger related charges (credits)(5)	$6,922	$3,491	$(127)	$71	$1,091	$11,448
Management and consulting fees(6)	$—	$—	$—	$—	$7,500	$7,500
Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$7,862	$7,862
Year Ended Dec. 31, 2009
Operating income (loss)(1)	$64,897	$184,131	$70,253	$50,456	$(125,903)	$243,834
Depreciation and amortization expense	87,726	63,277	41,728	8,243	13,818	214,792
EBITDA	152,623	247,408	111,981	58,699	(112,085)	458,626
Interest and net investment income(2)	—	—	1,976	144	4,959	7,079
Residual value guarantee charge(3)	4,726	—	—	588	147	5,461
Non-cash trade name impairment(8)	21,400	—	—	—	5,200	26,600
Adjusted EBITDA	178,749	247,408	113,957	59,431	(101,779)	497,766
Non-cash stock-based compensation expense	—	—	—	—	8,097	8,097
Non-cash credits attributable to purchase accounting(4)	(103)	(226)	(219)	—	—	(548)
Comparable Operating Performance	$178,646	$247,182	$113,738	$59,431	$(93,682)	505,315
Memo: Items included in Comparable Operating Performance
Restructuring and Merger related charges(5)	$8,717	$3,390	$147	$—	$14,428	$26,682
Management and consulting fees(6)	$—	$—	$—	$—	$7,500	$7,500
Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$23,747	$23,747
Year Ended Dec. 31, 2008
Operating income (loss)(1)	$106,821	$155,252	$30,475	$46,321	$(151,307)	$187,562
Depreciation and amortization expense	87,990	60,217	46,924	9,031	13,861	218,023
EBITDA	194,811	215,469	77,399	55,352	(137,446)	405,585
Interest and net investment (loss) income(2)	—	—	(8,201)	127	(1,978)	(10,052)
Non-cash trade name impairment(8)	—	16,500	—	1,000	41,200	58,700
Adjusted EBITDA	194,811	231,969	69,198	56,479	(98,224)	454,233
Non-cash stock-based compensation expense	—	—	—	—	7,032	7,032
Non-cash charges (credits) attributable to purchase accounting(4)	72	(3,887)	25,940	—	378	22,503
Comparable Operating Performance	$194,883	$228,082	$95,138	$56,479	$(90,814)	$483,768
Memo: Items included in Comparable Operating Performance
Restructuring and Merger related charges(5)	$315	$57	$729	$1,545	$9,512	$12,158
Management and consulting fees(6)	$—	$—	$—	$—	$2,000	$2,000
Memo: Items excluded from Comparable Operating Performance
Comparable Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$21,916	$21,916

(1)                                  Presented below is a reconciliation of total segment operating income to net (loss) income.

	Year Ended December 31,
(In thousands)	2010	2009	2008
Total Segment Operating Income	$306,692	$243,834	$187,562
Non-operating Expense (Income):
Interest expense	286,933	299,333	347,092
Interest and net investment (income) loss	(9,358)	(7,079)	10,052
Gain on extinguishment of debt	—	(46,106)	—
Other expense	733	748	652
Income (Loss) from Continuing Operations before Income Taxes	28,384	(3,062)	(170,234)
Provision (benefit) for income taxes	10,945	(9,204)	(50,753)
Income (Loss) from Continuing Operations	17,439	6,142	(119,481)
(Loss) income from discontinued operations, net of income taxes	(31,998)	7,353	(6,918)
Net (Loss) Income	$(14,559)	$13,495	$(126,399)

(2)                                  Interest and net investment income (loss) is primarily comprised of investment income and realized gain (loss) on our American Home Shield segment investment portfolio. Cash, short-term and long-term marketable securities associated with regulatory requirements in connection with American Home Shield and for other purposes totaled $242.2 million as of December 31, 2010. American Home Shield interest and net investment income (loss) was $6.2 million, $2.0 million and ($8.2) million for the years ended December 31, 2010, 2009 and 2008, respectively. The balance of interest and net investment income (loss) primarily relates to (i) investment income (loss) from our employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within (loss) income from continuing operations before income taxes) and (ii) interest income on other cash balances.

(3)                                  Represents residual value guarantee charges related to a synthetic lease for operating properties that did not result in additional cash payments to exit the facility at the end of the lease term in July 2010. In the third quarter of 2009, the Company determined that it was probable that the fair value of the real properties under operating leases would be below the total amount funded under the lease facilities at the end of the lease term. The Company’s estimate of this shortfall was $15.9 million, which was expensed over the remainder of the lease term. The Company recorded charges of $10.4 million and $5.5 million in the years ended December 31, 2010 and 2009, respectively, related to this shortfall.

(4)                                  The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.

(5)                                  Represents (i) restructuring charges related to a reorganization of field leadership and a restructuring of branch operations at TruGreen LawnCare, a branch optimization project at Terminix and information technology outsourcing at Other Operations and Headquarters and (ii) Merger related charges.

(6)                                  Represents management and consulting fees payable to certain related parties. See Note 10 to the Consolidated Financial Statements for further information on management and consulting fees.

(7)                                  The table included in “Discontinued Operations” below presents reconciliations of operating loss, the most directly comparable financial measure under GAAP, to EBITDA and Comparable Operating Performance for the periods presented.

(8)                                 Represents non-cash impairment charges of  $26.6 million and $58.7 million recorded in the years ended December 31, 2009 and 2008, respectively, to reduce the carrying value of trade names as a result of the Company’s annual impairment testing of goodwill and indefinite-lived intangible assets. See Note 1 to the Consolidated Financial Statements for further information.

TruGreen LawnCare Segment

The TruGreen LawnCare segment, which provides lawn, tree and shrub care services, reported a 4.6 percent increase in revenue, a 73.1 percent increase in operating income and a 5.0 percent increase in Comparable Operating Performance for the year ended December 31, 2010 compared to 2009. The revenue results reflect improved price realization and higher sales of expanded services, offset, in part, by a 1.7 percent decline in customer counts. The decline in customer counts was driven by a 210 basis point reduction in the customer retention rate, offset, in part, by an increase in new unit sales generated in our neighborhood selling channel. TruGreen LawnCare is continuing its efforts to improve customer retention by focusing on the overall quality of service delivery, including the lawn quality audit program, the reduction of lawn specialist turnover and the continued improvement of overall communication with customers.

TruGreen LawnCare’s Comparable Operating Performance improved $8.9 million for the year ended December 31, 2010 compared to 2009. In addition to the favorable impact of increased revenue, TruGreen LawnCare’s Comparable Operating Performance reflects reduced fuel, fertilizer and health care costs, offset, in part, by increased investments in sales and marketing, increased provisions for incentive compensation and increased costs related to our ongoing initiatives to transform our branch operations and to improve customer service.

Terminix Segment

The Terminix segment, which provides termite and pest control services and distributes pest control products, reported a 6.3 percent increase in revenue, an 8.5 percent increase in operating income and an 8.2 percent increase in Comparable Operating Performance for the year ended December 31, 2010 compared to 2009. The segment’s overall revenue results reflected growth in termite and pest control revenues, as well as increased product distribution revenue. Termite revenue increased 3.1 percent for the year ended December 31, 2010 compared to 2009 due to an increase in new unit sales, the contribution of acquisitions, improved price realization and a 30 basis point improvement in the customer retention rate. Pest control revenues increased 5.2 percent for the year ended December 31, 2010 compared to 2009, reflecting a 3.6 percent increase in customer counts due to an increase in new unit sales, the contribution of acquisitions and a 140 basis point improvement in the customer retention rate. Product distribution revenue, which has lower margins than termite or pest revenue and accounted for less than five percent of total segment revenue, increased $23.2 million. In August 2010, Terminix acquired the assets of Antimite Termite and Pest Control, a company with annual revenues of approximately $30 million.

Terminix’s Comparable Operating Performance increased $20.2 million for the year ended December 31, 2010 compared to 2009. In addition to the favorable impact of increased revenue, Terminix’s Comparable Operating Performance reflects reduced fuel and health care costs and the favorable impact of acquiring assets in connection with exiting certain fleet leases, offset, in part, by increased investments in sales and marketing and increased provisions for incentive compensation.

American Home Shield Segment

The American Home Shield segment, which provides home service contracts to consumers that cover heating, ventilation, air conditioning, plumbing and other systems and appliances, reported a 4.2 percent increase in revenue, a 2.7 percent decrease in operating income and a 2.6 percent increase in Comparable Operating Performance for the year ended December 31, 2010 compared to 2009. The increase in revenue reflects improved price realization. Customer counts were comparable to 2009, reflecting a 3.8 percent decline in new unit sales, offset by a 230 basis point improvement in the customer retention rate. American Home Shield’s sales in the real estate channel were negatively impacted by softness in the home resale market, offset, in part, by growth in consumer sales and renewals.

American Home Shield’s Comparable Operating Performance increased $3.0 million for the year ended December 31, 2010 compared to 2009. In addition to the favorable impact of increased revenue, American Home Shield’s Comparable Operating Performance reflects a $4.3 million increase in interest and net investment income from the American Home Shield investment portfolio (primarily reflecting reductions in impairments of securities), offset, in part, by an 8.3 percent increase in contract claims costs driven by an increase in the number of seasonal contract claims.

ServiceMaster Clean Segment

The ServiceMaster Clean segment, which provides residential and commercial disaster restoration and cleaning services through franchises primarily under the ServiceMaster and ServiceMaster Clean brand names, on-site furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name, reported a 5.2 percent increase in revenue, a 9.9 percent increase in operating income and a 7.2 percent increase in Comparable Operating Performance for the year ended December 31, 2010 compared to 2009. Trends in revenue reflect an increase in national janitorial accounts, product sales to franchisees and other revenues.

ServiceMaster Clean’s Comparable Operating Performance increased $4.3 million for the year ended December 31, 2010 compared to 2009. In addition to the favorable impact of increased revenue, ServiceMaster Clean’s Comparable Operating Performance reflects reduced overhead spending.

Other Operations and Headquarters Segment

This segment includes the operations of Merry Maids, The ServiceMaster Acceptance Company Limited Partnership (“SMAC”) and the Company’s headquarters functions. The segment reported comparable revenue, a 2.6 percent increase in operating loss and a 10.2 percent decrease in Comparable Operating Performance for the year ended December 31, 2010 compared to 2009. The Merry Maids operations reported comparable revenue, a 100.3 percent increase in operating income and a 15.2 percent increase in Comparable Operating Performance for the year ended December 31, 2010 compared to 2009.

The segment’s Comparable Operating Performance declined $9.5 million for the year ended December 31, 2010 compared to 2009, which includes key executive separation charges of $5.5 million recorded in 2010, increased provisions for incentive compensation in 2010, due primarily to the reversal, in 2009, of a $4.4 million reserve for cash awards related to a long-term incentive plan as certain performance measures under the plan were not achieved, and increases in spending in the Company’s headquarters functions to enhance capabilities in our centers of excellence and on initiatives designed to improve the performance of our operating segments. These items were offset, in part, by a $13.3 million decrease in restructuring and Merger related charges and a $2.7 million improvement in Merry Maids’ Comparable Operating Performance, primarily reflecting increased labor efficiencies and reduced legal provisions.

Discontinued Operations

The components of loss from discontinued operations, net of income taxes, for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Operating (loss) income(1)	$(49,971)	$11,468	$3,456
(Benefit) provision for income taxes(1)	(17,973)	4,115	9,835
Operating (loss) income, net of incomes taxes(1)	(31,998)	7,353	(6,379)
Loss on sale, net of income taxes(2)	—	—	(539)
(Loss) income from discontinued operations, net of income taxes	$(31,998)	$7,353	$(6,918)

Operating (loss) income	$(49,971)	$11,468	$3,456
Interest expense	46	44	212
Non-cash goodwill and trade name impairment(1)	46,884	1,400	7,717
Depreciation and amortization expense	11,524	11,486	11,181
EBITDA	8,483	24,398	22,566
Non-cash credits attributable to purchase accounting	(621)	(651)	(650)
Comparable Operating Performance	$7,862	$23,747	$21,916

(1)                                  In 2010, 2009, and 2008 the Company recorded pre-tax non-cash impairment charges of $46.9 million ($28.7 million, net of tax), $1.4 million ($0.9 million, net of tax) and $1.4 million ($1.0 million, net of tax) associated with the goodwill and trade name at its TruGreen LandCare business in (loss) income from discontinued operations, net of income taxes.

During the second quarter of 2008, the Company recorded a pre-tax non-cash impairment charge of $6.3 million ($3.8 million, net of tax) as a result of a change in our fair value estimate of InStar’s net assets based on changing market conditions and the ongoing sales process.

(2)                                  During the third quarter of 2008, the Company completed the sale of InStar for $22.0 million, with the payment of $3.0 million of that amount deferred until November 2011. Upon the sale of InStar the Company recorded a loss on sale, net of tax, of $0.5 million.

Year ended December 31, 2009 compared with the year ended December 31, 2008

The Company reported revenue of $2,977.9 million for the year ended December 31, 2009, a $17.2 million or 0.6 percent decrease compared to the year ended December 31, 2008. Revenue for the year ended December 31, 2008 was reduced by $34.1 million (non-cash) resulting from recording deferred revenue at its fair value in connection with purchase accounting. Excluding this impact of purchase accounting, revenue for the year ended December 31, 2009 decreased $51.4 million, or 1.7 percent, from 2008 levels, driven by the results of our business units as described in our “Segment Review (Year ended December 31, 2009 compared with the year ended December 31, 2008).”

Operating income was $243.8 million for the year ended December 31, 2009 compared to $187.6 million for the year ended December 31, 2008. Loss from continuing operations before income taxes was $3.1 million for the year ended December 31, 2009 compared to $170.2 million for the year ended December 31, 2008. The improvement in loss from continuing operations before income taxes of $167.2 million primarily reflects the net effect of year over year changes in the following items:

(In thousands)
Interest expense (1)	$47,759
Gain on extinguishment of debt (2)	46,106
Segment results (3)	41,571
Non-cash trade name impairment (4)	32,100
Non-cash purchase accounting adjustments(5)	23,051
Depreciation and amortization expense(6)	3,231
Restructuring and Merger related charges(7)	(14,524)
Management and consulting fees(8)	(5,500)
Residual value guarantee charge(9)	(5,461)
Other	(1,161)
$167,172

(1)           Represents a decrease in interest expense as a result of decreases in our weighted average interest rates and average long-term debt balances as compared to 2008.

(2)           Represents the gain on extinguishment of debt recorded in the year ended December 31, 2009 related to the completion of open market purchases of $89.0 million in face value of the Company’s Permanent Notes.

(3)           Represents an improvement in income for continuing operations before income taxes, as adjusted for the specific items included in the table above. Includes the reversal, in 2009, of a reserve of $4.4 million for cash awards related to a long-term incentive plan as certain performance measures under the plan were not achieved.

(4)           Represents the difference between non-cash impairment charges of $26.6 million and $58.7 million recorded in the years ended December 31, 2009 and 2008, respectively, to reduce the carrying value of trade names as a result of the Company’s annual impairment testing of goodwill and indefinite-lived intangible assets. See Note 1 to the Consolidated Financial Statements for further details.

(5)           Consists primarily of a $34.1 million increase in revenue resulting from recording deferred revenue at its fair value in conjunction with purchase accounting, offset, in part, by increased deferred customer acquisition expense of $14.1 million.

(6)           Consists primarily of decreased amortization of intangible assets as a result of certain finite lived intangible assets recorded in connection with the Merger being fully amortized, offset, in part, by increased depreciation of property and equipment as a result of property additions.

(7)           Represents an increase in (i) restructuring charges related to a reorganization of field leadership and a restructuring of branch operations at TruGreen LawnCare, (ii) restructuring charges related to a branch optimization project at Terminix, (iii) restructuring charges related to information technology outsourcing at Other Operations and Headquarters and (iv) Merger related charges.

(8)           Represents the increase in management and consulting fees payable to certain related parties. See Note 10 to the Consolidated Financial Statements for further information on management and consulting fees.

(9)           Represents residual value guarantee charges related to a synthetic lease for operating properties that did not result in additional cash payments to exit the facility at the end of the lease term in July 2010. In the third quarter of 2009, the Company determined that it was probable that the fair value of the real properties under operating leases would be below the total amount funded under the lease facilities at the end of the lease term. The Company’s estimate of this shortfall was $15.9 million, which was expensed over the remainder of the lease term. The Company recorded a charge of $5.5 million in 2009 related to this shortfall.

The Company has historically hedged a significant portion of its annual fuel consumption of approximately 22 million gallons. Fuel costs, after the impacts of the hedges and after adjusting for the impacts of year over year changes in the number of gallons used, decreased $1.4 million for the year ended December 31, 2009 compared to 2008.

The Company experienced significant increases in its health care costs in 2009. In total, health care and related costs increased $12.5 million for the year ended December 31, 2009 compared to 2008.

Changes in short term interest rates had a beneficial impact on the Company’s business on both operating income (loss) and non-operating expense (income) by virtue of the effect on variable rate-based fleet and occupancy leases, offset, in part, by the negative effect on investment income. Short term interest rates improved the Company’s results of operations by approximately $45.9 million for the year ended December 31, 2009 compared to 2008.

Operating and Non-Operating Expenses

The Company reported cost of services rendered and products sold of $1,691.3 million for the year ended December 31, 2009 compared to $1,754.9 million for the year ended December 31, 2008. Excluding the unfavorable non-cash reduction of revenue of $34.1 million for the year ended December 31, 2008 resulting from recording deferred revenue at its fair value in conjunction with purchase accounting, as a percentage of revenue, these costs decreased to 56.8 percent for the year ended December 31, 2009 from 57.9 percent for the year ended December 31, 2008. This percentage decrease primarily reflects the impact of improved labor efficiency, lower vehicle fleet counts, reduced fuel costs, reduced fertilizer costs at TruGreen LawnCare, favorable termite damage claim trends at Terminix and the favorable impact of exiting certain fleet leases in 2008, offset, in part, by unfavorable trending in healthcare costs and a residual value guarantee charge.

The Company reported selling and administrative expenses of $830.7 million for the year ended December 31, 2009 compared to $811.3 million for the year ended December 31, 2008. The year ended December 31, 2008 includes a $14.1 million (non-cash) decrease in selling and administrative expenses resulting from recording deferred customer acquisition costs at their fair value in connection with purchase accounting. Excluding the impact of purchase accounting, these costs increased, as a percentage of revenue, to 27.9 percent for the year ended December 31, 2009 from 27.2 percent for the year ended December 31, 2008. This percentage increase primarily reflects increased compensation charges for the Company resulting from a change in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting change within interest and net investment (income) loss) and increased management fees, offset, in part, by lower overhead charges, improved sales labor efficiency and reduced provisions for incentive compensation.

Amortization expense was $158.8 million for the year ended December 31, 2009 compared to $170.5 million for the year ended December 31, 2008. The decrease is a result of certain finite lived intangible assets recorded in connection with the Merger being fully amortized.

Non-operating expense totaled $246.9 million for the year ended December 31, 2009 compared to $357.8 million for the year ended December 31, 2008. The decrease is a result of a $46.1 million gain on extinguishment of debt, a $47.8 million decrease in interest expense, primarily resulting from decreases in our weighted-average interest rates and average long-term debt balances, and a $17.1 million increase in interest and net investment income. Interest and net investment income (loss) was comprised of the following for the years ended December 31, 2009 and 2008:

	Year Ended Dec. 31,
(In thousands)	2009	2008
Realized gains(1)	$7,830	$8,277
Impairments of securities(2)	(5,854)	(16,478)
Deferred compensation trust(3)	1,964	(6,435)
Other(4)	3,139	4,584
Interest and net investment income (loss)	$7,079	$(10,052)

(1)           Represents the net investment gains and the interest and dividend income realized on the American Home Shield investment portfolio.

(2)           Represents other than temporary declines in the value of certain investments in the American Home Shield investment portfolio.

(3)           Represents investment income (loss) resulting from a change in the market value of investments within an employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within income (loss) from continuing operations before income taxes).

(4)           Represents interest income on other cash balances.

The effective tax rate on loss from continuing operations was a benefit of 300.6 percent for the year ended December 31, 2009 compared to a benefit of 29.8 percent for the year ended December 31, 2008. The effective tax rate for the year ended December 31, 2009 includes a tax benefit resulting from a change in the state tax rates used to measure state deferred taxes which more than offset state and foreign tax expense. The effective tax rate for the year ended December 31, 2008 includes a reduction in income tax benefit resulting from unfavorable adjustments to liabilities related to federal and state uncertain tax positions related to prior years.

Restructuring and Merger Related Charges

The Company incurred restructuring and Merger related charges of $26.7 million and $12.2 million for the years ended December 31, 2009 and 2008, respectively. Restructuring and Merger related charges were comprised of the following:

	Year Ended Dec. 31,
(In thousands)	2009	2008
TruGreen LawnCare reorganization and restructuring(1)	$8,717	$—
Information technology outsourcing(2)	9,861	3,504
Terminix branch optimization(3)	3,219	—
Merger related charges(4)	2,321	1,249
Other(5)	2,564	7,405
Total restructuring and Merger related charges	$26,682	$12,158

(1)           Represents restructuring charges related to a reorganization of field leadership and a restructuring of branch operations. For the year ended December 31, 2009, these costs included consulting fees of $6.3 million and severance, lease termination and other costs of $2.4 million.

(2)           On December 11, 2008, the Company entered into an agreement with IBM pursuant to which IBM provides information technology operations and applications development services to the Company. These services were phased in during the first half of 2009. For the years ended December 31, 2009 and 2008, these costs included transition fees paid to IBM of $7.6 million and $0.3 million, respectively, employee retention and severance costs of $1.3 million and $0.4 million, respectively, and consulting and other costs of $1.0 million and $2.8 million, respectively.

(3)           Represents restructuring charges related to a branch optimization project. For the year ended December 31, 2009, these costs included lease termination costs of $2.9 million and severance costs of $0.3 million.

(4)           Includes severance, retention, legal fees and other costs associated with the Merger.

(5)           For the years ended December 31, 2009 and 2008 these costs related to previous restructuring initiatives and included adjustments to lease termination reserves of $0.3 million and $1.9 million, respectively, employee retention and severance costs of $0.6 million and $1.4 million, respectively, and consulting and other costs of $1.7 million and $4.1 million, respectively.

Impairment of Trade Names

During the fourth quarters of 2009 and 2008, the Company recorded non-cash impairment charges of $26.6 million and $58.7 million, respectively, to reduce the carrying value of trade names as a result of its annual impairment testing of goodwill and indefinite-lived intangible assets. See Note 1 to the Consolidated Financial Statements for further details.

Segment Review (Year ended December 31, 2009 compared with the year ended December 31, 2008)

The following business segment reviews should be read in conjunction with the required footnote disclosures presented in the Notes to the Consolidated Financial Statements. This disclosure provides a reconciliation of segment operating income to income (loss) from continuing operations before income taxes, with net non-operating expenses as the only reconciling item.

TruGreen LawnCare Segment

The TruGreen LawnCare segment reported a 4.2 percent decrease in revenue, a 39.2 percent decrease in operating income and an 8.3 percent decrease in Comparable Operating Performance for the year ended December 31, 2009 compared to 2008. The revenue results were adversely impacted by soft consumer demand and $14.3 million of incremental discounts offered on full program accounts in 2009 designed to offset the impacts of a difficult economic environment. Customer counts increased 0.9 percent compared to 2008 due primarily to a 210 basis point improvement in the customer retention rate, offset, in part, by a decline in new unit sales in the first and second quarter.

TruGreen LawnCare’s Comparable Operating Performance declined $16.2 million for the year ended December 31, 2009 compared to 2008, which includes the impact of $8.4 million of restructuring charges related to a reorganization of field leadership and a restructuring of branch operations. TruGreen LawnCare’s Comparable Operating Performance also reflects increased sales and marketing expenses, unfavorable trending in health care costs, and increased overhead expenses, offset, in part, by improved management of seasonal staffing of production labor, reduced fuel and fertilizer costs and a $15.7 million reduction in vehicle lease expense driven by lower vehicle fleet counts and the favorable impact of acquiring assets in connection with exiting certain fleet leases in 2008.

Terminix Segment

The Terminix segment reported comparable revenue for the year ended December 31, 2009 compared to 2008. Revenue for the year ended December 31, 2008 was reduced by $3.3 million (non-cash) as a result of recording deferred revenue at its fair value in connection with purchase accounting. Excluding this impact of purchase accounting, revenue for the year ended December 31, 2009 reflected a 0.7 percent decrease as compared to 2008. Despite the decline in revenue, Terminix reported an 18.6 percent increase in operating income and an 8.4 percent increase in Comparable Operating Performance for the year ended December 31, 2009 compared to 2008. The segment’s overall revenue results, excluding the impact of purchase accounting, reflected modest growth in pest control revenues offset by a decline in termite revenues. Pest control revenues increased 1.6 percent for the year ended December 31, 2009 compared to 2008, reflecting improved price realization, offset, in part, by a decline in customer counts. The decline in customer counts was driven by a decline in new unit sales and a 30 basis point decline in customer retention. A 3.5 percent decrease in termite revenues for the year ended December 31, 2009 compared to 2008 was due to a 110 basis point decline in the customer retention rate and reduced average pricing on new termite treatments. Trends in retention and new unit sales were adversely impacted by soft consumer demand.

Terminix’s Comparable Operating Performance increased $19.1 million for the year ended December 31, 2009 compared to 2008, which includes the impact of $3.3 million of restructuring charges in 2009 related to a branch optimization program. Terminix’s Comparable Operating Performance also reflects favorable termite damage claims trends, effective management of seasonal staffing of production and sales labor, reduced fuel costs and overhead spending and a $5.9 million reduction in vehicle lease expense driven by lower vehicle fleet counts and the favorable impact of acquiring assets in connection with exiting certain fleet leases in 2008. The factors were offset, in part, by unfavorable trending in health care costs.

American Home Shield Segment

The American Home Shield segment reported a 7.2 percent increase in revenue for the year ended December 31, 2009 compared to 2008. Revenue for the year ended December 31, 2008 was reduced by $30.8 million (non-cash) as a result of recording deferred revenue at its fair value in connection with purchase accounting. Excluding this impact of purchase accounting, revenue for the year ended December 31, 2009 reflected a 1.8 percent increase as compared to 2008. American Home Shield reported a 130.5 percent increase in operating income and a 19.6 percent increase in Comparable Operating Performance for the year ended December 31, 2009 compared to 2008. Trends in revenue reflect improved price realization. Customer counts are comparable to 2008, reflecting a 2.1 percent decline in new unit sales, offset by a 200 basis point improvement in customer retention. American Home Shield’s sales in the real estate market in the first and second quarter were significantly impacted by the continued softness in the home resale market throughout most of the country; however, this was offset, in part, by increased sales in the real estate market in the third and fourth quarters.

American Home Shield’s Comparable Operating Performance increased $18.6 million for the year ended December 31, 2009 compared to 2008, which includes a $10.2 million increase in interest and net investment income from the American Home Shield investment portfolio (primarily reflecting reductions in impairments of securities). American Home Shield’s Comparable Operating Performance also reflects a decline in sales and marketing costs, offset, in part, by unfavorable trending in health care costs.

ServiceMaster Clean Segment

The ServiceMaster Clean segment reported a 3.2 percent decrease in revenue, an 8.9 percent increase in operating income and a 5.2 percent increase in Comparable Operating Performance for the year ended December 31, 2009 compared to 2008. Trends in revenue reflect a decline in product sales, primarily to franchisees, offset, in part, by increases in disaster restoration services and other franchise revenues.

ServiceMaster Clean’s Comparable Operating Performance increased $3.0 million for the year ended December 31, 2009 compared to 2008, which includes a $1.5 million decrease in restructuring charges compared to 2008. ServiceMaster Clean’s Comparable Operating Performance also reflects reduced corporate overhead spending.

Other Operations and Headquarters Segment

This segment includes the operations of Merry Maids, SMAC and the Company’s headquarters functions. The segment reported a 5.2 percent decrease in revenue, a 16.8 percent improvement in operating loss and a 3.2 percent decrease in Comparable Operating Performance for the year ended December 31, 2009 compared to 2008. The Merry Maids operations reported a 5.5 percent decrease in revenue, a 159.0 percent increase in operating income and an 8.1 percent increase in Comparable Operating Performance for the year ended December 31, 2009 compared to 2008. Trends in revenue were adversely impacted by soft consumer demand.

The segment’s Comparable Operating Performance declined $2.9 million for the year ended December 31, 2009 compared to 2008, which includes the impacts of a $4.9 million increase in restructuring and Merger related charges, a $5.5 million increase in management fees related to the consulting agreements executed in 2009 and unfavorable health care costs, offset, in part, by a $6.9 million increase in interest and net investment income, reduced provisions for incentive compensation, due primarily to the reversal, in 2009, of a $4.4 million reserve for cash awards related to a long-term incentive plan as certain performance measures under the plan were not achieved, reduced spending in the Company’s headquarters functions and a $1.3 million improvement in Merry Maids’ Comparable Operating Performance, primarily reflecting reduced overhead spending.

Discontinued Operations

See “Discontinued Operations” in the Segment Review (Year ended December 31, 2010 compared with the year ended December 31, 2009).

Financial Position and Liquidity

Cash Flows from Operating Activities from Continuing Operations

Net cash provided from operating activities from continuing operations increased $54.2 million to $222.5 million for the year ended December 31, 2010 compared to $168.3 million for the year ended December 31, 2009.

Net cash provided from operating activities in 2010 was comprised of $253.8 million in earnings adjusted for non-cash charges, offset, in part, by $10.8 in cash payments related to restructuring charges and a $20.5 million increase in cash required for working capital. For the year ended December 31, 2010 working capital requirements were adversely impacted by growth in accounts receivable balances, due to increases in revenue as compared to prior year and unfavorable collection trends partially attributable to increases in revenue in service lines with longer than average collection terms. Also adversely impacting working capital requirements was a reduction in reserve levels under certain self-insurance programs. Working capital requirements were favorably impacted by a change in the timing of payments to our vendors and increased accruals for incentive compensation.

Net cash provided from operating activities in 2009 was comprised of $231.7 million in earnings adjusted for non-cash charges, offset, in part, by $23.6 in cash payments related to restructuring charges and a $39.8 million increase in cash required for working capital. The increase in working capital requirements for the year ended December 31, 2009 was driven primarily by reductions in accrued interest due to changes in the timing of interest payments on our senior secured term loan facility and pre-funded letter of credit (together, the “Term Facilities”), reductions in reserve levels under certain of our self-insurance programs, decreased accruals for incentive compensation and a change in the timing of payments to our vendors.

Cash Flows from Investing Activities from Continuing Operations

Net cash used for investing activities from continuing operations was $175.1 million for the year ended December 31, 2010 compared to $82.5 million for the year ended December 31, 2009.

Capital expenditures increased to $134.2 million for the year ended December 31, 2010 from $56.0 million for the year ended December 31, 2009 and included vehicle purchases of $46.3 million, real estate purchases of $37.4 million in connection with purchases of properties previously under lease as further discussed in “Liquidity,” recurring capital needs and information technology projects. The Company anticipates that capital expenditures, excluding vehicle fleet purchases, for the full year 2011 will range from $50.0 million to $60.0 million, reflecting recurring needs and the continuation of investments in information systems and productivity enhancing operating systems. The Company’s capital requirement for fleet vehicles for the full year 2011 is expected to range from $55.0 million to $65.0 million. The Company has no additional material capital commitments at this time.

Cash payment for acquisitions, excluding the Merger, for the year ended December 31, 2010 totaled $57.9 million, compared with $32.6 million for the year ended December 31, 2009. Consideration paid for tuck-in acquisitions consisted of cash payments and debt payable to sellers. In August 2010, Terminix acquired the assets of Antimite Termite and Pest Control, a company with annual revenues of approximately $30 million. The Company expects to continue its tuck-in acquisition program at Terminix, TruGreen LawnCare and Merry Maids.

The increased cash flows from notes receivable, financial investments and securities for the year ended December 31, 2010 versus 2009 reflects the return of the Company’s $22.0 million investment in previously leased real estate facilities as further discussed in “Liquidity,” offset, in part, by a decrease in net sales of certain marketable securities.

Cash Flows from Financing Activities from Continuing Operations

Net cash used for financing activities from continuing operations was $46.4 million for the year ended December 31, 2010 compared to $253.3 million for the year ended December 31, 2009. During the year ended December 31, 2010, the Company borrowed and repaid $5.0 million under our senior secured revolving credit facility (the “Revolving Credit Facility”), borrowed $10.0 million under other financing arrangements, made scheduled principal payments of long-term debt of $43.8 million, and as further discussed in “Liquidity,” made repayments of $12.5 million in connection with purchases of properties previously under lease. During the year ended December 31, 2009, the Company completed open market purchases of $89.0 million in face value of the Permanent Notes for a cost of $41.0 million. The Company also made repayments of $165.0 million under the Revolving Credit Facility and made scheduled principal payments of long-term debt of $46.9 million during the year ended December 31, 2009.

Liquidity

The Company is highly leveraged, and a very substantial portion of the Company’s liquidity needs is due to service requirements on indebtedness incurred in connection with the Merger and funding the Company’s operations, working capital and capital expenditures. The agreements governing the Term Facilities, the Permanent Notes and the Revolving Credit Facility contain certain covenants that limit or restrict the incurrence of additional indebtedness, debt repurchases, liens, sales of assets, certain payments (including dividends) and transactions with affiliates, subject to certain exceptions. The Company was in compliance with the covenants under these agreements at December 31, 2010.

The Company had the option to pay interest on outstanding amounts under the Permanent Notes entirely in cash (“Cash Interest”), entirely as PIK Interest or 50 percent as Cash Interest and 50 percent as PIK Interest through July 15, 2011. Interest payable after July 15, 2011 is payable entirely as Cash Interest. All interest payments due through January 2011 were paid entirely as Cash Interest. The Company has elected to pay all interest payable through July 15, 2011 entirely as Cash Interest.

Cash and short- and long-term marketable securities totaled $393.3 million at December 31, 2010, compared with $387.5 million at December 31, 2009. $242.2 million and $258.4 million of the cash and short- and long-term marketable securities balance as of December 31, 2010 and 2009, respectively, are associated with regulatory requirements at American Home Shield and for other purposes and is identified as being potentially unavailable to be paid to the Company by its subsidiaries. American Home Shield’s investment portfolio has been invested in a combination of high quality, short duration fixed income securities and equities. The Company closely monitors the performance of the investments. From time to time, the Company reviews the statutory reserve requirements to which its regulated entities are subject and any changes to such requirements. These reviews may result in identifying current reserve levels above or below minimum statutory reserve requirements, in which case the Company may adjust its reserves. The reviews may also identify opportunities to satisfy certain regulatory reserve requirements through alternate financial vehicles, which could enhance our liquidity.

A portion of the Company’s vehicle fleet and some equipment are leased through operating leases. The lease terms are non-cancelable for the first twelve-month term, and then are month-to-month, cancelable at the Company’s option. There are residual value guarantees by the Company (ranging from 70 percent to 84 percent of the estimated terminal value at the inception of the lease depending on the agreement) relative to these vehicles and equipment, which historically have not resulted in significant net payments to the lessors. The fair value of the assets under all of the fleet and equipment leases is expected to substantially mitigate the Company’s guarantee obligations under the agreements. At December 31, 2010, the Company’s residual value guarantees related to the leased assets totaled $53.5 million for which the Company has recorded as a liability the estimated fair value of these guarantees of $1.1 million in the Consolidated Statements of Financial Position.

Prior to the Merger, the Company maintained lease facilities with banks totaling $65.2 million, which provided for the financing of branch properties to be leased by the Company. In connection with the closing of the Merger, the Company amended these leases effective July 24, 2007. Among the modifications, the Company extended the lease terms through July 24, 2010 and made a $22.0 million investment in the lease facilities. In July 2010, the Company purchased the properties for $65.2 million. The Company’s $22.0 million investment in the lease facilities was returned to the Company upon purchase, resulting in a net cash payment of $43.2 million. In the third quarter of 2009, the Company determined that it was probable that the fair value of the real properties under operating leases would be below the total amount funded under the lease facilities at the end of the lease term. The Company’s estimate of this shortfall was $15.9 million, which was expensed over the remainder of the lease term. For the years ended December 31, 2010 and 2009, the Company recorded charges of $10.4 million and $5.5 million, respectively, related to this shortfall.

The Company holds certain financial instruments that are measured at fair value on a recurring basis. The fair values of these instruments are measured using both the market and income approaches. For investments in marketable securities, deferred compensation trust assets and derivative contracts, which are carried at their fair values, the Company’s fair value estimates incorporate quoted market prices, other observable inputs (for example, forward interest rates) and unobservable inputs (for example, forward commodity prices) at the balance sheet date.

Under the terms of its fuel swap contracts, the Company is required to post collateral in the event that the fair value of the contracts exceeds a certain agreed upon liability level and in other circumstances required by the counterparty. As of December 31, 2010, the estimated fair value of the Company’s fuel swap contracts was a net asset of $6.6 million, and the Company posted $1.5 million in letters of credit as collateral under its fuel hedging program, none of which were issued under the Company’s Revolving Credit Facility. The continued use of letters of credit for this purpose could limit the Company’s ability to post letters of credit for other purposes and could limit the Company’s borrowing availability under the Revolving Credit Facility. However, the Company does not expect the fair value of its outstanding fuel swap contacts to materially impact its financial position or liquidity.

The Company’s ongoing liquidity needs are expected to be funded by cash on hand, net cash provided by operating activities and, as required, borrowings under the Revolving Credit Facility and accounts receivable securitization arrangement (discussed below). We expect that cash provided from operations and available capacity under the Revolving Credit Facility and accounts receivable securitization arrangement will provide sufficient funds to operate our business, make expected capital expenditures and meet our liquidity requirements for the following 12 months, including payment of interest and principal on our debt. As of December 31, 2010, the Company had $500.0 million of remaining capacity available under the Revolving Credit Facility and $21.5 million of remaining capacity under the accounts receivable securitization arrangement.

On February 2, 2011, ServiceMaster entered into an amendment to its Revolving Credit Facility, which provides for senior secured revolving loans and stand-by and other letters of credit. Prior to the amendment, the facility was scheduled to mature on July 24, 2013 and provided for maximum borrowing capacity of $500.0 million with outstanding letters of credit limited to $75.0 million. The Company desired to extend the maturity date of the facility by one year, and as an inducement for such extension offered to allow any lenders in the syndicate group that were willing to extend the maturity date by one year a 20 percent reduction of such lender’s loan commitment. As a result of the amendment, the Company will have available borrowing capacity under its amended Revolving Credit Facility of approximately $442.0 million through July 24, 2013 and will have approximately $229.0 million of available borrowing capacity from July 25, 2013 through July 24, 2014. The Company will continue to have access to letters of credit up to $75.0 million through July 24, 2014.

The Company may from time to time repurchase or otherwise retire the Company’s debt and take other steps to reduce the Company’s debt or otherwise improve the Company’s financial position. These actions may include open market debt repurchases, negotiated repurchases, and other retirements of outstanding debt and opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired or refinanced, if any, will depend on market conditions, trading levels of the Company’s debt, the Company’s cash position, compliance with debt covenants and other considerations. Affiliates of the Company may also purchase the Company’s debt from time to time, through open market purchases or other transactions. In such cases, the Company’s debt may not be retired, in which case the Company would continue to pay interest in accordance with the terms of the debt, and the Company would continue to reflect the debt as outstanding in its Consolidated Statements of Financial Position.

Between the Merger and December 31, 2010, ServiceMaster Global Holdings, Inc. (“Holdings”) completed open market purchases totaling $65.0 million in face value of the Permanent Notes for a cost of $21.4 million. The debt acquired by Holdings has not been retired, and the Company has continued to pay interest in accordance with the terms of the debt. During the years ended December 31, 2010, 2009 and 2008, the Company recorded interest expense of $7.0 million, $6.9 million and $0.4 million, respectively, related to Permanent Notes held by Holdings. During the years ended December 31, 2010 and 2009, the Company made cash payments to Holdings in the amount of $7.0 million and $6.5 million, respectively. There were no cash payments made by the Company to Holdings in 2008. Interest accrued by the Company and payable to Holdings as of December 31, 2010 and 2009 amounted to $3.2 million.

The Company has entered into an accounts receivable securitization arrangement under which TruGreen LawnCare and Terminix may sell certain eligible trade accounts receivable to ServiceMaster Funding Company LLC (“Funding”), the Company’s wholly owned, bankruptcy-remote subsidiary, which is consolidated for financial reporting purposes. Funding, in turn, may transfer, on a revolving basis, an undivided percentage ownership interest of up to $50.0 million in the pool of accounts receivable to one or both of the unrelated purchasers who are parties to the accounts receivable securitization arrangement (“Purchasers”). The amount of the eligible receivables varies during the year based on seasonality of the businesses and could, at times, limit the amount available to the Company from the sale of these interests. As of December 31, 2010, the amount of eligible receivables was approximately $31.5 million.

During the years ended December 31, 2010 and 2009, there were no transfers of interests in the pool of trade accounts receivable to Purchasers under this arrangement. During the third quarter of 2008, an interest in the pool of trade accounts receivable was transferred to a third party in exchange for $10.0 million. As of December 31, 2010 and 2009, the Company had $10.0 million outstanding under the arrangement and, as of December 31, 2010 had $21.5 million of remaining capacity available under the trade accounts receivable securitization arrangement.

The accounts receivable securitization arrangement is a 364-day facility that is renewable annually at the option of Funding, with a final termination date of July 17, 2012. Only one of the Purchasers is required to purchase interests under the arrangement. If this Purchaser were to exercise its right to terminate its participation in the arrangement, which it may do in the third quarter of each year, the amount of cash available to the Company under this arrangement may be reduced or eliminated. As part of the annual renewal of the facility, which occurred on July 20, 2010, this Purchaser agreed to continue its participation in the arrangement at least through July 19, 2011.

As a holding company, we depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including our debt service obligations. The ability of our subsidiaries to make distributions and dividends to us depends on their operating results, cash requirements and financial condition and general business conditions. Our insurance subsidiaries and home services and similar subsidiaries (through which we conduct our American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. For example, certain states prohibit payment by these subsidiaries to the Company of dividends in excess of ten percent of their capital as of the most recent year end, as determined in accordance with prescribed insurance accounting practices in those states. Of the $242.2 million as of December 31, 2010, which we identify as being potentially unavailable to be paid to the Company by its subsidiaries, approximately $197.7 million is held by our home services and insurance subsidiaries and is subject to these regulatory limitations on the payment of funds to us. Such limitations were in effect throughout 2010, and similar limitations will be in effect in 2011. The remainder of the $242.2 million, or $44.5 million, is related to amounts that the Company’s management does not consider readily available to be used to service the Company’s indebtedness due, among other reasons, to the Company’s cash management practices and working capital needs at various subsidiaries.

The following table presents the Company’s contractual obligations and commitments as of December 31, 2010.

(In millions)	Total	Less than 1 Yr	1-3 Yrs	3-5 Yrs	More than 5 Yrs
Principal repayments*	$4,024.2	$47.8	$75.1	$3,544.2	$357.1
Capital leases	4.7	1.5	1.4	1.1	0.7
Estimated interest payments(1)	1,344.4	250.4	448.1	322.6	323.3
Non-cancelable operating leases:(2)
Continuing Operations	175.9	46.9	69.0	32.0	28.0
Discontinued Operations	20.5	5.8	8.6	4.0	2.1
Purchase obligations:
Supply agreements and other(3)	147.2	131.3	13.5	2.4	—
Outsourcing agreements(4)	161.5	45.3	58.9	57.3	—
Other long-term liabilities:*
Insurance claims	171.1	81.2	30.3	10.1	49.5
Discontinued Operations	4.2	1.2	1.1	0.3	1.6
Other, including deferred compensation trust(2)	15.7	2.2	2.2	1.9	9.4
Total Amount	$6,069.4	$613.6	$708.2	$3,975.9	$771.7

*              These items are reported in the Consolidated Statements of Financial Position

(1)           These amounts represent future interest payments related to the Company’s existing debt obligations based on fixed and variable interest rates and principal maturities specified in the associated debt agreements. Payments related to variable debt are based on applicable rates at December 31, 2010 plus the specified margin in the associated debt agreements for each period presented. The estimated debt balance (including capital leases) as of each fiscal year end from 2011 through 2015 is $3,979.6 million, $3,934.8 million, $3,903.1 million, $1,421.1 million, and $357.9 million, respectively. The weighted average interest rate (including interest rate swaps) on the estimated debt balances at each fiscal year end from 2011 through 2015 is expected to be 6.4%, 6.4%, 6.4%, 9.9%, and 7.3%, respectively. See Note 12 of the Consolidated Financial Statements for the terms and maturities of existing debt obligations.

(2)           A portion of the Company’s vehicle fleet and some equipment are leased through operating leases. The lease terms are non-cancelable for the first twelve-month term, and then are month-to-month, cancelable at the Company’s option. The amounts in Non-cancelable operating leases exclude all prospective cancelable payments under these agreements. There are residual value guarantees by the Company (ranging from 70 percent to 84 percent of the estimated terminal value at the inception of the lease depending on the agreement) relative to these vehicles and equipment, which historically have not resulted in significant net payments to the lessors. The fair value of the assets under all of the fleet and equipment leases is expected to substantially mitigate the Company’s guarantee obligations under the agreements. At December 31, 2010, the Company’s residual value guarantees related to the leased assets totaled $53.5 million for which the Company has recorded as a liability the estimated fair value of these guarantees of $1.1 million in the Consolidated Statements of Financial Position. This liability has been included in Other long-term liabilities above.

(3)           These obligations include commitments for various products and services including, among other things, inventory purchases, telecommunications services, marketing and advertising services and other professional services. Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transactions. Most arrangements are cancelable without a significant penalty and with short notice (usually 30-120 days) and amounts reflected above include the minimum contractual obligation of the Company (inclusive of applicable cancellation penalties). For obligations with significant penalties associated with termination, the minimum required expenditures over the term of the agreement have been included in the table above.

(4)           Outsourcing agreements include commitments for the purchase of certain outsourced services from third party vendors (see further discussion of the Company’s agreement with IBM below). Because these agreements are integral to the operations of the Company and due to termination provisions contained in these agreements, the Company has concluded that it is appropriate to include the total anticipated costs over the life of the agreements in the table above.

On December 11, 2008, the Company entered into an agreement with IBM pursuant to which IBM provides information technology operations and applications development services (collectively, the “IT Services”) to the Company. ServiceMaster will pay IBM for the IT Services under the agreement through a combination of fixed and variable charges, with variable charges fluctuating based on the Company’s actual need for IT Services. As amended on November 1, 2010, future minimum annual fixed charges for IT Services range between $14.0 million and $16.0 million. The Company estimates that the future variable charges for the IT Services will be in the range of $14.0 million to $16.0 million per year, which estimates are based on the current projected usage of IT Services during the term of the agreement.

ServiceMaster has the right to terminate the agreement both for cause and for its convenience. Upon termination of the agreement for convenience and in the case of certain other termination events, ServiceMaster would be required to pay a termination charge to IBM, which charge may be material. IBM has the right to terminate the agreement only in the event of a failure by the Company to make timely payment of any fees due and payable. In the event of termination by either party and upon the Company’s request, IBM is obligated to provide termination assistance services at agreed-upon pricing for up to 24 months.

Due to the uncertainty with respect to the timing of future cash flows associated with unrecognized tax benefits at December 31, 2010, the Company is unable to reasonably estimate the period of cash settlement with the respective taxing authority. Accordingly, $13.7 million of unrecognized tax benefits have been excluded from the contractual obligations table above. See the discussion of income taxes in Note 5 of the Consolidated Financial Statements.

Financial Position—Continuing Operations

Receivables increased from prior year levels, reflecting an increase in home service contracts written at American Home Shield and unfavorable collection trends partially attributable to increases in revenue in service lines with longer than average collection terms.

There is seasonality in the lawn care operations. In the winter and spring, this business sells a series of lawn applications to customers, which are rendered primarily in March through October. On an ongoing basis, these direct and incremental selling expenses which relate to successful sales will be deferred and recognized over the production season and are not deferred beyond the calendar year-end. In addition, the Company will continue to capitalize sales commissions and other direct contract acquisition costs relating to termite baiting, termite inspection and protection contracts and pest contracts, as well as home service contracts. These costs vary with and are directly related to a new sale, and will be amortized over the life of the related contract.

Current deferred tax assets decreased from prior year primarily due to the deduction of certain prepaid items for income tax purposes.

Property and equipment increased from prior year levels, reflecting vehicle purchases, real estate purchases in connection with purchases of properties previously under lease as further discussed in “Liquidity,” recurring capital needs and information technology projects.

Goodwill increased from prior year levels as a result of tuck-in acquisitions at TruGreen LawnCare, Terminix and Merry Maids.

Intangibles decreased from prior year levels due to amortization expense.

Other assets decreased from prior year levels, reflecting the return of the Company’s investment in previously leased real estate facilities as further discussed in “Liquidity.”

Debt issue costs decreased from prior year levels due to amortization expense being recorded.

The increase in accounts payable reflects a change in the timing of payments to vendors.

Accrued payroll and related expenses increased from prior year levels, reflecting an increase in accruals for incentive compensation.

Accrued self-insurance claims and related expenses decreased from prior year levels, reflecting a reduction in required reserve levels under certain of our self-insurance programs, offset, in part, by an increase in accruals for home service contract claims in the American Home Shield business.

Long-term debt decreased from prior year levels, reflecting the scheduled principal payments of long-term debt.

Non-current deferred tax liabilities decreased from the prior year as a result of an increase in the Company’s net operating losses and amortization expense for financial reporting purposes exceeding tax deductible amortization, partially offset by tax deductible depreciation exceeding depreciation expense for financial reporting purposes.

Other long-term obligations, primarily self-insured claims, decreased from prior year levels, reflecting decreases in the fair value liability recorded for interest rate swap contracts and reductions in required reserve levels under certain of our self-insurance programs.

Total shareholder’s equity was $1,187.5 million at December 31, 2010 compared to $1,186.3 million at December 31, 2009.

Financial Position—Discontinued Operations

The assets and liabilities related to discontinued operations have been classified in a separate caption on the Consolidated Statements of Financial Position.

Total assets related to discontinued operations decreased from the prior year primarily due to a recorded goodwill impairment.

As part of the InStar, American Residential Services and American Mechanical Services sale agreements, the Company guaranteed obligations to third parties with respect to bonds (primarily performance and license type), operating leases for which the Company has been released as being the primary obligor, real estate leased and operated by the buyers, and other guarantees of payment. At the present time, the Company does not believe it is probable that the buyers will default on their obligations subject to guarantee. The fair value of the Company’s obligations related to these guarantees is not significant and no liability has been recorded.

Off-Balance Sheet Arrangements

The Company has off-balance sheet arrangements in the form of guarantees as discussed in Note 9 of the Consolidated Financial Statements.

Critical Accounting Policies and Estimates

The preparation of the Consolidated Financial Statements requires management to make certain estimates and assumptions required under GAAP which may differ from actual results. The more significant areas requiring the use of management estimates relate to revenue recognition; the allowance for uncollectible receivables; accruals for self-insured retention limits related to medical, workers’ compensation, auto and general liability insurance claims; accruals for home service contracts and termite damage claims; the possible outcome of outstanding litigation; accruals for income tax liabilities as well as deferred tax accounts; the deferral and amortization of customer acquisition costs; useful lives for depreciation and amortization expense; the valuation of marketable securities; and the valuation of tangible and intangible assets. In 2010, there have been no changes in the significant areas that require estimates or in the underlying methodologies used in determining the amounts of these associated estimates.

The allowance for receivables is developed based on several factors, including overall customer credit quality, historical write-off experience and specific account analyses that project the ultimate collectability of the outstanding balances. As such, these factors may change over time causing the reserve level to vary.

The Company carries insurance policies on insurable risks at levels which it believes to be appropriate, including workers’ compensation, auto and general liability risks. The Company purchases insurance from third party insurance carriers. These policies typically incorporate significant deductibles or self-insured retentions. The Company is responsible for all claims that fall within the retention limits. In determining the Company’s accrual for self-insured claims, the Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual include both known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

Accruals for home service contract claims in the American Home Shield business are made based on the Company’s claims experience and actuarial projections. Termite damage claim accruals are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits, and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period identified.

The Company records deferred income tax balances based on the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and income tax purposes. The Company records its deferred tax items based on the estimated value of the tax basis. The Company adjusts tax estimates when required to reflect changes based on factors such as changes in tax laws, relevant court decisions, results of tax authority reviews and statutes of limitations. The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

Revenues from lawn care and pest control services, as well as liquid and fumigation termite applications, are recognized as the services are provided. The Company eradicates termites through the use of baiting systems, as well as through non-baiting methods (e.g., fumigation or liquid treatments). Termite services using baiting systems, termite inspection and protection contracts, as well as home service contracts, are frequently sold through annual contracts for a one-time, upfront payment. Direct costs of these contracts (service costs for termite contracts and claim costs for home service contracts) are expensed as incurred. The Company recognizes revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of the Company’s obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). The Company regularly reviews its estimates of direct costs for its termite bait and home service contracts and adjusts the estimates when appropriate. Revenues from trade name licensing arrangements are recognized when earned.

Franchise revenue consists principally of continuing monthly fees based on the franchisee’s customer level revenue. Monthly fee revenue is recognized when the related customer level revenue is reported by the franchisee and collectability is reasonably assured. Franchise revenue also includes initial fees resulting from the sale of a franchise. These fees are fixed and are recognized as revenue when collectability is reasonably assured and all material services or conditions relating to the sale have been substantially performed.

Customer acquisition costs, which are incremental and direct costs of obtaining a customer, are deferred and amortized over the life of the related contract in proportion to revenue recognized. These costs include sales commissions and direct selling costs which can be shown to have resulted in a successful sale.

Fixed assets and intangible assets with finite lives are depreciated and amortized on a straight-line basis over their estimated useful lives. These lives are based on the Company’s previous experience for similar assets, potential market obsolescence and other industry and business data. As required by accounting standards for the impairment or disposal of long-lived assets, the Company’s long-lived assets, including fixed assets and intangible assets (other than goodwill), are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, an impairment loss would be recognized equal to the difference between the carrying amount and the fair value of the asset. Changes in the estimated useful lives or in the asset values could cause the Company to adjust its book value or future expense accordingly. As part of applying purchase accounting related to the Merger, the Company has established useful lives for depreciable and amortizable assets and assigned fair values to its tangible and intangible assets.

As required under accounting standards for goodwill and other intangibles, goodwill is not subject to amortization, and intangible assets with indefinite useful lives are not amortized until their useful lives are determined to no longer be indefinite. Goodwill and intangible assets that are not subject to amortization are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. As permitted under accounting standards for goodwill and other intangibles, the Company carries forward a reporting unit’s valuation from the most recent valuation under the following conditions: the assets and liabilities of the reporting unit have not changed significantly since the most recent fair value calculation, the most recent fair value calculation resulted in an amount that exceeded the carrying amount of the reporting unit by a substantial margin and, based on the facts and circumstances of events that have occurred since the last fair value determination, the likelihood that a current fair value calculation would result in an impairment would be remote. For the 2010 annual goodwill impairment review performed as of October 1, 2010, the Company carried forward the valuations of the Terminix and ServiceMaster Clean reporting units completed as of October 1, 2009. The Company did not carry forward the valuations for any trade names for the 2010 annual trade name impairment review. For the 2009 and 2008 annual goodwill and trade name impairment reviews performed as of October 1, 2009 and 2008, respectively, the Company did not carry forward the valuations of any reporting units or trade names.

Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of each of the Company’s reporting units to its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit using a combination of a discounted cash flow (“DCF”) analysis, a market-based comparable approach and a market-based transaction approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, terminal growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based comparable approach and relevant transaction multiples for the market-based transaction approach. The cash flows employed in the DCF analyses are based on the Company’s most recent budget and, for years beyond the budget, the Company’s estimates, which are based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. In addition, the market-based comparable and transaction approaches utilize comparable company public trading values, comparable company historical results, research analyst estimates and, where available, values observed in private market transactions. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with its goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess.

The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis. The DCF methodology used to value trade names is known as the relief from royalty method and entails identifying the hypothetical cash flows generated by an assumed royalty rate that a third party would pay to license the trade names and discounting them back to the valuation date. Significant judgments inherent in this analysis include the selection of appropriate discount rates and hypothetical royalty rates, estimating the amount and timing of estimated future cash flows attributable to the hypothetical royalty rates and identification of appropriate terminal growth rate assumptions. The discount rates used in the DCF analyses are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

Goodwill and indefinite-lived intangible assets, primarily the Company’s trade names, are tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. The Company’s 2010, 2009 and 2008 annual impairment analyses, which were performed as of October 1 of each year, did not result in any goodwill impairments. However, as of the 2010 annual impairment analysis, the following reporting unit had an estimated fair value that the Company has determined, from both a quantitative and a qualitative perspective, was not significantly in excess of its carrying value:

(In millions)	Goodwill Balance	Fair Value as a Percent of Carrying Value
TruGreen LawnCare	$1,191.1	103%

For the TruGreen LawnCare reporting unit, the revenue growth assumption and the margin expansion assumption had the most significant influence on the estimation of fair value. The revenue growth assumption was based on expected sales growth to commercial and residential customers along with improved retention of existing customers. The key uncertainties in the revenue growth assumption include the impact of the various marketing and selling initiatives being undertaken by TruGreen LawnCare to increase demand for its services, along with the continuation of the economic recovery and whether such recovery drives an increase in consumer demand for the reporting unit’s services back to historical levels. The margin expansion assumption was based primarily on the achievement of cost efficiencies as a result of projected revenue growth. The key uncertainty in the margin expansion assumption is TruGreen LawnCare’s ability to achieve the forecasted revenue growth while controlling growth in costs and expenses.

The Company’s 2010 annual trade name impairment analysis, which was performed as of October 1, 2010, did not result in any impairment. The 2009 and 2008 trade name impairment analyses, which were performed as of October 1 of each year, resulted in non-cash pre-tax impairments of $26.6 million and $58.7 million in 2009 and 2008, respectively. The impairment charges by business segment, as well as the remaining value of the trade names not subject to amortization by business segment as of December 31, 2010 and 2009, are as follows:

(In thousands)	TruGreen LawnCare	Terminix	American Home Shield	ServiceMaster Clean	Other Operations & Headquarters(1)	Total
Balance at Dec. 31, 2007	$783,600	$891,600	$140,400	$153,600	$486,300	$2,455,500
2008 Impairment	—	(16,500)	—	(1,000)	(41,200)	(58,700)
Balance at Dec. 31, 2008	783,600	875,100	140,400	152,600	445,100	2,396,800
2009 Impairment	(21,400)	—	—	—	(5,200)	(26,600)
Balance at Dec. 31, 2009 and 2010	$762,200	$875,100	$140,400	$152,600	$439,900	$2,370,200

(1)                                  The Other Operations and Headquarters segment includes Merry Maids.

The aggregate impairment charge in 2009 was primarily attributable to the use of lower projected future cash flows related to the hypothetical royalty rates utilized in the DCF valuation analyses as compared to the projected future cash flows used in the 2008 impairment analysis. Although the Company continues to project future growth in cash flows, such growth is lower than that estimated at the time the trade names were tested for impairment in 2008. The aggregate impairment charge in 2008 was primarily attributable to the use of lower projected future cash flows related to the hypothetical royalty rates utilized in the DCF valuation analyses as compared to the allocation of purchase price pursuant to the Merger. The terminal growth rates used in the analyses for both the allocation of purchase price pursuant to the Merger and the October 1, 2010, 2009 and 2008 impairment tests were the same and in line with historical U.S. gross domestic product growth rates. Had the Company used a discount rate in assessing the impairment of its trade names that was one percent higher across all business segments (holding all other assumptions unchanged), the Company would have recorded an additional impairment charge of approximately $266.0 million in 2010.

As a result of the trade name impairment taken in 2009, the carrying values of the Company’s impaired trade names were adjusted to their estimated fair values as of October 1, 2009. Further, the October 1, 2010 estimated fair value of the trade names at the TruGreen LawnCare and Other Operations and Headquarters (in particular the Merry Maids trade name) business segments were not significantly in excess of their carrying values. Consequently, any further decline in the estimated fair values of these trade names will result in additional trade name impairments. It is possible that such impairments, if required, could be material and may need to be recorded prior to the fourth quarter of 2011 (i.e., during an interim period) if the Company’s results of operations or other factors require such assets to be tested for impairment at an interim date.

See Note 7 for a discussion of the impairment recorded in loss from discontinued operations, net of income taxes for 2010, 2009 and 2008, which includes a non-cash impairment charge of $43.0 million in 2010 to reduce the carrying value of TruGreen LandCare’s goodwill as a result of the Company’s interim impairment testing of goodwill and non-cash impairment charges associated with TruGreen LandCare’s trade name in the amount of $3.9 million, $1.4 million and $1.4 million in 2010, 2009 and 2008, respectively.

The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company has entered into specific financial arrangements in the normal course of business to manage certain market risks, with a policy of matching positions and limiting the terms of contracts to relatively short durations.

The Company has historically hedged a significant portion of its annual fuel consumption of approximately 22 million gallons. The Company has also hedged the interest payments on a portion of its variable rate debt through the use of interest rate swap agreements. In accordance with accounting standards for derivative instruments and hedging activities, the Company’s fuel hedges and interest rate swap agreements are classified as cash flow hedges and as such, the hedging instruments are recorded on the balance sheet as either an asset or liability at fair value, with the effective portion of changes in the fair value attributable to the hedged risks recorded in other comprehensive income.

Newly Issued Accounting Statements and Positions:

In September 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13, “Multiple-Deliverable Revenue Arrangements,” which amends the multiple-element arrangement guidance under ASC 605, “Revenue Recognition.” This standard amends the criteria for separating consideration received for products or services in multiple-deliverable arrangements. This standard establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and requires that total arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this standard significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This standard is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 (calendar year 2011). The Company does not expect the adoption of this standard to have a material effect on its Consolidated Financial Statements.

In December 2009, the FASB issued ASU 2009-17, “Accounting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). ASU 2009-17 formally incorporates into the FASB Codification amendments to FASB Interpretation No. 46(R) made by Statement of Financial Accounting Standards (“SFAS”) 167 to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interests in a variable interest entity also has a controlling financial interest in that entity. In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualifying special-purpose entities. This standard applies prospectively for fiscal years beginning on or after November 15, 2009. The Company adopted the required provisions of this standard during the first quarter of 2010. The adoption of this standard did not have a material impact on the Company’s Consolidated Financial Statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which amends ASC 820 to add new requirements for disclosures about transfers into and out of Level 1 and 2 measurements and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. This ASU also clarifies existing fair value disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Further, this ASU amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715 to require that disclosures be provided by classes of assets instead of by major categories of assets. This standard is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted the required provisions of this standard during the first quarter of 2010 (see Note 19 of the Consolidated Financial Statements).

Information Regarding Forward-Looking Statements

This report includes forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seek,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this report and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, the degree and timing of economic recovery; governmental regulation or interpretation thereof; financial position; results of operations; cash flows; prospects; growth strategies and/or expectations; future impairments; capital expenditures and requirements; customer retention; the continuation of acquisitions; strategies related to divestitures, including the possible disposition of TruGreen LandCare; fuel prices; retention of key personnel; the impact of interest rate hedges and fuel swaps; achieving cost savings and other benefits from outsourcing initiatives; the cost savings from restructurings and reorganizations and expected charges related to such restructurings and reorganizations; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual outcomes and performances, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and cash flows, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including the risks and uncertainties discussed in Item 1A—Risk Factors in Part I of this report, could cause actual results and outcomes to differ materially from those in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•                  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

•                  our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations and debt repurchases;

•                  changes in interest rates because a significant portion of our indebtedness bears interest at variable rates;

•                  our ability to secure sources of financing or other funding to allow for direct purchases of commercial vehicles, primarily for TruGreen LawnCare and Terminix;

•                  changes in the source and intensity of competition in our market segments;

•                  our ability to attract and retain key personnel;

•                  weather conditions and seasonality factors that affect the demand for, and the cost of providing, our services, including potential impacts, if any, from climate change, known and unknown;

•                  higher commodity prices and lack of availability thereof, including fuel and fertilizers (primarily at TruGreen LawnCare and Terminix) could impact our ability to provide our services and the profitability of our brands;

•                  increases in operating costs, such as higher insurance premiums, self-insurance costs and compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•                  employee retention and labor shortages, including shortages due to immigration legislation;

•                  epidemics, pandemics or other public health concerns or crises that could affect the demand for, or our ability to provide our services, resulting in a reduction in revenues;

•                  a continuation or change in general economic, financial and credit conditions in the United States and elsewhere (including further deterioration or disruption in the credit and financial markets), especially as such may affect home sales, consumer or business liquidity, bank failures, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, mortgage foreclosures and subprime credit dislocations;

•                  a failure of any insurance company that provides insurance or reinsurance to us;

•                  changes in the type or mix of our service offerings or products;

•                  existing and future governmental regulation and the enforcement thereof, including regulation relating to the environment; restricting or banning of telemarketing; door-to-door solicitation; direct mail or other marketing activities; the Termite Inspection Protection Plan; pesticides and/or fertilizers; or other legislation, regulation or interpretations impacting our business models;

•                  laws and regulations relating to financial reform and the use of derivative instruments, including by companies such as ServiceMaster;

•                  the success of, and costs associated with, restructuring initiatives;

•                  the number, type, outcomes (by judgment or settlement) and costs of legal or administrative proceedings, including class or collective action litigation;

•                  possible labor organizing activities at the Company or its franchisees;

•                  risk of liabilities being passed through from our franchisees;

•                  risks associated with acquisitions, including retaining customers from businesses acquired, difficulties in integrating acquired businesses and achieving expected synergies therefrom;

•                  risks associated with dispositions, including failure to obtain appropriate value for the disposed businesses, post-closing claims being levied against us, and disruption to our other businesses during the sale process or thereafter;

•                  risks associated with budget deficits at federal, state and local levels resulting from deteriorating economic conditions, which could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses to generate more tax revenues, which could adversely impact our business, financial position, results of operations and cash flows;

•                  regulations imposed by several states related to our home service and insurance subsidiaries limiting the amount of funds that can be paid to the Company by its subsidiaries;

•                  the timing, structuring and success of our business process outsourcing, including any current or future outsourcing of all or portions of our information technology, call center, certain human resource functions and other corporate functions, and risks associated with such outsourcing; and

•                  other factors described from time to time in documents that we file with the SEC.

You should read this report completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this report are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this report, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

The economy and its impact on discretionary consumer spending, labor wages, fuel prices, fertilizer and other material costs, home re-sales, unemployment rates, insurance costs and medical costs could have a material adverse impact on future results of operations.

The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company has entered into specific financial arrangements, primarily interest rate swaps and fuel hedges, in the normal course of business to manage certain market risks, with a policy of matching positions and limiting the terms of contracts to relatively short durations. The effect of derivative financial instrument transactions could have a material impact on the Company’s financial statements.

In February 2008, the Company entered into two three-year interest rate swap agreements and a four-year interest rate swap agreement, effective March 3, 2008. The total notional amount of the three-year swap agreements was $250.0 million, and the total notional amount of the four-year swap agreement was $250.0 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of 3.15% on the $250.0 million notional amount under the three-year swap agreements and 3.48% on the $250.0 million notional amount under the four-year swap agreement, and the Company will receive a floating rate of interest (based on three month LIBOR) on the notional amount. Therefore, during the term of the swap agreements, the effective interest rate for $500.0 million of the term loans is fixed at a rate between 3.15% and 3.48% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In August 2008, the Company entered into two three-year interest rate swap agreements effective September 2, 2008. The total notional amount of the agreements was $200.0 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of 3.83% on the $200.0 million notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreements, the effective interest rate for $200.0 million of the term loans is fixed at a rate of 3.83% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In September 2008, the Company entered into a four-year interest rate swap agreement effective October 1, 2008. The notional amount of the agreement was $200.0 million. Under the terms of the agreement, the Company will pay a fixed rate of interest of 3.53% on the $200.0 million notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreement, the effective interest rate for $200.0 million of the term loans is fixed at a rate of 3.53% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In April 2009, the Company entered into a two-year interest rate swap agreement effective August 2, 2010. The notional amount of the agreement was $530.0 million. Under the terms of the agreement, the Company will pay a fixed rate of interest of 2.55% on the $530.0 notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreement, the effective interest rate for $530.0 million of the term loans is fixed at a rate of 2.55% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In June 2010, the Company entered into two two-year interest rate swap agreements effective March 3, 2011. The total notional amount of the agreements was $250.0 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of 1.70% on the $250.0 million notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreements, the effective interest rate for $250.0 million of the term loans will be fixed at a rate of 1.70% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In June 2010, the Company entered into two two-year interest rate swap agreements effective September 1, 2011. The total notional amount of the agreements was $200.0 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of 2.22% on the $200.0 million notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreements, the effective interest rate for $200.0 million of the term loans will be fixed at a rate of 2.22% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In accordance with accounting standards for derivative instruments and hedging activities, these interest rate swap agreements are classified as cash flow hedges and, as such, the hedging instruments are recorded on the balance sheet as either an asset or liability at fair value, with the effective portion of the changes in fair value attributable to the hedged risks recorded in other comprehensive income.

The Company believes its exposure to interest rate fluctuations, when viewed on both a gross and net basis, is material to its overall results of operations. A significant portion of our outstanding debt, including debt under the Term Facilities and the Revolving Credit Facility, bears interest at variable rates. As a result, increases in interest rates, whether because of an increase in market interest rates or a decrease in our creditworthiness, would increase the cost of servicing our debt and could adversely impact our results of operations and cash flows. As of December 31, 2010, each one percentage point change in interest rates would result in approximately an $11.3 million change in the annual interest expense on our Term Facilities after considering the impact of the interest rate swaps into which we had entered. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in approximately a $5.0 million change in annual interest expense on our Revolving Credit Facility. We are also exposed to increases in interest rates with respect to our arrangement enabling us to transfer an interest in certain receivables to unrelated third parties. Assuming all available amounts were transferred under this arrangement, each one percentage point change in interest rates would result in approximately a $0.5 million change in annual interest expense with respect to this arrangement. Additionally, we are exposed to increases in interest rates with respect to our floating rate operating leases, and a one percentage point change in interest rates would result in approximately a $0.5 million change in annual rent expense with respect to such operating leases. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial debt and floating rate operating leases.

The following table summarizes information about the Company’s debt as of December 31, 2010 (after considering the effect of the interest rate swap agreements), including the principal cash payments and related weighted-average interest rates by expected maturity dates based on applicable rates at December 31, 2010.

	Expected Year of Maturity							Fair
As of December 31, 2010	2011	2012	2013	2014	2015	Thereafter	Total	Value
	($ in millions)
Debt:
Fixed rate	$12.8	$8.2	$5.3	$1,434.2	$1,063.3	$357.8	$2,881.6	$2,866.8
Average interest rate	7.7%	8.4%	8.9%	5.6%	10.7%	7.3%	7.8%
Variable rate	$36.5	$36.5	$26.5	$1,047.8	$—	$—	$1,147.3	$1,090.9
Average interest rate	2.5%	2.7%	2.8%	2.8%	N/A	N/A	2.8%
Interest Rate Swaps(1):
Receive variable/pay fixed	$450.0	$980.0
Average pay rate	3.5%	3.0%
Average receive rate	0.3%	0.3%

(1)                                  The table does not include the $250.0 million and $200.0 million swaps entered into in June 2010 as those swaps are not effective until March 2011 and September 2011, respectively.

Fuel Price Risk

The Company is exposed to market risk for changes in fuel prices through the consumption of fuel by its vehicle fleet in the delivery of services to its customers. The Company uses approximately 22 million gallons of fuel on an annual basis. A ten percent change in fuel prices would result in a change of approximately $5.4 million in the Company’s annual fuel costs before considering the impact of fuel swap contracts.

The Company uses fuel swap contracts to mitigate the financial impact of fluctuations in fuel prices. As of December 31, 2010, the Company had fuel swap contracts to pay fixed prices for fuel with an aggregate notional amount of $66.1 million, maturing through 2012. The estimated fair value of these contracts at December 31, 2010 was a net asset of $6.6 million. These fuel swap contracts provide a fixed price for approximately 79.6 percent and 12.0 percent of the Company’s estimated fuel usage for 2011 and 2012, respectively.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

The ServiceMaster Company

Memphis, Tennessee

We have audited the accompanying consolidated statements of financial position of The ServiceMaster Company and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The ServiceMaster Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 28, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

As disclosed in Note 7 to the consolidated financial statements, the Company retrospectively adjusted the consolidated financial statements in accordance with the discontinued operations presentation requirements of FASB ASC 360, Property, Plant and Equipment.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 28, 2011 (January 27, 2012 as to the retrospective presentation of discontinued operations under requirements of FASB ASC 360 as disclosed in Note 7)

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2010	2009	2008
Operating Revenue	$3,127,394	$2,977,885	$2,995,126
Operating Costs and Expenses:
Cost of services rendered and products sold	1,777,304	1,691,251	1,754,863
Selling and administrative expenses	895,950	830,747	811,334
Amortization expense	136,000	158,771	170,509
Trade name impairment	—	26,600	58,700
Restructuring and Merger related charges	11,448	26,682	12,158
Total operating costs and expenses	2,820,702	2,734,051	2,807,564
Operating Income	306,692	243,834	187,562
Non-operating Expense (Income)
Interest expense	286,933	299,333	347,092
Interest and net investment (income) loss	(9,358)	(7,079)	10,052
Gain on extinguishment of debt	—	(46,106)	—
Other expense	733	748	652
Income (Loss) from Continuing Operations before Income Taxes	28,384	(3,062)	(170,234)
Provision (benefit) for income taxes	10,945	(9,204)	(50,753)
Income (Loss) from Continuing Operations	17,439	6,142	(119,481)
(Loss) income from discontinued operations, net of income taxes	(31,998)	7,353	(6,918)
Net (Loss) Income	$(14,559)	$13,495	$(126,399)

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Financial Position

(In thousands, except share data)

As of December 31,	2010	2009
Assets:
Current Assets:
Cash and cash equivalents	$252,698	$255,356
Marketable securities	30,406	21,120
Receivables, less allowances of $16,709 and $18,078, respectively	352,094	318,328
Inventories	54,732	55,048
Prepaid expenses and other assets	40,864	35,005
Deferred customer acquisition costs	34,377	36,070
Deferred taxes	11,558	18,883
Assets of discontinued operations	51,004	54,291
Total Current Assets	827,733	794,101
Property and Equipment:
At cost	440,049	308,715
Less: accumulated depreciation	(173,151)	(116,371)
Net Property and Equipment	266,898	192,344
Other Assets:
Goodwill	3,125,293	3,075,853
Intangible assets, primarily trade names, service marks and trademarks, net	2,653,511	2,769,333
Notes receivable	22,550	23,490
Long-term marketable securities	110,177	111,066
Other assets	7,164	31,799
Debt issuance costs	52,366	66,807
Assets of discontinued operations	32,398	81,596
Total Assets	$7,098,090	$7,146,389
Liabilities and Shareholder’s Equity:
Current Liabilities:
Accounts payable	$72,645	$64,180
Accrued liabilities:
Payroll and related expenses	85,647	71,531
Self-insured claims and related expenses	81,278	87,117
Other	152,759	153,163
Deferred revenue	449,647	449,643
Liabilities of discontinued operations	16,300	18,755
Current portion of long-term debt	49,412	64,395
Total Current Liabilities	907,688	908,784
Long-Term Debt	3,899,075	3,910,549
Other Long-Term Liabilities:
Deferred taxes	934,971	954,364
Liabilities of discontinued operations	4,848	8,598
Other long-term obligations, primarily self-insured claims	163,981	177,763
Total Other Long-Term Liabilities	1,103,800	1,140,725
Commitments and Contingencies (See Note 9)
Shareholder’s Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,455,881	1,446,529
Retained deficit	(250,983)	(236,424)
Accumulated other comprehensive loss	(17,371)	(23,774)
Total Shareholder’s Equity	1,187,527	1,186,331
Total Liabilities and Shareholder’s Equity	$7,098,090	$7,146,389

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Shareholder’s Equity

(In thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance December 31, 2007	$—	$1,431,400	$(123,520)	$(4,346)	$1,303,534
Net loss			(126,399)		(126,399)
Other comprehensive loss, net of tax:
Net unrealized loss on securities				(5,792)	(5,792)
Net unrealized loss on derivative instruments				(42,505)	(42,505)
Foreign currency translation				(3,511)	(3,511)
Total comprehensive loss			(126,399)	(51,808)	(178,207)
Stock-based employee compensation—contribution from Holdings		7,032			7,032
Balance December 31, 2008	$—	$1,438,432	$(249,919)	$(56,154)	$1,132,359
Net income			13,495		13,495
Other comprehensive income, net of tax:
Net unrealized gain on securities				4,598	4,598
Net unrealized gain on derivative instruments				22,744	22,744
Foreign currency translation				5,038	5,038
Total comprehensive income			13,495	32,380	45,875
Stock-based employee compensation—contribution from Holdings		8,097			8,097
Balance December 31, 2009	$—	$1,446,529	$(236,424)	$(23,774)	$1,186,331
Net loss			(14,559)		(14,559)
Other comprehensive income, net of tax:
Net unrealized gain on securities				1,583	1,583
Net unrealized gain on derivative instruments				2,634	2,634
Foreign currency translation				2,186	2,186
Total comprehensive (loss) income			(14,559)	6,403	(8,156)
Stock-based employee compensation—contribution from Holdings		9,352			9,352
Balance December 31, 2010	$—	$1,455,881	$(250,983)	$(17,371)	$1,187,527

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2010	2009	2008
Cash and Cash Equivalents at Beginning of Period	$255,356	$407,347	$211,981
Cash Flows from Operating Activities from Continuing Operations:
Net (Loss) Income	(14,559)	13,495	(126,399)
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Loss (income) from discontinued operations	31,998	(7,353)	6,918
Depreciation expense	60,625	56,021	47,514
Amortization expense	136,000	158,771	170,509
Amortization of debt issuance costs	14,503	14,639	27,093
Gain on extinguishment of debt	—	(46,106)	—
Deferred income tax benefit	4,455	(19,106)	(62,711)
Stock-based compensation expense	9,352	8,097	7,032
Trade name impairment	—	26,600	58,700
Restructuring and Merger related charges	11,448	26,682	12,158
Cash payments related to restructuring charges	(10,789)	(23,601)	(19,526)
Change in working capital, net of acquisitions:
Current income taxes	(6,757)	10,245	1,115
Receivables	(32,914)	(13,300)	(14,997)
Inventories and other current assets	(238)	1,375	(18,020)
Accounts payable	11,899	(17,936)	(16,634)
Deferred revenue	(1,928)	4,186	31,580
Accrued liabilities	2,427	(35,382)	14,276
Other, net	7,022	11,005	13,209
Net Cash Provided from Operating Activities from Continuing Operations	222,544	168,332	131,817
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(134,234)	(56,004)	(78,021)
Sale of equipment and other assets	1,355	1,654	1,532
Acquisition of The ServiceMaster Company	(2,245)	(1,695)	(27,111)
Other business acquisitions, net of cash acquired	(57,941)	(32,647)	(60,764)
Purchase of other intangibles	(2,500)	—	—
Notes receivable, financial investments and securities, net	20,427	6,151	95,437
Net Cash Used for Investing Activities from Continuing Operations	(175,138)	(82,541)	(68,927)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	15,000	—	357,000
Payments of debt	(61,333)	(252,885)	(238,631)
Debt issuance costs paid	(30)	(426)	(26,973)
Net Cash (Used for) Provided from Financing Activities from Continuing Operations	(46,363)	(253,311)	91,396
Cash Flows from Discontinued Operations:
Cash provided from operating activities	6,776	21,426	29,961
Cash provided from (used for) investing activities:
Proceeds from sale of businesses	—	—	19,523
Other investing activities	(10,477)	(5,897)	(5,882)
Cash used for financing activities	—	—	(2,522)
Net Cash (Used for) Provided from Discontinued Operations	(3,701)	15,529	41,080
Cash (Decrease) Increase During the Period	(2,658)	(151,991)	195,366
Cash and Cash Equivalents at End of Period	$252,698	$255,356	$407,347

See accompanying Notes to the Consolidated Financial Statements.

Notes to the Consolidated Financial Statements

Note 1. Significant Accounting Policies

The Consolidated Financial Statements include the accounts of ServiceMaster and its subsidiary partnerships, limited liability companies and corporations. All ServiceMaster subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated. The financial results as well as the assets and liabilities related to TruGreen LandCare have been classified in the financial statement caption “discontinued operations” in all periods.

Summary:  The preparation of the Consolidated Financial Statements requires management to make certain estimates and assumptions required under GAAP which may differ from actual results. The more significant areas requiring the use of management estimates relate to revenue recognition; the allowance for uncollectible receivables; accruals for self-insured retention limits related to medical, workers’ compensation, auto and general liability insurance claims; accruals for home service contracts and termite damage claims; the possible outcome of outstanding litigation; accruals for income tax liabilities as well as deferred tax accounts; the deferral and amortization of customer acquisition costs; useful lives for depreciation and amortization expense; the valuation of marketable securities; and the valuation of tangible and intangible assets. In 2010, there have been no changes in the significant areas that require estimates or in the underlying methodologies used in determining the amounts of these associated estimates.

The allowance for receivables is developed based on several factors including overall customer credit quality, historical write-off experience and specific account analyses that project the ultimate collectability of the outstanding balances. As such, these factors may change over time causing the reserve level to vary.

The Company carries insurance policies on insurable risks at levels which it believes to be appropriate, including workers’ compensation, auto and general liability risks. The Company purchases insurance from third-party insurance carriers. These policies typically incorporate significant deductibles or self-insured retentions. The Company is responsible for all claims that fall within the retention limits. In determining the Company’s accrual for self-insured claims, the Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual include both known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

Accruals for home service contract claims in the American Home Shield business are made based on the Company’s claims experience and actuarial projections. Termite damage claim accruals are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits, and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period identified.

The Company records deferred income tax balances based on the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and income tax purposes. The Company records its deferred tax items based on the estimated value of the tax basis. The Company adjusts tax estimates when required to reflect changes based on factors such as changes in tax laws, relevant court decisions, results of tax authority reviews and statutes of limitations. The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

Revenue:  Revenues from lawn care and pest control services, as well as liquid and fumigation termite applications, are recognized as the services are provided. The Company eradicates termites through the use of non-baiting methods (e.g., fumigation or liquid treatments) and baiting systems. Termite services using baiting systems, termite inspection and protection contracts, as well as home service contracts, are frequently sold through annual contracts for a one-time, upfront payment. Direct costs of these contracts (service costs for termite contracts and claim costs for home service contracts) are expensed as incurred. The Company recognizes revenue over the life of these contracts in proportion to the expected direct costs. Those costs bear a direct relationship to the fulfillment of the Company’s obligations under the contracts and are representative of the relative value provided to the customer (proportional performance method). The Company regularly reviews its estimates of direct costs for its termite bait and home service contracts and adjusts the estimates when appropriate. Revenue from trade name licensing arrangements is recognized when earned.

The Company has franchise agreements in its TruGreen LawnCare, Terminix, ServiceMaster Clean, AmeriSpec, Furniture Medic and Merry Maids businesses. Franchise revenue (which in the aggregate represents approximately four percent of annual consolidated revenue from continuing operations) consists principally of continuing monthly fees based upon the franchisee’s customer level revenue. Monthly fee revenue is recognized when the related customer level revenue is reported by the franchisee and collectability is reasonably assured. Franchise revenue also includes initial fees resulting from the sale of a franchise. These fees are fixed and are recognized as revenue when collectability is reasonably assured and all material services or conditions relating to the sale have been substantially performed. Total profits from the franchised operations (excluding trade name licensing) were $70.9 million, $66.5 million and $63.7 million for the years ended December 31, 2010, 2009 and 2008, respectively. Consolidated operating income from continuing operations was $306.7 million, $243.8 million and $187.6 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company evaluates the performance of its franchise businesses based primarily on operating profit before corporate general and administrative expenses, interest expense and amortization of intangible assets. The portion of total franchise fee income related to initial fees received from the sale of a franchise was immaterial to the Company’s Consolidated Financial Statements for all periods.

The Company had $449.6 million of deferred revenue as of December 31, 2010 and 2009. Deferred revenue consists primarily of payments received for annual contracts relating to home service contracts, termite baiting, termite inspection, pest control and lawn care services.

Deferred Customer Acquisition Costs:  Customer acquisition costs, which are incremental and direct costs of obtaining a customer, are deferred and amortized over the life of the related contract in proportion to revenue recognized. These costs include sales commissions and direct selling costs which can be shown to have resulted in a successful sale.

Interim Reporting:  TruGreen LawnCare has significant seasonality in its business. In the winter and spring, this business sells a series of lawn applications to customers which are rendered primarily in March through October (the production season). This business incurs incremental selling expenses at the beginning of the year that directly relate to successful sales for which the revenues are recognized in later quarters. On an interim basis, TruGreen LawnCare defers these incremental selling expenses, pre-season advertising costs and annual repairs and maintenance procedures that are performed primarily in the first quarter. These costs are deferred and recognized in proportion to the contract revenue over the production season and are not deferred beyond the calendar year-end. Other business segments of the Company also defer, on an interim basis, advertising costs incurred early in the year. These pre-season costs are deferred and recognized approximately in proportion to revenue over the balance of the year and are not deferred beyond the calendar year-end.

Advertising:  As discussed in the “Interim Reporting” note above, certain pre-season advertising costs are deferred and recognized approximately in proportion to the revenue over the year. Certain other advertising costs are expensed when the advertising occurs. The cost of direct-response advertising at Terminix and TruGreen LawnCare, consisting primarily of direct-mail promotions, is capitalized and amortized over its expected period of future benefits. Advertising expense for the years ended December 31, 2010, 2009 and 2008 was $152.5 million, $149.8 million and $151.0 million, respectively.

Inventory:  Inventories are recorded at the lower of cost (primarily on a weighted average cost basis) or market. The Company’s inventory primarily consists of finished goods to be used on the customers’ premises or sold to franchisees.

Property and Equipment, Intangible Assets and Goodwill:

Property and equipment consist of the following:

	Balance as of December 31,		Estimated Useful Lives
(In millions)	2010	2009	(Years)
Land	$22.9	$11.5	N/A
Buildings and improvements	75.8	48.7	10 - 40
Technology and communications	152.4	116.1	3 - 7
Machinery, production equipment and vehicles	170.2	115.1	3 - 9
Office equipment, furniture and fixtures	18.7	17.3	5 - 7
	440.0	308.7
Less accumulated depreciation	(173.1)	(116.4)
Net property and equipment	$266.9	$192.3

Depreciation of property and equipment, including depreciation of assets held under capital leases, was $60.6 million, $56.0 million and $47.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Intangible assets consisted primarily of goodwill in the amount of $3,125.3 million and $3,075.9 million, indefinite-lived trade names in the amount of $2,370.2 million and other intangible assets in the amount of $283.3 million and $399.1 million at December 31, 2010 and 2009, respectively.

Fixed assets and intangible assets with finite lives are depreciated and amortized on a straight-line basis over their estimated useful lives. These lives are based on the Company’s previous experience for similar assets, potential market obsolescence and other industry and business data. As required by accounting standards for the impairment or disposal of long- lived assets, the Company’s long-lived assets, including fixed assets and intangible assets (other than goodwill), are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset, an impairment loss would be recognized equal to the difference between the carrying amount and the fair value of the asset. Changes in the estimated useful lives or in the asset values could cause the Company to adjust its book value or future expense accordingly. As part of applying purchase accounting related to the Merger, the Company has established useful lives for depreciable and amortizable assets and assigned fair values to its tangible and intangible assets.

As required under accounting standards for goodwill and other intangibles, goodwill is not subject to amortization, and intangible assets with indefinite useful lives are not amortized until their useful lives are determined to no longer be indefinite. Goodwill and intangible assets that are not subject to amortization are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. As permitted under accounting standards for goodwill and other intangibles, the Company carries forward a reporting unit’s valuation from the most recent valuation under the following conditions: the assets and liabilities of the reporting unit have not changed significantly since the most recent fair value calculation, the most recent fair value calculation resulted in an amount that exceeded the carrying amount of the reporting unit by a substantial margin and, based on the facts and circumstances of events that have occurred since the last fair value determination, the likelihood that a current fair value calculation would result in an impairment would be remote. For the 2010 annual goodwill impairment review performed as of October 1, 2010, the Company carried forward the valuations of the Terminix and ServiceMaster Clean reporting units completed as of October 1, 2009. The Company did not carry forward the valuations for any trade names for the 2010 annual trade name impairment review. For the 2009 and 2008 annual goodwill and trade name impairment reviews performed as of October 1, 2009 and 2008, respectively, the Company did not carry forward the valuations of any reporting units or trade names.

Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of each of the Company’s reporting units to its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit using a combination of a DCF analysis, a market-based comparable approach and a market-based transaction approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, terminal growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based comparable approach and relevant transaction multiples for the market-based transaction approach. The cash flows employed in the DCF analyses are based on the Company’s most recent budget and, for years beyond the budget, the Company’s estimates, which are based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. In addition, the market-based comparable and transaction approaches utilize comparable company public trading values, comparable company historical results, research analyst estimates and, where available, values observed in private market transactions. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with its goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess.

The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis. The DCF methodology used to value trade names is known as the relief from royalty method and entails identifying the hypothetical cash flows generated by an assumed royalty rate that a third party would pay to license the trade names and discounting them back to the valuation date. Significant judgments inherent in this analysis include the selection of appropriate discount rates and hypothetical royalty rates, estimating the amount and timing of estimated future cash flows attributable to the hypothetical royalty rates and identification of appropriate terminal growth rate assumptions. The discount rates used in the DCF analyses are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

Goodwill and indefinite-lived intangible assets, primarily the Company’s trade names, are tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. The Company’s 2010, 2009 and 2008 annual impairment analyses, which were performed as of October 1 of each year, did not result in any goodwill impairments. The Company’s 2010 annual trade name impairment analysis, which was performed as of October 1, 2010, did not result in any impairment. The 2009 and 2008 trade name impairment analyses, which were performed as of October 1 of each year, resulted in non-cash pre-tax impairments of $26.6 million and $58.7 million in 2009 and 2008, respectively. The impairment charges by business segment for the years ended December 31, 2010, 2009 and 2008, as well as the remaining value of the trade names not subject to amortization by business segment as of December 31, 2010 and 2009 are as follows:

(In thousands)	TruGreen LawnCare	Terminix	American Home Shield	ServiceMaster Clean	Other Operations & Headquarters(1)	Total
Balance at Dec. 31, 2007	$783,600	$891,600	$140,400	$153,600	$486,300	$2,455,500
2008 Impairment	—	(16,500)	—	(1,000)	(41,200)	(58,700)
Balance at Dec. 31, 2008	783,600	875,100	140,400	152,600	445,100	2,396,800
2009 Impairment	(21,400)	—	—	—	(5,200)	(26,600)
Balance at Dec. 31, 2009 and 2010	$762,200	$875,100	$140,400	$152,600	$439,900	$2,370,200

(1)                                  The Other Operations and Headquarters segment includes Merry Maids.

The aggregate impairment charge in 2009 was primarily attributable to the use of lower projected future cash flows related to the hypothetical royalty rates utilized in the DCF valuation analyses as compared to the projected future cash flows used in the 2008 impairment analysis. Although the Company continues to project future growth in cash flows, such growth is lower than that estimated at the time the trade names were tested for impairment in 2008. The aggregate impairment charge in 2008 was primarily attributable to the use of lower projected future cash flows related to the hypothetical royalty rates utilized in the DCF valuation analyses as compared to the allocation of purchase price pursuant to the Merger. The terminal growth rates used in the analyses for both the allocation of purchase price pursuant to the Merger and the October 1, 2010, 2009 and 2008 impairment tests were the same and in line with historical U.S. gross domestic product growth rates. Had the Company used a discount rate in assessing the impairment of its trade names that was one percent higher across all business segments (holding all other assumptions unchanged), the Company would have recorded an additional impairment charge of approximately $266.0 million in 2010.

As a result of the trade name impairment taken in 2009, the carrying values of the Company’s impaired trade names were adjusted to their estimated fair values as of October 1, 2009. Further, the October 1, 2010 estimated fair value of the trade names at the TruGreen LawnCare and Other Operations and Headquarters (in particular the Merry Maids trade name) business segments were not significantly in excess of their carrying values. Consequently, any further decline in the estimated fair values of these trade names will result in additional trade name impairments. It is possible that such impairments, if required, could be material and may need to be recorded prior to the fourth quarter of 2011 (i.e., during an interim period) if the Company’s results of operations or other factors require such assets to be tested for impairment at an interim date.

See Note 7 for a discussion of  the impairment recorded in loss from discontinued operations, net of income taxes for 2010, 2009 and 2008, which includes a non-cash impairment charge of $43.0 million in 2010 to reduce the carrying value of TruGreen LandCare’s goodwill as a result of the Company’s interim impairment testing of goodwill and non-cash impairment charges associated with TruGreen LandCare’s trade name in the amount of $3.9 million, $1.4 million and $1.4 million in 2010, 2009 and 2008, respectively.

Fair Value of Financial Instruments and Credit Risk:  See Note 19 for information relating to the fair value of financial instruments.

Financial instruments, which potentially subject the Company to financial and credit risk, consist principally of investments and receivables. Investments consist primarily of publicly traded debt and common equity securities. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which it competes. The majority of the Company’s receivables have little concentration of credit risk due to the large number of customers with relatively small balances and their dispersion across geographical areas. The Company maintains an allowance for losses based upon the expected collectability of receivables.

Income Taxes:  The Company is included in the consolidated U.S. federal income tax return of Holdings. State and local returns are filed both on a separate company basis and on a combined unitary basis with Holdings. Current and deferred income taxes are provided for on a separate company basis. The Company accounts for income taxes using an asset and liability approach for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts expected to be realized.

The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in its tax return. The Company recognizes potential interest and penalties related to its uncertain tax positions in income tax expense.

Stock-Based Compensation:  The Company accounts for stock-based compensation under accounting standards for share based payments, which require that stock options and share grants be measured at fair value and this value is recognized as compensation expense over the vesting period.

Newly Issued Accounting Statements and Positions:

In September 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements,” which amends the multiple-element arrangement guidance under ASC 605, “Revenue Recognition.” This standard amends the criteria for separating consideration received for products or services in multiple-deliverable arrangements. This standard establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and requires that total arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this standard significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This standard is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 (calendar year 2011). The Company does not expect the adoption of this standard to have a material effect on its Consolidated Financial Statements.

In December 2009, the FASB issued ASU 2009-17, “Accounting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). ASU 2009-17 formally incorporates into the FASB Codification amendments to FASB Interpretation No. 46(R) made by SFAS 167 to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interests in a variable interest entity also has a controlling financial interest in that entity. In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualifying special-purpose entities. This standard applies prospectively for fiscal years beginning on or after November 15, 2009. The Company adopted the required provisions of this standard during the first quarter of 2010. The adoption of this standard did not have a material impact on the Company’s Consolidated Financial Statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which amends ASC 820 to add new requirements for disclosures about transfers into and out of Level 1 and 2 measurements and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. This ASU also clarifies existing fair value disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Further, this ASU amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715 to require that disclosures be provided by classes of assets instead of by major categories of assets. This standard is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted the required provisions of this standard during the first quarter of 2010 (see Note 19).

Note 2. Acquisition of ServiceMaster

On the Closing Date, ServiceMaster was acquired pursuant to the Merger, and, immediately following the completion of the Merger, all of the outstanding common stock of Holdings, the ultimate parent company of ServiceMaster, was owned by investment funds sponsored by, or affiliated with, CD&R, Citigroup Private Equity LP (together with its affiliate, Citigroup Alternative Investments LLC, “Citigroup”), BAS Capital Funding Corporation (“BAS”) and J.P. Morgan Ventures Corporation (now known as JPMorgan Chase Funding Inc., “JPMorgan”). On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that own shares of common stock of Holdings to StepStone Group LLC (“StepStone” and collectively with CD&R, Citigroup, BAS and JPMorgan, the “Equity Sponsors”) and its proprietary interests in such investment funds to Lexington Partners Advisors LP.

Equity contributions totaling $1,431.1 million, together with (i) borrowings under a new $1,150.0 million senior unsecured interim loan facility, (the “Interim Loan Facility”), (ii) borrowings under a new $2,650.0 million senior secured term loan facility, and (iii) cash on hand at ServiceMaster, were used, among other things, to finance the aggregate Merger consideration, to make payments in satisfaction of other equity-based interests in ServiceMaster under the Merger agreement, to settle existing interest rate swaps, to redeem or provide for the repayment of certain of the Company’s existing indebtedness and to pay related transaction fees and expenses. In addition, letters of credit issued under a new $150.0 million pre-funded letter of credit facility were used to replace and/or secure letters of credit previously issued under a ServiceMaster credit facility that was terminated as of the Closing Date. On the Closing Date, the Company also entered into, but did not then draw under, the Revolving Credit Facility.

In connection with the Merger and the related transactions (the “Transactions”), ServiceMaster retired certain of its existing indebtedness, including ServiceMaster’s $179.0 million, 7.875% notes due August 15, 2009 (the “2009 Notes”). On the Closing Date, the 2009 Notes were called for redemption and they were redeemed on August 29, 2007. Additionally, the Company utilized a portion of the proceeds from the Term Facilities to repay at maturity ServiceMaster’s $49.2 million, 6.95% notes due August 15, 2007 (the “2007 Notes”).

The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one-to-one basis into the Permanent Notes. The Permanent Notes were issued pursuant to a refinancing indenture. In connection with the issuance of the Permanent Notes, ServiceMaster entered into the Registration Rights Agreement, pursuant to which ServiceMaster filed with the SEC a registration statement with respect to the resale of the Permanent Notes, which was declared effective on January 16, 2009. ServiceMaster deregistered the Permanent Notes in accordance with the terms of the Registration Rights Agreement, and the effectiveness of the registration statement was terminated on November 19, 2009. See Note 12 for a description of the Company’s indebtedness.

Upon consummation of the Merger, ServiceMaster de-listed its shares of common stock from the New York Stock Exchange (the “NYSE”) and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading of ServiceMaster common stock on the NYSE was July 24, 2007.

Note 3. Business Segment Reporting

The business of the Company is conducted through five reportable segments: TruGreen LawnCare, Terminix, American Home Shield, ServiceMaster Clean and Other Operations and Headquarters.

In accordance with accounting standards for segments, the Company’s reportable segments are strategic business units that offer different services. The TruGreen LawnCare segment provides residential and commercial lawn care services. The Terminix segment provides termite and pest control services to residential and commercial customers. The American Home Shield segment provides home service contracts to consumers that cover heating, ventilation, air conditioning, plumbing and other home systems and appliances. The ServiceMaster Clean segment provides residential and commercial disaster restoration and cleaning services primarily under the ServiceMaster and ServiceMaster Clean brand names, on-site furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. The Other Operations and Headquarters segment includes the franchised and Company-owned operations of Merry Maids, which provides house cleaning services. The Other Operations and Headquarters segment also includes SMAC, our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units, and the Company’s headquarters operations, which provide various technology, marketing, finance, legal and other support services to the business units.

Information regarding the accounting policies used by the Company is described in Note 1. The Company derives substantially all of its revenue from customers and franchisees in the United States with less than two percent generated in foreign markets. Operating expenses of the business units consist primarily of direct costs. Identifiable assets are those used in carrying out the operations of the business unit and include intangible assets directly related to its operations.

Segment information for continuing operations is presented below.

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Operating Revenue:
TruGreen LawnCare	$1,096,667	$1,048,936	$1,094,730
Terminix	1,157,346	1,089,072	1,093,922
American Home Shield	656,572	630,251	588,039
ServiceMaster Clean	132,132	125,614	129,798
Other Operations and Headquarters	84,677	84,012	88,637
Total Operating Revenue	$3,127,394	$2,977,885	$2,995,126
Operating Income (Loss):(1),(2),(3),(4)
TruGreen LawnCare	$112,312	$64,897	$106,821
Terminix	199,750	184,131	155,252
American Home Shield	68,380	70,253	30,475
ServiceMaster Clean	55,450	50,456	46,321
Other Operations and Headquarters	(129,200)	(125,903)	(151,307)
Total Operating Income	$306,692	$243,834	$187,562
Identifiable Assets:
TruGreen LawnCare	$2,103,341	$2,108,908	$2,168,190
Terminix	2,615,388	2,584,937	2,610,320
American Home Shield	956,089	977,217	985,192
ServiceMaster Clean	385,287	388,847	395,005
Other Operations and Headquarters	954,583	950,593	1,184,160
Total Identifiable Assets(4)	$7,014,688	$7,010,502	$7,342,867
Depreciation & Amortization Expense:
TruGreen LawnCare	$66,069	$87,726	$87,990
Terminix	67,761	63,277	60,217
American Home Shield	42,259	41,728	46,924
ServiceMaster Clean	7,106	8,243	9,031
Other Operations and Headquarters	13,430	13,818	13,861
Total Depreciation & Amortization Expense(5)	$196,625	$214,792	$218,023
Capital Expenditures:
TruGreen LawnCare	$49,014	$28,792	$54,269
Terminix	32,380	17,728	11,930
American Home Shield	8,031	1,820	5,846
ServiceMaster Clean	435	232	654
Other Operations and Headquarters	44,374	7,432	5,322
Total Capital Expenditures	$134,234	$56,004	$78,021

(1)           Presented below is a reconciliation of segment operating income to income (loss) from continuing operations before income taxes.

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Total Segment Operating Income	$306,692	$243,834	$187,562
Non-operating Expense (Income):
Interest expense	286,933	299,333	347,092
Interest and net investment (income) loss	(9,358)	(7,079)	10,052
Gain on extinguishment of debt	—	(46,106)	—
Other expense	733	748	652
Income (Loss) from Continuing Operations before Income Taxes	$28,384	$(3,062)	$(170,234)

(2)           As described in Note 1, includes non-cash impairment charges of $26.6 million and $58.7 million recorded in the years ended December 31, 2009 and 2008, respectively, to reduce the carrying value of trade names as a result of the Company’s annual impairment testing of goodwill and indefinite-lived intangible assets. See Note 1 for a summary of the trade name impairment charges by segment.

(3)                                  Includes (i) restructuring charges related to a reorganization of field leadership and a restructuring of branch operations at TruGreen LawnCare, a branch optimization project at Terminix and information technology outsourcing at Other Operations and Headquarters and (ii) Merger related charges. Presented below is a summary of restructuring and Merger related charges (credits) by segment:

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Restructuring and Merger related charges (credits):
TruGreen LawnCare	$6,922	$8,717	$315
Terminix	3,491	3,390	57
American Home Shield	(127)	147	729
ServiceMaster Clean	71	—	1,545
Other Operations and Headquarters	1,091	14,428	9,512
Total restructuring and Merger related charges	$11,448	$26,682	$12,158

(4)                                  Assets of discontinued operations are not included in the business segment table.

(5)                                  There are no adjustments necessary to reconcile total depreciation and amortization as presented in the business segment table to the consolidated totals. Amortization of debt issue costs is not included in the business segment table.

The Other Operations and Headquarters segment includes the operations of Merry Maids, as well as the Company’s headquarters function. The Merry Maids operations reported revenue of $78.6 million, $78.0 million and $82.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. The Merry Maids operations reported operating income (loss) of $16.9 million, $8.4 million and ($14.3) million for the years ended December 31, 2010, 2009 and 2008, respectively.

See Note 4 for information relating to segment goodwill.

Note 4. Goodwill and Intangible Assets

In accordance with applicable accounting standards, goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test on an annual basis or more frequently if circumstances indicate a potential impairment. As described in Note 1, the 2009 and 2008 results include non-cash impairment charges of $26.6 million and $58.7 million, respectively, to reduce the carrying value of trade names as a result of the Company’s annual impairment testing of goodwill and indefinite-lived intangible assets.

See Note 7 for a discussion of  the impairment recorded in loss from discontinued operations, net of income taxes for 2010, 2009 and 2008, which includes a non-cash impairment charge of $43.0 million in 2010 to reduce the carrying value of TruGreen LandCare’s goodwill as a result of the Company’s interim impairment testing of goodwill and non-cash impairment charges associated with TruGreen LandCare’s trade name in the amount of $3.9 million, $1.4 million and $1.4 million in 2010, 2009 and 2008, respectively.

During the years ended December 31, 2010 and 2009, the increase in goodwill and other intangible assets relates primarily to tuck-in acquisitions completed throughout the period by Terminix, TruGreen LawnCare and Merry Maids.

The table below summarizes the goodwill balances by segment for continuing operations:

(In thousands)	TruGreen LawnCare	Terminix	American Home Shield	ServiceMaster Clean	Other Operations & Headquarters	Total
Balance at Dec. 31, 2008	$1,161,507	$1,352,799	$348,309	$134,956	$50,556	$3,048,127
Acquisitions	17,662	9,693	—	—	1,463	28,818
Other(1)	(733)	(794)	(299)	757	(23)	(1,092)
Balance at Dec. 31, 2009	1,178,436	1,361,698	348,010	135,713	51,996	3,075,853
Acquisitions	12,655	36,287	—	—	1,214	50,156
Other(1)	(20)	(571)	(227)	181	(79)	(716)
Balance at Dec. 31, 2010	$1,191,071	$1,397,414	$347,783	$135,894	$53,131	$3,125,293

(1)                                  Reflects the impact of the amortization of tax deductible goodwill and foreign exchange rate changes.

There were no accumulated impairment losses as of December 31, 2010 and 2009.

The table below summarizes the other intangible asset balances for continuing operations:

	December 31, 2010			December 31, 2009
(In thousands)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Trade names(1)	$2,370,200	$—	$2,370,200	$2,370,200	$—	$2,370,200
Customer relationships	668,649	(464,056)	204,593	654,175	(345,047)	309,128
Franchise agreements	88,000	(35,272)	52,728	88,000	(26,418)	61,582
Other	55,024	(29,034)	25,990	49,336	(20,913)	28,423
Total	$3,181,873	$(528,362)	$2,653,511	$3,161,711	$(392,378)	$2,769,333

(1)                                  Not subject to amortization.

Amortization expense of $136.0 million, $158.8 million and $170.5 million was recorded in the years ended December 31, 2010, 2009 and 2008, respectively. For the existing intangible assets, the Company anticipates amortization expense of $89.2 million, $57.9 million, $44.8 million, $39.8 million and $22.8 million in 2011, 2012, 2013, 2014 and 2015, respectively.

Note 5. Income Taxes

As of December 31, 2010, 2009 and 2008, the Company has $13.7 million, $15.4 million and $14.2 million, respectively, of tax benefits primarily reflected in state tax returns that have not been recognized for financial reporting purposes (“unrecognized tax benefits”). Under accounting standards for business combinations, the reversal of pre-acquisition liabilities for uncertain tax benefits will no longer be recorded as an adjustment to goodwill effective in fiscal years beginning in 2009. At December 31, 2010 and 2009, $13.7 million and $15.4 million, respectively, of unrecognized tax benefits would impact the effective tax rate if recognized. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	Year Ended Dec. 31,
(In millions)	2010	2009	2008
Gross unrecognized tax benefits at beginning of period	$15.4	$14.2	$13.3
Increases in tax positions for prior years	0.3	3.3	3.6
Decreases in tax positions for prior years	(1.9)	(3.3)	(3.1)
Increases in tax positions for current year	1.0	2.6	1.3
Lapse in statute of limitations	(1.1)	(1.4)	(0.9)
Gross unrecognized tax benefits at end of period	$13.7	$15.4	$14.2

Up to $8.0 million of the Company’s unrecognized tax benefits could be recognized within the next 12 months. As of December 31, 2009 the Company believed that it was reasonably possible that a decrease of up to $7.3 million in unrecognized tax benefits would have occurred during the year ended December 31, 2010. During the year ended December 31, 2010 unrecognized tax benefits actually decreased by $3.0 million as a result of the closing of certain federal and state audits and the expiration of statutes of limitation.

The Company files consolidated and separate income tax returns in the United States federal jurisdiction and in many state and foreign jurisdictions. The Company has been audited by the United States Internal Revenue Service (“IRS”) through its year ended December 31, 2008, and is no longer subject to state and local or foreign income tax examinations by tax authorities for years before 2001.

In the ordinary course of business, the Company is subject to review by domestic and foreign taxing authorities. For U.S. federal income tax purposes, the Company participates in the IRS’s Compliance Assurance Process whereby its U.S. federal income tax returns are reviewed by the IRS both prior to and after their filing. The U.S. federal income tax returns filed by the Company through the year ended December 31, 2008 have been audited by the IRS. In the fourth quarter of 2010, the IRS completed the audits of the Company’s tax returns for the year ended December 31, 2008 with no adjustments or additional payments. The Company’s tax returns for the year ended December 31, 2009 are under audit, which is expected to be completed during the first quarter of 2011. The IRS commenced examinations of the Company’s U.S. federal income tax returns for 2010 in the first quarter of 2010. The examination is anticipated to be completed by the second quarter of 2012. Four state tax authorities are in the process of auditing state income tax returns of various subsidiaries.

The Company’s policy is to recognize potential interest and penalties related to its tax positions within the tax provision. During the year ended December 31, 2010, the Company reversed interest expense of $0.6 million through the tax provision. During the years ended December 31, 2009 and 2008, the Company recognized interest expense of $0.6 million and $0.9 million through the tax provision. No tax penalties were recorded through the provision during the years ended December 31, 2010 or 2009. During the year ended December 31, 2008, the Company recognized penalties of $0.4 million through the tax provision. As of December 31, 2010, 2009 and 2008, the Company had accrued for the payment of interest and penalties of $3.5 million, $4.2 million and $3.7 million, respectively.

The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company’s effective income tax rate for continuing operations is as follows:

	Year Ended Dec. 31,
	2010	2009	2008
Tax at U.S. federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal benefit	0.4	187.3	(3.2)
Tax credits	(9.2)	56.1	1.3
Change in valuation allowance	—	—	—
Permanent items	9.2	16.4	(1.3)
Unremitted foreign earnings	4.5	41.4	—
Other, including foreign rate differences and reserves	(1.3)	(35.6)	(2.0)
Effective rate	38.6%	300.6%	29.8%

In the effective tax rate reconciliation above, the state rate benefit for the year ended December 31, 2009 is primarily the result of a change in the state tax rates used to measure deferred taxes.

The effective tax rate for discontinued operations for the years ended December 31, 2010, 2009 and 2008, was a tax benefit of 35.9%, 35.9% and 365.8%, respectively.

Income tax expense from continuing operations is as follows:

	2010
(In thousands)	Current	Deferred	Total
U.S. federal	$574	$8,446	$9,020
Foreign	1,847	259	2,106
State and local	4,069	(4,250)	(181)
	$6,490	$4,455	$10,945

	2009
	Current	Deferred	Total
U.S. federal	$(6,708)	$3,589	$(3,119)
Foreign	2,356	629	2,985
State and local	14,254	(23,324)	(9,070)
	$9,902	$(19,106)	$(9,204)

	2008
	Current	Deferred	Total
U.S. federal	$—	$(59,567)	$(59,567)
Foreign	—	2,526	2,526
State and local	11,958	(5,670)	6,288
	$11,958	$(62,711)	$(50,753)

Deferred income tax expense results from timing differences in the recognition of income and expense for income tax and financial reporting purposes. Deferred income tax balances reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The deferred tax asset primarily reflects the impact of future tax deductions related to the Company’s accruals and certain net operating loss carryforwards. The deferred tax liability is primarily attributable to the basis differences related to intangible assets. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The valuation allowance for deferred tax assets as of

December 31, 2010 was $15.4 million. The net change in the total valuation allowance for the year ended December 31, 2010 was a decrease of $0.1 million.

Significant components of the Company’s deferred tax balances are as follows:

	December 31,
(In thousands)	2010	2009
Deferred tax assets (liabilities):
Current:
Prepaid expenses	$(21,182)	$(13,278)
Receivables allowances	12,446	11,219
Accrued insurance expenses	5,245	6,393
Current reserves	5,986	4,098
Accrued expenses and other	9,091	10,486
Less valuation allowance	(28)	(35)
Total current asset	11,558	18,883
Long-Term:
Intangible assets(1)	(1,043,910)	(1,054,258)
Accrued insurance expenses	5,770	6,081
Net operating loss and tax credit carryforwards	141,706	121,725
Other long-term obligations	(23,128)	(12,469)
Less valuation allowance	(15,409)	(15,443)
Total long-term liability	(934,971)	(954,364)
Net deferred tax liability	$(923,413)	$(935,481)

(1)           The deferred tax liability relates primarily to the difference in the tax versus book basis of intangible assets. The majority of this liability will not actually be paid unless certain business units of the Company are sold.

At December 31, 2010, the Company had deferred tax assets, net of valuation allowances, of $117.0 million for federal and state net operating loss carryforwards which expire at various dates up to 2030. The Company also had deferred tax assets, net of valuation allowances, of $6.9 million for federal and state credit carryforwards which expire at various dates up to 2030.

Note 6. Acquisitions

Acquisitions have been accounted for using the purchase method and, accordingly, the results of operations of the acquired businesses have been included in the Company’s Consolidated Financial Statements since their dates of acquisition. The assets and liabilities of these businesses were recorded in the financial statements at their estimated fair values as of the acquisition dates.

Current Year

During the year ended December 31, 2010, the Company completed several lawn care and pest control acquisitions, along with several Merry Maids’ franchise acquisitions, for a total net purchase price of $70.9 million. Related to these acquisitions, the Company recorded goodwill of $50.2 million and other intangibles of $17.6 million.

Prior Years

During the year ended December 31, 2009 and 2008, the Company completed several lawn care and pest control acquisitions, along with several Merry Maids’ franchise acquisitions, for a total net purchase price of $35.7 million and $74.2 million, respectively. Related to these acquisitions, the Company recorded goodwill of $28.8 million and $57.3 million and other intangibles of $9.1 million and $16.4 million in 2009 and 2008, respectively.

Cash Flow Information for Acquisitions

Supplemental cash flow information regarding the Company’s acquisitions, excluding the Merger, is as follows:

	Year Ended December 31,
(In thousands)	2010	2009	2008
Purchase price (including liabilities assumed)	$73,142	$37,722	$80,729
Less liabilities assumed	(2,243)	(2,070)	(6,503)
Net purchase price	$70,899	$35,652	$74,226
Net cash paid for acquisitions	$57,941	$32,647	$60,764
Seller financed debt	12,958	3,005	13,462
Payment for acquisitions	$70,899	$35,652	$74,226

Note 7. Discontinued Operations

The Company announced in November 2010 that it was exploring strategic options relating to TruGreen LandCare, including the potential sale of the business. During the second quarter of 2010, a non-cash pre-tax impairment charge of $46.9 million ($28.7 million, net of tax) associated with the goodwill and trade name at TruGreen LandCare was recorded in (loss) income from discontinued operations, net of tax.

On April 21, 2011, the Company entered into a purchase agreement to sell the TruGreen LandCare business, and the disposition was effective as of April 30, 2011. As a result of the decision to sell this business, a $34.2 million impairment charge ($21.0 million, net of tax) was recorded in loss from discontinued operations, net of income taxes, in the first quarter of 2011 to reduce the carrying value of TruGreen LandCare’s assets to their estimated fair value less cost to sell in accordance with applicable accounting standards. Upon completion of the sale, a $1.3 million estimated loss on sale ($0.7 million, net of tax) was recorded in the second quarter of 2011. The loss on the disposition of the TruGreen LandCare business continues to be subject to certain post-closing adjustments, and such adjustments could be significant to the purchase price. A $4.2 million charge ($0.9 million, net of tax) related to these post-closing adjustments was recorded in the third quarter of 2011 to adjust the previously estimated loss on sale.

During the fourth quarter of 2009, a non-cash pre-tax impairment charge of $1.4 million ($0.9 million, net of tax) associated with the trade name at TruGreen LandCare was recorded in (loss) income from discontinued operations, net of tax.

During the third quarter of 2008, the Company completed the sale of InStar for $22.0 million, with the payment of $3.0 million of that amount deferred until November 2011. During the second quarter of 2008, the Company recorded a non-cash pre-tax impairment charge of $6.3 million as a result of a change in our fair value estimate of InStar’s net assets based on changing market conditions and the ongoing sales process. Upon the sale of InStar the Company recorded a loss on sale, net of tax, of $0.5 million. During the fourth quarter of 2008, a non-cash pre-tax impairment charge of $1.4 million ($1.0 million, net of tax) associated with the trade name at TruGreen LandCare was recorded in (loss) income from discontinued operations, net of tax.

Financial Information for Discontinued Operations

Reported “(loss) income from discontinued operations, net of income taxes” for all periods presented includes the operating results of the businesses noted above. The operating results of discontinued operations are as follows:

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Operating Results:
Operating revenue	$238,508	$262,258	$367,215

Operating (loss) income(1)	(49,971)	11,468	3,456
(Benefit) provision for income taxes(1)	(17,973)	4,115	9,835
Operating (loss) income, net of income taxes(1)	(31,998)	7,353	(6,379)
Loss on sale, net of income taxes(2)	—	—	(539)
(Loss) income from discontinued operations, net of income taxes	$(31,998)	$7,353	$(6,918)

(1)           In 2010, 2009, and 2008 the Company recorded pre-tax non-cash impairment charges of $46.9 million ($28.7 million, net of tax), $1.4 million ($0.9 million, net of tax) and $1.4 million ($1.0 million, net of tax) associated with the goodwill and trade name at its TruGreen LandCare business in (loss) income from discontinued operations, net of income taxes.

During the second quarter of 2008, the Company recorded a pre-tax non-cash impairment charge of $6.3 million ($3.8 million, net of tax) as a result of a change in our fair value estimate of InStar’s net assets based on changing market conditions and the ongoing sales process.

(2)           During the third quarter of 2008, the Company completed the sale of InStar for $22.0 million, with the payment of $3.0 million of that amount deferred until November 2011. Upon the sale of InStar the Company recorded a loss on sale, net of tax, of $0.5 million.

The carrying amounts of the major classes of assets and liabilities for TruGreen LandCare are presented below. These assets and liabilities are included in the financial statement caption “discontinued operations” on the consolidated statements of financial position.

As of December 31,	2010	2009
Assets:
Receivables, net	$27,732	$30,327
Inventories and other current assets	23,245	23,921
Total Current Assets	50,977	54,248
Net property and equipment	22,498	19,790
Goodwill and intangible assets, net	9,899	61,805
Total Assets	$83,374	$135,843
Liabilities:
Current liabilities	$15,496	$15,950
Long-term liabilities	1,952	4,452
Total Liabilities	$17,448	$20,402

The table below summarizes the activity during the year ended December 31, 2010 for the remaining liabilities from operations that were discontinued in years prior to 2010. The remaining obligations primarily relate to long-term self-insurance claims. The Company believes that the remaining reserves continue to be adequate and reasonable.

(In thousands)	Balance at Dec. 31, 2009	Cash Payments or Other	Expense/ (Income)	Balance at Dec. 31, 2010
Remaining liabilities of discontinued operations:
ARS/AMS	$2,921	$(3,254)	$552	$219
LandCare Construction	722	(84)	18	656
LandCare utility line clearing business	911	(140)	—	771
Certified Systems, Inc. and other	2,149	(245)	1	1,905
InStar	248	(56)	(43)	149
Total liabilities of discontinued operations	$6,951	$(3,779)	$528	$3,700

Note 8. Restructuring and Merger Related Charges

The Company incurred restructuring and Merger related charges of $11.4 million ($7.0 million, net of tax), $26.7 million ($16.4 million, net of tax) and $12.2 million ($7.3 million, net of tax) for the years ended December 31, 2010, 2009 and 2008, respectively. Restructuring and Merger related charges were comprised of the following:

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
TruGreen LawnCare reorganization and restructuring(1)	$6,922	$8,717	$—
Information technology outsourcing(2)	—	9,861	3,504
Terminix branch optimization(3)	2,352	3,219	—
Merger related charges(4)	1,208	2,321	1,249
Other(5)	966	2,564	7,405
Total restructuring and Merger related charges	$11,448	$26,682	$12,158

(1)           Represents restructuring charges related to a reorganization of field leadership and a restructuring of branch operations. For the years ended December 31, 2010 and 2009, these costs included consulting fees of $4.7 million and $6.3 million, respectively and severance, lease termination and other costs of $2.2 million and $2.4 million, respectively.

(2)           On December 11, 2008, the Company entered into an agreement with IBM pursuant to which IBM provides information technology operations and applications development services to the Company. These services were phased in during the first half of 2009. For the years ended December 31, 2009 and 2008, these costs included transition fees paid to IBM of $7.6 million and $0.3 million, respectively, employee retention and severance costs of $1.3 million and $0.4 million, respectively, and consulting and other costs of $1.0 million and $2.8 million, respectively.

(3)           Represents restructuring charges related to a branch optimization project. For the year ended December 31, 2010, these costs were comprised of lease termination costs. For the year ended December 31, 2009, these costs included lease termination costs of $2.9 million and severance costs of $0.3 million.

(4)           Includes severance, retention, legal fees and other costs associated with the Merger.

(5)           For the years ended December 31, 2010, 2009 and 2008 these costs related to previous restructuring initiatives and included adjustments to lease termination reserves of $0.3 million, $0.3 million and $1.9 million, respectively, employee retention and severance costs of $0.4 million, $0.6 million and $1.4 million, respectively, and consulting and other costs of $0.3 million, $1.7 million and $4.1 million, respectively.

The pretax charges discussed above are reported in the “Restructuring and Merger related charges” line in the Consolidated Statement of Operations.

A reconciliation of the beginning and ending balances of accrued restructuring and Merger related charges, which are included in Accrued Liabilities—Other on the Consolidated Statement of Financial Position, is presented as follows:

(In thousands)	Accrued Restructuring and Merger Related Charges
Balance at December 31, 2008	$6,051
Costs incurred	26,682
Costs paid or otherwise settled	(25,296)
Balance at December 31, 2009	7,437
Costs incurred	11,448
Costs paid or otherwise settled	(15,343)
Balance at December 31, 2010	$3,542

Note 9. Commitments and Contingencies

The Company leases certain property and equipment under various operating lease arrangements. Most of the property leases provide that the Company pay taxes, insurance and maintenance applicable to the leased premises. As leases for existing locations expire, the Company expects to renew the leases or substitute another location and lease.

Rental expense for the years ended December 31, 2010, 2009 and 2008 was $104.7 million, $106.9 million and $117.1 million, respectively. Future long-term non-cancelable operating lease payments are approximately $46.9 million in 2011, $40.6 million in 2012, $28.5 million in 2013, $19.5 million in 2014, $12.5 million in 2015 and $28.0 million in 2016 and thereafter.

A portion of the Company’s vehicle fleet and some equipment are leased through operating leases. The lease terms are non-cancelable for the first twelve-month term, and then are month-to-month, cancelable at the Company’s option. There are residual value guarantees by the Company (ranging from 70 percent to 84 percent of the estimated terminal value at the inception of the lease depending on the agreement) relative to these vehicles and equipment, which historically have not resulted in significant net payments to the lessors. The fair value of the assets under all of the fleet and equipment leases is expected to substantially mitigate the Company’s guarantee obligations under the agreements. At December 31, 2010, the Company’s residual value guarantees related to the leased assets totaled $53.5 million for which the Company has recorded as a liability the estimated fair value of these guarantees of $1.1 million in the Consolidated Statements of Financial Position.

Prior to the Merger, the Company maintained lease facilities with banks totaling $65.2 million, which provided for the financing of branch properties to be leased by the Company. In connection with the closing of the Merger, the Company amended these leases effective July 24, 2007. Among the modifications, the Company extended the lease terms through July 24, 2010 and made a $22.0 million investment in the lease facilities. In July 2010, the Company purchased the properties for $65.2 million. The Company’s $22.0 investment in the lease facilities was returned to the Company upon purchase, resulting in a net cash payment of $43.2 million. In the third quarter of 2009, the Company determined that it was probable that the fair value of the real properties under operating leases would be below the total amount funded under the lease facilities at the end of the lease term. The Company’s estimate of this shortfall was $15.9 million, which was expensed over the remainder of the lease term. For the years ended December 31, 2010 and 2009, the Company recorded charges of $10.4 million and $5.5 million, respectively, related to this shortfall.

Certain of the Company’s assets, including a call center facility and equipment, are leased under capital leases with $4.7 million in remaining lease obligations as of December 31, 2010. Future lease payments under capital leases are $1.5 million in 2011, $0.9 million in 2012, $0.5 million in 2013, $0.5 million in 2014, $0.6 million in 2015 and $0.7 million in 2016 and thereafter.

In the normal course of business, the Company periodically enters into agreements that incorporate indemnification provisions. While the maximum amount to which the Company may be exposed under such agreements cannot be estimated, the Company does not expect these guarantees and indemnifications to have a material effect on the Company’s business, financial condition, results of operations or cash flows.

The Company carries insurance policies on insurable risks at levels which it believes to be appropriate, including workers’ compensation, auto and general liability risks. The Company purchases insurance policies from third party insurance carriers, which typically incorporate significant deductibles or self-insured retentions. The Company is responsible for all claims that fall below the retention limits. As of December 31, 2010 and 2009, the Company had accrued self-insured claims of $121.7 million and $130.9 million, respectively, which are included in Accrued Liabilities—Self-insured claims and related expenses and Other long-term obligations on the Consolidated Statements of Financial Position. During the years ended December 31, 2010, 2009 and 2008, the Company recorded provisions for uninsured claims totaling $31.4 million, $32.0 million and $36.1 million, respectively, (of which $5.7 million, $6.7 million and $7.8 million are included in (loss) income from discontinued operations, net of income taxes on the consolidated statements of operations, respectively) and the Company paid claims totaling $40.6 million, $47.0 million and $49.2 million, respectively. In determining the Company’s accrual for self-insured claims, the Company uses historical claims experience to establish both the current year accrual and the underlying provision for future losses. This actuarially determined provision and related accrual includes known claims, as well as incurred but not reported claims. The Company adjusts its estimate of accrued self-insured claims when required to reflect changes based on factors such as changes in health care costs, accident frequency and claim severity.

Accruals for home service contract claims in the American Home Shield business are made based on the Company’s claims experience and actuarial projections. Termite damage claim accruals are recorded based on both the historical rates of claims incurred within a contract year and the cost per claim. Current activity could differ causing a change in estimates. The Company has certain liabilities with respect to existing or potential claims, lawsuits and other proceedings. The Company accrues for these liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Any resulting adjustments, which could be material, are recorded in the period the adjustments are identified.

In the ordinary course of conducting business activities, the Company and its subsidiaries become involved in judicial, administrative and regulatory proceedings involving both private parties and governmental authorities. These proceedings include, on an individual, collective and class action basis, regulatory, insured and uninsured employment, general, and commercial liability, wage and hour and environmental proceedings. Additionally, the Company has entered into settlement agreements in certain cases, including putative collective and class actions, which are subject to court approval. If one or more of the Company’s settlements are not finally approved, the Company could have additional or different exposure, which could be material. At this time, the Company does not expect any of these proceedings to have a material effect on its reputation, business, financial position, results of operations or cash flows; however, the Company can give no assurance that the results of any such proceedings may not prove to be material to its reputation, business, financial position, results of operations and cash flows.

Note 10. Related Party Transactions

In connection with the Merger and the related transactions, the Company entered into a consulting agreement with CD&R under which CD&R provided the Company with on-going consulting and management advisory services in exchange for an annual management fee of $2.0 million, which was payable quarterly. On July 30, 2009, the consulting agreement was amended and the annual management fee payable under the consulting agreement with CD&R was increased from $2.0 million to $6.25 million in order to align our fee structure with market rates. Under this agreement, the Company recorded management fees for the years ended December 31, 2010, 2009 and 2008 of $6.25 million, $6.25 million and $2.0 million, respectively. The amended consulting agreement also provides that CD&R may receive additional fees in connection with certain subsequent financing and acquisition or disposition transactions. The amended consulting agreement will terminate on July 24, 2017, unless terminated earlier at CD&R’s election.

In addition, in August 2009, the Company entered into consulting agreements with Citigroup, BAS and JPMorgan, each of which is an Equity Sponsor or an affiliate of an Equity Sponsor. Under the consulting agreements, Citigroup, BAS and JPMorgan each provide the Company with on-going consulting and management advisory services through June 30, 2016 or the earlier termination of the existing consulting agreement between the Company and CD&R. The Company pays annual management fees of $0.5 million, $0.5 million and $0.25 million to Citigroup, BAS and JPMorgan, respectively. The Company recorded consulting fees related to these agreements of $1.25 million for the years ended December 31, 2010 and 2009. On September 30, 2010, Citigroup transferred the management responsibility for, and its proprietary interests in, certain investment funds that own shares of common stock of Holdings to StepStone and Lexington Partners Advisors LP. Citigroup also assigned its obligations and rights under its consulting agreement to StepStone, and beginning in the fourth quarter of 2010, the consulting fee otherwise payable to Citigroup became payable to StepStone.

Between the Merger and December 31, 2010, Holdings completed open market purchases totaling $65.0 million in face value of the Permanent Notes for a cost of $21.4 million. The debt acquired by Holdings has not been retired, and the Company has continued to pay interest in accordance with the terms of the debt. During the years ended December 31, 2010, 2009 and 2008, the Company recorded interest expense of $7.0 million, $6.9 million and $0.4 million, respectively, related to Permanent Notes held by Holdings. During the years ended December 31, 2010 and 2009, the Company made cash payments to Holdings in the amount of $7.0 million and $6.5 million, respectively. There were no cash payments made by the Company to Holdings in 2008. Interest accrued by the Company and payable to Holdings as of December 31, 2010 and 2009 amounted to $3.2 million.

Note 11. Employee Benefit Plans

Effective January 2, 2007, the Company approved a long-term incentive plan (the “LTIP”) designed to reward certain employees based on the accumulated three-year Company financial performance against pre-tax income and revenue goals. Pursuant to the LTIP, the awards would be paid out in cash at the end of a three-year performance period, if certain performance measures were achieved. The costs of the awards were recognized over the performance period and were included in selling and administrative expenses in the Consolidated Statements of Operations. Compensation expense related to the LTIP was $1.7 million for the year ended December 31, 2008. During 2009, the Company determined that the three year financial performance measures had not been achieved and reversed reserves related to the Plan in the amount of $4.4 million. The LTIP was terminated as of December 31, 2009.

Discretionary contributions to qualified profit sharing and non-qualified deferred compensation plans were made in the amount of $13.9 million, $12.0 million and $12.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Note 12. Long-Term Debt

Long-term debt at December 31, 2010 and December 31, 2009 is summarized in the following table:

(In thousands)	2010	2009
Senior secured term loan facility maturing in 2014	$2,557,250	$2,583,750
10.75% /11.50% senior toggle notes maturing in 2015	1,061,000	1,061,000
Revolving credit facility maturing in 2014	—	—
7.10% notes maturing in 2018(1)	65,549	63,624
7.45% notes maturing in 2027(1)	150,555	147,885
7.25% notes maturing in 2038(1)	60,633	59,824
Other	53,500	58,861
Less current portion	(49,412)	(64,395)
Total long-term debt	$3,899,075	$3,910,549

(1)           The increase in the balance from 2009 to 2010 reflects the amortization of fair value adjustments related to purchase accounting, which effectively increases the stated coupon interest rates.

The Company had $69.6 million and $70.2 million of accrued interest at December 31, 2010 and 2009, respectively. Accrued interest is included in Accrued Liabilities—Other on the Consolidated Statement of Financial Position.

In connection with the completion of the Transactions, the Company entered into (i) the senior secured term loan facility, (ii) the Interim Loan Facility, (iii) the Revolving Credit Facility and (iv) a new synthetic letter of credit facility in an aggregate principal amount of $150.0 million. Additionally, the Company repaid certain of its existing indebtedness, including the 2009 Notes. The 2009 Notes were called for redemption on the Closing Date and were redeemed on August 29, 2007. Additionally, the Company utilized a portion of the proceeds from the Term Facilities described and defined below to repay at maturity the 2007 Notes. The debt issuance costs related to the Merger have been capitalized and these costs are being amortized to interest expense over the terms of the underlying debt instruments.

Term Facilities

On the Closing Date, in connection with the completion of the Merger, ServiceMaster became obligated under the Term Facilities. The Term Facilities consist of (i) the senior secured term loan facility providing for term loans in an aggregate principal amount of $2.65 billion and (ii) a pre-funded synthetic letter of credit facility in an aggregate principal amount of $150.0 million. As of December 31, 2010, the Company had issued $143.1 million of letters of credit, resulting in unused commitments under the synthetic letter of credit facility of $6.9 million.

The Term Facilities will mature on July 24, 2014. The interest rates applicable to the loans under the Term Facilities are based on a fluctuating rate of interest measured by reference to either, at ServiceMaster’s option, (i) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin (as of December 31, 2010—2.50%) or (ii) an alternate base rate, plus a borrowing margin (as of December 31, 2010—1.50%). The borrowing margin, in each case, will be adjusted from time to time based on the Consolidated Secured Leverage Ratio (as defined in the Term Facilities agreement) for the previous fiscal quarter.

In February 2008, the Company entered into two three-year interest rate swap agreements and a four-year interest rate swap agreement, effective March 3, 2008. The total notional amount of the three-year swap agreements was $250.0 million, and the total notional amount of the four-year swap agreement was $250.0 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of 3.15% on the $250.0 million notional amount under the three-year swap agreements and 3.48% on the $250.0 million notional amount under the four-year swap agreement, and the Company will receive a floating rate of interest (based on three month LIBOR) on the notional amount. Therefore, during the term of the swap agreements, the effective interest rate for $500.0 million of the term loans is fixed at a rate between 3.15% and 3.48% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In August 2008, the Company entered into two three-year interest rate swap agreements effective September 2, 2008. The total notional amount of the agreements was $200.0 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of 3.83% on the $200.0 million notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreements, the effective interest rate for $200.0 million of the term loans is fixed at a rate of 3.83% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In September 2008, the Company entered into a four-year interest rate swap agreement effective October 1, 2008. The notional amount of the agreement was $200.0 million. Under the terms of the agreement, the Company will pay a fixed rate of interest of 3.53% on the $200.0 million notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreement, the effective interest rate for $200.0 million of the term loans is fixed at a rate of 3.53% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In April 2009, the Company entered into a two-year interest rate swap agreement effective August 2, 2010. The notional amount of the agreement was $530.0 million. Under the terms of the agreement, the Company will pay a fixed rate of interest of 2.55% on the $530.0 notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreement, the effective interest rate for $530.0 million of the term loans is fixed at a rate of 2.55% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In June 2010, the Company entered into two two-year interest rate swap agreements effective March 3, 2011. The total notional amount of the agreements was $250.0 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of 1.70% on the $250.0 million notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreements, the effective interest rate for $250.0 million of the term loans will be fixed at a rate of 1.70% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In June 2010, the Company entered into two two-year interest rate swap agreements effective September 1, 2011. The total notional amount of the agreements was $200.0 million. Under the terms of the agreements, the Company will pay a weighted average fixed rate of interest of 2.22% on the $200.0 million notional amount, and the Company will receive a floating rate of interest (based on one month LIBOR) on the notional amount. Therefore, during the term of the swap agreements, the effective interest rate for $200.0 million of the term loans will be fixed at a rate of 2.22% plus the incremental borrowing margin of 2.50% as of December 31, 2010.

In accordance with accounting standards for derivative instruments and hedging activities, these interest rate swap agreements are classified as cash flow hedges, and, as such, the hedging instruments are recorded on the balance sheet as either an asset or liability at fair value, with the effective portion of the changes in fair value attributable to the hedged risks recorded in other comprehensive income.

10.75%/11.50% Permanent Notes

On the Closing Date, in connection with the completion of the Merger, ServiceMaster became obligated under the Interim Loan Facility. The Interim Loan Facility matured on July 24, 2008. On the maturity date, outstanding amounts under the Interim Loan Facility were converted on a one to one basis into Permanent Notes. The Permanent Notes were issued pursuant to a refinancing indenture. In connection with the issuance of Permanent Notes, ServiceMaster entered into the Registration Rights Agreement, pursuant to which ServiceMaster filed with the SEC a registration statement with respect to the resale of the Permanent Notes, which was declared effective on January 16, 2009. ServiceMaster deregistered the Permanent Notes in accordance with the terms of the Registration Rights Agreement, and the effectiveness of the registration statement was terminated on November 19, 2009.

Pursuant to the refinancing indenture, the Company had the option to pay Cash Interest, PIK Interest or 50 percent as Cash Interest and 50 percent as PIK Interest through July 15, 2011. Interest payable after July 15, 2011 is payable entirely as Cash Interest. All interest payments due through January 2011 were paid entirely as Cash Interest. The Company has elected to pay all interest payable through July 15, 2011 entirely as Cash Interest. Cash Interest accrues on the Permanent Notes at a rate per annum equal to 10.75%. PIK Interest would have accrued on the Permanent Notes at a rate per annum equal to 11.50%. If the Company had elected to pay PIK Interest, the principal amount of the notes would have increased in an amount equal to the PIK Interest payable for the applicable payment period to the holders of the Permanent Notes on the relevant record date.

The Permanent Notes are senior unsecured obligations of ours and rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The Permanent Notes are guaranteed by certain of our subsidiaries on a senior unsecured basis. The subsidiary guarantees are general unsecured senior obligations of the subsidiary guarantors and rank equally in right of payment with all of the existing and future senior unsecured indebtedness of our non-guarantor subsidiaries. The Permanent Notes are effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

During the first quarter of 2009, the Company completed open market purchases of $89.0 million in face value of the Permanent Notes for a cost of $41.0 million. The debt acquired by the Company has been retired, and the Company has discontinued

the payment of interest. The Company recorded a gain on extinguishment of debt of $46.1 million in its Consolidated Statement of Operations for the year ended December 31, 2009 related to these retirements.

Revolving Credit Facility

On the Closing Date, in connection with the completion of the Merger, ServiceMaster became obligated under the Revolving Credit Facility. The Revolving Credit Facility provides for senior secured revolving loans and stand-by and other letters of credit. The Revolving Credit Facility limits outstanding letters of credit to $75.0 million. As of December 31, 2010 and 2009, there were no revolving loans or letters of credit outstanding under the Revolving Credit Facility. As of December 31, 2010 and 2009, the Company had $500.0 million of remaining capacity available under the Revolving Credit Facility.

On February 2, 2011, ServiceMaster entered into an amendment to its Revolving Credit Facility, which provides for senior secured revolving loans and stand-by and other letters of credit. Prior to the amendment, the facility was scheduled to mature on July 24, 2013 and provided for maximum borrowing capacity of $500.0 million with outstanding letters of credit limited to $75.0 million. The Company desired to extend the maturity date of the facility by one year, and as an inducement for such extension offered to allow any lenders in the syndicate group that were willing to extend the maturity date by one year a 20 percent reduction of such lender’s loan commitment. As a result of the amendment, the Company will have available borrowing capacity under its amended Revolving Credit Facility of approximately $442.0 million through July 24, 2013 and will have approximately $229.0 million of available borrowing capacity from July 25, 2013 through July 24, 2014. The Company will continue to have access to letters of credit up to $75.0 million through July 24, 2014.

The interest rates applicable to the loans under the Revolving Credit Facility will be based on a fluctuating rate of interest measured by reference to either, at the borrower’s option, (1) an adjusted London inter-bank offered rate (adjusted for maximum reserves), plus a borrowing margin (as of December 31, 2010—2.50%) or (2) an alternate base rate, plus a borrowing margin (as of December 31, 2010—1.50%). The borrowing margin, in each case, will be adjusted from time to time based on the Consolidated Secured Leverage Ratio (as defined in the Revolving Credit Agreement) for the previous fiscal quarter.

The agreements governing the Term Facilities, the Permanent Notes and the Revolving Credit Facility contain certain covenants that, among other things, limit or restrict the incurrence of additional indebtedness, liens, sales of assets, certain payments (including dividends) and transactions with affiliates, subject to certain exceptions. The Company was in compliance with the covenants under these agreements at December 31, 2010.

Future scheduled long-term debt payments are $49.3 million, $44.7 million, $31.8 million, $2,482.0 million and $1,063.3 million for the years ended December 31, 2011, 2012, 2013, 2014 and 2015, respectively. The scheduled long-term debt payments of $49.3 million in 2011 include the repayment of $10.0 million transferred under the Company’s accounts receivable securitization arrangement, as described in Note 14.

Note 13. Cash and Marketable Securities

Cash, money market funds and certificates of deposits, with maturities of three months or less when purchased, are included in the Consolidated Statements of Financial Position caption “Cash and Cash Equivalents.” As of December 31, 2010 and 2009, the Company’s investments consist primarily of domestic publicly traded debt and certificates of deposit totaling $100.9 million and $93.9 million, respectively, and common equity securities of $39.7 million and $38.3 million, respectively.

The aggregate market value of the Company’s short- and long-term investments in debt and equity securities was $140.6 million and $132.2 million, and the aggregate cost basis was $133.0 million and $126.7 million at December 31, 2010 and 2009, respectively.

As of December 31, 2010 and 2009, $242.2 million and $258.4 million, respectively, of the cash and short- and long-term marketable securities balance are associated with regulatory requirements at American Home Shield and for other purposes. American Home Shield’s investment portfolio has been invested in a combination of high quality, short duration fixed income securities and equities.

Gains and losses on sales of investments, as determined on a specific identification basis, are included in investment income in the period they are realized. The Company periodically reviews its portfolio of investments to determine whether there has been an other than temporary decline in the value of the investments from factors such as deterioration in the financial condition of the issuer or the market(s) in which it competes. The table below summarizes gross realized gains and gross realized losses, each resulting from sales of available-for-sale securities and impairment charges due to other than temporary declines in the value of certain investments.

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Gross realized gains, pre-tax	$2,326	$3,882	$13,191
Gross realized gains, net of tax	1,418	2,385	10,038
Gross realized losses, pre-tax	(207)	(1,492)	(10,896)
Gross realized losses, net of tax	(126)	(917)	(8,292)
Impairment charges, pre-tax	(174)	(5,854)	(16,478)
Impairment charges, net of tax	(106)	(3,596)	(12,540)

The table below summarizes unrealized gains and losses in the investment portfolio

	As of December 31,
(In thousands)	2010	2009
Unrealized gains	$9,621	$7,674
Unrealized losses	(1,995)	(2,226)
Portion of unrealized losses which had been in a loss position for more than one year	(109)	(739)
Aggregate fair value of the investments with unrealized losses	18,535	26,837

Note 14. Receivable Sales

The Company has entered into an accounts receivable securitization arrangement under which TruGreen LawnCare and Terminix may sell certain eligible trade accounts receivable to Funding, the Company’s wholly owned, bankruptcy-remote subsidiary, which is consolidated for financial reporting purposes. Funding, in turn, may transfer, on a revolving basis, an undivided percentage ownership interest of up to $50.0 million in the pool of accounts receivable to the Purchasers. The amount of the eligible receivables varies during the year based on seasonality of the businesses and could, at times, limit the amount available to the Company from the sale of these interests. As of December 31, 2010, the amount of eligible receivables was approximately $31.5 million.

During the years ended December 31, 2010 and 2009, there were no transfers of interests in the pool of trade accounts receivables to Purchasers under this arrangement. During the third quarter of 2008, an interest in the pool of trade accounts receivable was transferred to a third party in exchange for $10.0 million. As of December 31, 2010 and 2009, the Company had $10.0 million outstanding under the arrangement and, as of December 31, 2010, had $21.5 million of remaining capacity available under the trade accounts receivable securitization arrangement.

The accounts receivable securitization arrangement is a 364-day facility that is renewable annually at the option of Funding, with a final termination date of July 17, 2012. Only one of the Purchasers is required to purchase interests under the arrangement. If this Purchaser were to exercise its right to terminate its participation in the arrangement, which it may do in the third quarter of each year, the amount of cash available to the Company under this agreement may be reduced or eliminated. As part of the annual renewal of the facility, which occurred on July 20, 2010, this Purchaser agreed to continue its participation in the arrangement at least through July 19, 2011.

The Company has recorded its obligation to repay the third party for its interest in the pool of receivables as long-term debt in these Consolidated Financial Statements. The interest rates applicable to the Company’s obligation are based on a fluctuating rate of interest measured based on the third party Purchaser’s pooled commercial paper rate, as defined (0.32% at December 31, 2010). In addition, the Company pays usage fees on its obligations and commitment fees on undrawn amounts committed by the Purchasers. All obligations under the accounts receivable securitization arrangement must be repaid by July 17, 2012, the final termination date of the arrangement.

Note 15. Comprehensive Income

Comprehensive income (loss), which primarily includes net income (loss), unrealized gain (loss) on marketable securities, unrealized gain (loss) on derivative instruments and the effect of foreign currency translation is disclosed in the Consolidated Statements of Shareholder’s Equity. The following table summarizes the activity in other comprehensive income (loss) and the related tax effects.

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Net unrealized gains (losses) on securities:
Unrealized gains (losses)(1)	$2,808	$2,416	$(14,859)
Reclassification adjustment for net (gains) losses realized(2)	(1,225)	2,182	9,067
Net unrealized gains (losses) on securities	1,583	4,598	(5,792)
Net unrealized gains (losses) on derivative instruments:
Unrealized losses(3)	(24,901)	(24,636)	(45,567)
Reclassification adjustment for net losses realized(4)	27,535	47,380	3,062
Net unrealized gains (losses) on derivative instruments	2,634	22,744	(42,505)
Foreign currency translation	2,186	5,038	(3,511)
Other comprehensive income (loss)	$6,403	$32,380	$(51,808)

(1)                                  Net of tax effect of $(1.3) million in 2010, $(1.4) million in 2009 and $8.5 million in 2008.

(2)                                  Net of tax effect of $0.7 million in 2010, $(1.3) million in 2009 and ($5.3) million in 2008.

(3)                                  Net of tax effect of $14.4 million in 2010, $13.8 million in 2009 and $26.9 million in 2008.

(4)                                  Net of tax effect of $(15.5) million in 2010, $(28.6) million in 2009 and ($2.0) million in 2008.

Accumulated other comprehensive loss included the following components as of December 31:

(In thousands)	2010	2009
Net unrealized gains on securities, net of tax	$5,026	$3,442
Net unrealized losses on derivative instruments, net of tax	(27,582)	(30,216)
Foreign currency translation	5,185	3,000
Total	$(17,371)	$(23,774)

Note 16. Supplemental Cash Flow Information

In the Consolidated Statements of Cash Flows, the caption “Cash and cash equivalents” includes investments in short-term, highly-liquid securities having a maturity of three months or less when purchased. Supplemental information relating to the Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008 is presented in the following table:

	Year Ended Dec. 31,
(In thousands)	2010	2009	2008
Cash paid for or (received from):
Interest expense	$268,693	$301,527	$269,442
Interest and dividend income	(5,331)	(6,621)	(13,087)
Income taxes, net of refunds	13,353	824	10,413

Note 17. Capital Stock

Effective July 24, 2007 upon completion of the Merger, the Certificate of Incorporation of the Company was amended to provide for the authorization of 1,000 shares of common stock to replace the previously authorized, issued and outstanding common stock. As a result of the Merger, CDRSVM Holding, Inc. holds 1,000 shares of the Company’s common stock, which represents all of the authorized and issued common stock.

Note 18. Stock-Based Compensation

The board of directors and stockholders of Holdings have adopted the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the “MSIP”). The MSIP provides for the sale of shares and deferred share units (“DSUs”) of Holdings stock to ServiceMaster’s executive officers, other key employees and directors as well as the grant of options to purchase shares of Holdings to those individuals. DSUs represent a right to receive a share of common stock in the future. The board of directors of Holdings, or a committee designated by it, selects the officers, employees and directors eligible to participate in the MSIP and determines the specific number of shares to be offered or options to be granted to an individual employee or director. A maximum of 13,045,000 shares of Holdings stock was available for issuance under the MSIP. As of September 24, 2010, the board of directors and stockholders of Holdings approved an amendment to the MSIP. The amendment to the MSIP increased by 800,000 the maximum number of shares of Holdings’ common stock available for issuance thereunder, to 13,845,000, and provides for the award of restricted stock units (“RSUs”) under the MSIP. Holdings currently intends to satisfy any need for shares of common stock of Holdings associated with the settlement of DSUs, vesting of RSUs or exercise of options issued under the MSIP through those new shares available for issuance or any shares repurchased from participants in the MSIP.

All option grants under the MSIP will be non-qualified options with a per-share exercise price no less than the fair market value of one share of Holdings stock on the grant date. Any stock options granted will generally have a term of ten years and vesting will be subject to an employee’s continued employment. The board of directors of Holdings, or a committee designated by it, may accelerate the vesting of an option at any time. In addition, vesting of options will be accelerated if Holdings experiences a change in control (as defined in the MSIP) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting. Vesting of options will also be accelerated in the event of an employee’s death or disability (as defined in the MSIP). Upon a termination for cause (as defined in the MSIP), all options held by an employee are immediately cancelled. Following a termination without cause, vested options will generally remain exercisable through the earliest of the expiration of their term or three months following termination of employment (one year in the case of death, disability or retirement at normal retirement age).

Unless sooner terminated by the board of directors of Holdings, the MSIP will remain in effect until November 20, 2017.

In 2010, 2009 and 2008, Holdings completed various equity offerings to certain executive officers and key employees pursuant to the MSIP. The shares sold and options granted to employees in connection with these equity offerings are subject to and governed by the terms of the MSIP. In connection with these offerings, Holdings sold a total of 97,200, 234,500 and 240,700 shares of common stock in 2010, 2009 and 2008, respectively, at a purchase price of $10.00 per share. In addition, Holdings granted ServiceMaster’s executive officers and key employees options to purchase 284,400, 906,000 and 893,900 shares of Holdings common stock in 2010, 2009 and 2008, respectively, at an exercise price of $10.00 per share. These options are subject to and governed by the terms of the MSIP. The $10.00 per share purchase price and exercise price was based on the determination by the compensation committee of Holdings of the fair market value of the common stock of Holdings as of the purchase/grant dates.

All options granted to date will vest in four equal annual installments, subject to an employee’s continued employment. The four-year vesting period is the requisite service period over which compensation cost will be recognized on a straight-line basis for all grants. The options will be accounted for as equity-classified awards. The non-cash stock-based compensation expense associated with the MSIP is pushed down from Holdings and recorded in the financial statements of ServiceMaster.

The value of each option award was estimated on the grant date using the Black-Scholes option valuation model that incorporates the assumptions noted in the following table. For options granted in 2010, 2009 and 2008, the expected volatilities were based on the historical and implied volatilities of the publicly traded stock of a group of companies comparable to ServiceMaster. The expected life represents the period of time that options granted are expected to be outstanding and was calculated using the simplified method as outlined by the SEC in Staff Accounting Bulletins No. 107 and 110. The risk-free interest rates were based on the U.S. Treasury securities with terms similar to the expected lives of the options as of the grant dates.

	Year Ended Dec. 31,
Assumption	2010	2009	2008
Expected volatility	31.7% - 34.3%	38.5% - 46.9%	25.1% - 46.9%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life (in years)	6.3	6.3	6.3
Risk-free interest rate	1.77% - 2.63%	2.56% - 2.92%	2.56% - 3.56%

The weighted-average grant-date fair value of the options granted during 2010, 2009 and 2008 was $3.65, $4.36 and $4.19 per option, respectively. The Company has applied a forfeiture assumption of 5.78% per annum in the recognition of the expense related to these options.

A summary of option activity under the MSIP as of December 31, 2010, and changes during the year then ended is presented below:

	Stock Options	Weighted Avg. Exercise Price	Remaining Contractual Term (in years)
Total outstanding, December 31, 2009	10,014,133	$10.00
Granted to employees	284,400	$10.00
Exercised	—
Forfeited	(696,850)	$10.00
Total outstanding, December 31, 2010	9,601,683	$10.00	7.3
Total exercisable, December 31, 2010	6,346,898	$10.00	7.0

On September 24, 2010, the compensation committee of the Holdings board of directors approved an employee restricted stock unit agreement to be used when awards of RSUs are made under the MSIP and granted 735,000 RSU awards to certain senior executives of ServiceMaster. The RSUs had a grant-date fair value of $10.00 per unit, which was equivalent to the then current fair value of Holdings’ common stock, and will vest in three equal annual installments, subject to an employee’s continued employment. Upon vesting, each RSU will be converted into one share of Holdings’ common stock.

A summary of RSU activity under the MSIP as of December 31, 2010, and changes during the year then ended is presented below:

	RSUs	Weighted Avg. Grant Date Fair Value
Total outstanding, December 31, 2009	—
Granted to employees	735,000	$10.00
Vested	—
Forfeited	—
Total outstanding, December 31, 2010	735,000	$10.00

During the years ended December 31, 2010, 2009 and 2008, the Company recognized stock-based compensation expense of $9.4 million ($5.7 million, net of tax), $8.1 million ($5.0 million, net of tax) and $7.0 million ($5.3 million, net of tax), respectively. As of December 31, 2010, there was $16.9 million of total unrecognized compensation cost related to non-vested stock options and RSUs granted by Holdings under the MSIP. These remaining costs are expected to be recognized over a weighted-average period of 2.1 years.

In September 2010, ServiceMaster announced the retirement of its CEO with a targeted retirement date of December 31, 2010, or such later date as a successor CEO is appointed. On September 8, 2010, in connection with the CEO’s retirement announcement, Holdings extended the option period on the CEO’s vested standalone options to three years following his departure date. This extension of the option period is considered a stock option modification resulting in additional stock compensation expense of $0.5 million, which was recorded in the year ended December 31, 2010.

Note 19. Fair Value of Financial Instruments

The period end carrying amounts of receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The period end carrying amounts of long-term notes receivable approximate fair value as the effective interest rates for these instruments are comparable to market rates at period end. The period end carrying amounts of current and long-term marketable securities also approximate fair value, with unrealized gains and losses reported net-of-tax as a component of accumulated comprehensive income (loss), or, for certain unrealized losses, reported in interest and net investment income in the Consolidated Statements of Operations if the decline in value is other than temporary. The carrying amount of total debt was $3,948.5 million and $3,974.9 million and the estimated fair value was $3,957.7 million and $3,716.5 million at December 31, 2010 and 2009, respectively. The fair values of the Company’s financial instruments reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to the Company as of December 31, 2010 and 2009.

The Company has estimated the fair value of its financial instruments measured at fair value on a recurring basis using the market and income approaches. For investments in marketable securities, deferred compensation trust assets and derivative contracts, which are carried at their fair values, the Company’s fair value estimates incorporate quoted market prices, other observable inputs (for example, forward interest rates) and unobservable inputs (for example, forward commodity prices) at the balance sheet date.

Interest rate swap contracts are valued using forward interest rate curves obtained from third party market data providers. The fair value of each contract is the sum of the expected future settlements between the contract counterparties, discounted to present value. The expected future settlements are determined by comparing the contract interest rate to the expected forward interest rate as of each settlement date and applying the difference between the two rates to the notional amount of debt in the interest rate swap contracts.

Fuel swap contracts are valued using forward fuel price curves obtained from third party market data providers. The fair value of each contract is the sum of expected future settlements between contract counterparties, discounted to present value. The expected future settlements are determined by comparing the contract fuel price to the expected forward fuel price as of each settlement date and applying the difference between the contract and expected prices to the notional gallons in the fuel swap contracts.

The carrying amount and estimated fair value of the Company’s financial instruments that are recorded at fair value for the periods presented are as follows:

		As of December 31, 2010				As of December 31, 2009
			Estimated Fair Value Measurements
(In thousands)	Balance Sheet Locations	Carrying Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Carrying Value	Estimated Fair Value
Financial Assets:
Deferred compensation trust assets	Long-term marketable securities	$10,859	$10,859	$—	$—	$9,985	$9,985
Investments in marketable securities	Marketable securities and Long-term marketable securities	129,724	40,373	89,351	—	122,201	122,201
Fuel swap contracts:
Current	Prepaid expenses and other assets	5,813	—	—	5,813	7,840	7,840
Noncurrent	Other assets	836	—	—	836
Total financial assets		$147,232	$51,232	$89,351	$6,649	$140,026	$140,026
Financial Liabilities:
Fuel swap contracts:
Current	Other accrued liabilities	$—	$—	$—	$—	$924	$924
Interest rate swap contracts	Other long-term obligations	50,085	—	50,085	—	54,120	54,120
Total financial liabilities		$50,085	$—	$50,085	$—	$55,044	$55,044

A reconciliation of the beginning and ending fair values of financial instruments valued using significant unobservable inputs (Level 3) is presented as follows:

(In thousands)	Fuel Swap Contract Assets (Liabilities)
Balance at December 31, 2008	$(24,924)
Total gains (losses) (realized and unrealized):
Included in earnings(1)	(25,305)
Included in other comprehensive loss	31,840
Settlements, net	25,305
Balance at December 31, 2009	$6,916
Total gains (losses) (realized and unrealized):
Included in earnings(1)	6,015
Included in other comprehensive income	(267)
Settlements, net	(6,015)
Balance at December 31, 2010	$6,649

(1)                            Gains (losses) included in earnings are reported in cost of services rendered and products sold.

The Company uses derivative financial instruments to manage risks associated with changes in fuel prices and interest rates. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. In designating its derivative financial instruments as hedging instruments under accounting standards for derivative instruments, the Company formally documents the relationship between the hedging instrument and the hedged item, as well as the risk management objective and strategy for the use of the hedging instrument. This documentation includes linking the derivatives to forecasted transactions. The Company assesses at the time a derivative contract is entered into, and at least quarterly thereafter, whether the derivative item is effective in offsetting the projected changes in cash flows of the associated forecasted transactions. All of the Company’s designated hedging instruments are classified as cash flow hedges.

The Company has historically hedged a significant portion of its annual fuel consumption of approximately 22 million gallons. The Company has also hedged the interest payments on a portion of its variable rate debt through the use of interest rate swap agreements. Substantially all of the Company’s fuel swap contracts and interest rate swap contracts are classified as cash flow hedges, and, as such, the hedging instruments are recorded on the Consolidated Statement of Financial Position as either an asset or liability at fair value, with the effective portion of changes in the fair value attributable to the hedged risks recorded in other comprehensive income. Any change in the fair value of the hedging instrument resulting from ineffectiveness, as defined by accounting standards, is recognized in current period earnings. Cash flows related to fuel and interest rate derivatives are classified as operating activities in the Consolidated Statements of Cash Flows.

The effect of derivative instruments on the Consolidated Statements of Operations and other comprehensive income for the years ended December 31, 2010 and 2009, respectively, is presented as follows:

(In thousands)	Effective Portion of (Loss) Gain Recognized in	Effective Portion of Gain (Loss) Reclassified from Accumulated Other
Derivatives designated as	Accumulated Other	Comprehensive Loss
Cash Flow Hedge	Comprehensive Loss	into Income	Location of Gain (Loss)
Relationships	Year ended December 31, 2010		included in Income
Fuel swap contracts	$(267)	$5,316	Cost of services rendered and products sold
		$699	(Loss) income from discontinued operations, net of income taxes
Interest rate swap contracts	$4,035	$(48,970)	Interest expense

Derivatives designated as Cash Flow Hedge	Effective Portion of Gain Recognized in Accumulated Other Comprehensive Loss	Effective Portion of Loss Reclassified from Accumulated Other Comprehensive Loss into Income	Location of Gain (Loss)
Relationships	Year ended December 31, 2009		included in Income
Fuel swap contracts	$31,840	$(21,029)	Cost of services rendered and products sold
		$(4,276)	(Loss) income from discontinued operations, net of income taxes
Interest rate swap contracts	$5,732	$(50,704)	Interest expense

Ineffective portions of derivative instruments designated in accordance with accounting standards as cash flow hedge relationships were insignificant during the year ended December 31, 2010. As of December 31, 2010, the Company had fuel swap contracts to pay fixed prices for fuel with an aggregate notional amount of $66.1 million, maturing through 2012. Under the terms of its fuel swap contracts, the Company is required to post collateral in the event that the fair value of the contracts exceeds a certain agreed upon liability level and in other circumstances required by the counterparty. As of December 31, 2010, the Company had posted $1.5 million in letters of credit as collateral under its fuel hedging program, none of which were posted under the Company’s Revolving Credit Facility. As of December 31, 2010, the Company had interest rate swap contracts to pay fixed rates for interest on long-term debt with an aggregate notional amount of $1.430 billion, maturing through 2013.

The effective portion of the gain or loss on derivative instruments designated and qualifying as cash flow hedging instruments is recorded in other comprehensive income. These amounts are reclassified into earnings in the same period or periods during which the hedged forecasted debt interest settlement or the fuel settlement affects earnings. The amount expected to be reclassified into earnings during the next 12 months includes unrealized gains and losses related to open fuel hedges and interest rate swaps. Specifically, as the underlying forecasted transactions occur during the next 12 months, the hedging gains and losses in accumulated other comprehensive income expected to be recognized in earnings is a loss of $17.6 million, net of tax, at December 31, 2010. The amounts that are ultimately reclassified into earnings will be based on actual interest rates and fuel prices at the time the positions are settled and may differ materially from the amount noted above.

Note 20. Condensed Consolidating Financial Statements of The ServiceMaster Company and Subsidiaries

The following condensed consolidating financial statements of the Company and its subsidiaries have been prepared pursuant to Rule 3-10 of Regulation S-X. These condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the Consolidated Financial Statements. Goodwill and other intangible assets have been allocated to all of the subsidiaries of the Company based on management’s estimates.

On July 24, 2008, outstanding amounts under the Interim Loan Facility converted into the Permanent Notes. The payment obligations of the Company under the Permanent Notes are jointly and severally guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries excluding certain subsidiaries subject to regulatory requirements in various states (“Guarantors”). Each of the Guarantors is wholly owned, directly or indirectly, by the Company, and all guarantees are full and unconditional. All other subsidiaries of the Company, either directly or indirectly owned, do not guarantee the Permanent Notes (“Non-Guarantors”).

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2010

(In thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$2,405,822	$777,219	$(55,647)	$3,127,394
Operating Costs and Expenses:
Cost of services rendered and products sold	—	1,461,057	371,293	(55,046)	1,777,304
Selling and administrative expenses	9,577	516,349	370,208	(184)	895,950
Amortization expense	222	99,918	35,860	—	136,000
Restructuring and Merger related charges (credits)	1,208	10,484	(244)	—	11,448
Total operating costs and expenses	11,007	2,087,808	777,117	(55,230)	2,820,702
Operating (Loss) Income	(11,007)	318,014	102	(417)	306,692
Non-operating Expense (Income):
Interest expense (income)	196,647	104,149	(13,863)	—	286,933
Interest and net investment loss (income)	1,628	3,596	(14,582)	—	(9,358)
Other expense	—	—	733	—	733
(Loss) Income from Continuing Operations before Income Taxes	(209,282)	210,269	27,814	(417)	28,384
(Benefit) provision for income taxes	(73,163)	25,134	58,974	—	10,945
(Loss) Income from Continuing Operations	(136,119)	185,135	(31,160)	(417)	17,439
Income (loss) from discontinued operations, net of income taxes	—	(32,698)	283	417	(31,998)
Equity in earnings of subsidiaries (net of tax)	121,560	(39,272)	—	(82,288)	—
Net (Loss) Income	$(14,559)	$113,165	$(30,877)	$(82,288)	$(14,559)

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2009

(In thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$2,284,625	$765,609	$(72,349)	$2,977,885
Operating Costs and Expenses:
Cost of services rendered and products sold	—	1,419,278	343,011	(71,038)	1,691,251
Selling and administrative expenses	9,582	505,945	315,220	—	830,747
Amortization expense	222	122,643	35,906	—	158,771
Trade name Impairment	—	21,400	5,200	—	26,600
Restructuring and Merger related charges	2,321	12,107	12,254	—	26,682
Total operating costs and expenses	12,125	2,081,373	711,591	(71,038)	2,734,051
Operating (Loss) Income	(12,125)	203,252	54,018	(1,311)	243,834
Non-operating Expense (Income):
Interest expense (income)	288,514	25,104	(14,285)	—	299,333
Interest and net investment loss (income)	938	5,555	(13,572)	—	(7,079)
Gain on extinguishment of debt	(46,106)	—	—	—	(46,106)
Other expense	—	—	748	—	748
(Loss) Income from Continuing Operations before Income Taxes	(255,471)	172,593	81,127	(1,311)	(3,062)
(Benefit) provision for income taxes	(107,346)	32,445	65,697	—	(9,204)
(Loss) Income from Continuing Operations	(148,125)	140,148	15,430	(1,311)	6,142
Income (loss) from discontinued operations, net of income taxes	—	6,365	(323)	1,311	7,353
Equity in earnings of subsidiaries (net of tax)	161,620	5,251	—	(166,871)	—
Net Income	$13,495	$151,764	$15,107	$(166,871)	$13,495

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008

(In thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating Revenue	$—	$2,337,020	$730,115	$(72,009)	$2,995,126
Operating Costs and Expenses:
Cost of services rendered and products sold	—	1,482,127	343,163	(70,427)	1,754,863
Selling and administrative expenses	3,696	495,850	311,788	—	811,334
Amortization expense	222	128,785	41,502	—	170,509
Trade name impairment	—	16,500	42,200	—	58,700
Restructuring and Merger related charges	1,249	1,917	8,992	—	12,158
Total operating costs and expenses	5,167	2,125,179	747,645	(70,427)	2,807,564
Operating (Loss) Income	(5,167)	211,841	(17,530)	(1,582)	187,562
Non-operating Expense (Income):
Interest expense (income)	348,637	6,865	(8,410)	—	347,092
Interest and net investment loss	8,049	1,944	59	—	10,052
Other expense	—	—	652	—	652
(Loss) Income from Continuing Operations before Income Taxes	(361,853)	203,032	(9,831)	(1,582)	(170,234)
(Benefit) provision for income taxes	(135,270)	45,490	39,027	—	(50,753)
(Loss) Income from Continuing Operations	(226,583)	157,542	(48,858)	(1,582)	(119,481)
Loss from discontinued operations, net of income taxes	—	(5,637)	(2,863)	1,582	(6,918)
Equity in earnings (losses) of subsidiaries (net of tax)	100,184	(60,565)	—	(39,619)	—
Net (Loss) Income	$(126,399)	$91,340	$(51,721)	$(39,619)	$(126,399)

Condensed Consolidating Statement of Financial Position

As of December 31, 2010

(In thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$132,168	$16,900	$103,630	$—	$252,698
Marketable securities	—	—	30,406	—	30,406
Receivables	1,229	109,680	414,370	(173,185)	352,094
Inventories	—	52,139	2,593	—	54,732
Prepaid expenses and other assets	10,129	12,583	18,152	—	40,864
Deferred customer acquisition costs	—	15,163	19,214	—	34,377
Deferred taxes	—	12,808	391	(1,641)	11,558
Assets of discontinued operations	—	50,978	26	—	51,004
Total Current Assets	143,526	270,251	588,782	(174,826)	827,733
Property and Equipment:
At cost	—	307,468	132,581	—	440,049
Less: accumulated depreciation	—	(118,614)	(54,537)	—	(173,151)
Net property and equipment	—	188,854	78,044	—	266,898
Other Assets:
Goodwill	—	2,760,512	364,781	—	3,125,293
Intangible assets, primarily trade names, service marks and trademarks, net	—	1,895,059	758,452	—	2,653,511
Notes receivable	1,990,383	231	30,269	(1,998,333)	22,550
Long-term marketable securities	10,859	—	99,318	—	110,177
Investments in and advances to subsidiaries	3,299,019	1,156,032	—	(4,455,051)	—
Other assets	98,425	4,164	882	(96,307)	7,164
Debt issuance costs	52,366	—	—	—	52,366
Assets of discontinued operations	—	32,398	—	—	32,398
Total Assets	$5,594,578	$6,307,501	$1,920,528	$(6,724,517)	$7,098,090
Liabilities and Shareholder’s Equity
Current Liabilities:
Accounts payable	$272	$46,187	$26,186	$—	$72,645
Accrued liabilities:
Payroll and related expenses	1,608	45,031	39,008	—	85,647
Self-insured claims and related expenses	—	20,430	60,848	—	81,278
Other	77,040	37,532	39,828	(1,641)	152,759
Deferred revenue	—	134,817	314,830	—	449,647
Liabilities of discontinued operations	—	15,646	654	—	16,300
Current portion of long-term debt	103,654	13,093	105,850	(173,185)	49,412
Total Current Liabilities	182,574	312,736	587,204	(174,826)	907,688
Long-Term Debt	3,868,474	2,008,047	20,887	(1,998,333)	3,899,075
Other Long-Term Liabilities:
Deferred taxes	—	753,945	277,333	(96,307)	934,971
Intercompany payable	287,220	—	111,756	(398,976)	—
Liabilities of discontinued operations	—	1,952	2,896	—	4,848
Other long-term obligations, primarily self-insured claims	68,783	535	94,663	—	163,981
Total Other Long-Term Liabilities	356,003	756,432	486,648	(495,283)	1,103,800
Shareholder’s Equity	1,187,527	3,230,286	825,789	(4,056,075)	1,187,527
Total Liabilities and Shareholder’s Equity	$5,594,578	$6,307,501	$1,920,528	$(6,724,517)	$7,098,090

Condensed Consolidating Statement of Financial Position

As of December 31, 2009

(In thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Current Assets:
Cash and cash equivalents	$124,674	$17,689	$112,993	$—	$255,356
Marketable securities	—	—	21,120	—	21,120
Receivables	1,162	103,539	424,395	(210,768)	318,328
Inventories	—	52,497	2,551	—	55,048
Prepaid expenses and other assets	7,840	13,680	13,485	—	35,005
Deferred customer acquisition costs	—	13,759	22,311	—	36,070
Deferred taxes	—	19,769	996	(1,882)	18,883
Assets of discontinued operations	—	54,264	27	—	54,291
Total Current Assets	133,676	275,197	597,878	(212,650)	794,101
Property and Equipment:
At cost	—	225,838	82,877	—	308,715
Less: accumulated depreciation	—	(77,829)	(38,542)	—	(116,371)
Net property and equipment	—	148,009	44,335	—	192,344
Other Assets:
Goodwill	—	2,711,912	363,941	—	3,075,853
Intangible assets, primarily trade names, service marks and trademarks, net	—	1,974,939	794,394	—	2,769,333
Notes receivable	1,992,857	707	22,783	(1,992,857)	23,490
Long-term marketable securities	9,985	—	101,081	—	111,066
Investments in and advances to subsidiaries	3,586,670	1,392,095	7,934	(4,986,699)	—
Other assets	105,761	3,889	4,292	(82,143)	31,799
Debt issuance costs	66,807	—	—	—	66,807
Assets of discontinued operations	—	81,596		—	81,596
Total Assets	$5,895,756	$6,588,344	$1,936,638	$(7,274,349)	$7,146,389
Liabilities and Shareholder’s Equity Current Liabilities:
Accounts payable	$1,046	$33,034	$30,100	$—	$64,180
Accrued liabilities:
Payroll and related expenses	2,185	30,833	38,513	—	71,531
Self-insured claims and related expenses	—	21,512	65,605	—	87,117
Other	51,391	38,230	65,424	(1,882)	153,163
Deferred revenue	—	138,588	311,055	—	449,643
Liabilities of discontinued operations	—	16,197	2,558	—	18,755
Current portion of long-term debt	141,230	27,226	106,707	(210,768)	64,395
Total Current Liabilities	195,852	305,620	619,962	(212,650)	908,784
Long-Term Debt	3,889,574	1,999,226	14,606	(1,992,857)	3,910,549
Other Long-Term Liabilities:
Deferred taxes	—	751,818	284,689	(82,143)	954,364
Intercompany payable	545,995	—	—	(545,995)	—
Liabilities of discontinued operations	—	4,453	4,145	—	8,598
Other long-term obligations, primarily self-insured claims	78,004	544	99,215	—	177,763
Total Other Long-Term Liabilities	623,999	756,815	388,049	(628,138)	1,140,725
Shareholder’s Equity	1,186,331	3,526,683	914,021	(4,440,704)	1,186,331
Total Liabilities and Shareholder’s Equity	$5,895,756	$6,588,344	$1,936,638	$(7,274,349)	$7,146,389

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

(In thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$124,674	$17,689	$112,993	$—	$255,356
Net Cash Provided from (Used for) Operating Activities from Continuing Operations	296,963	432,788	(34,670)	(472,537)	222,544
Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(82,594)	(51,640)	—	(134,234)
Sale of equipment and other assets	—	1,003	352	—	1,355
Acquisition of The ServiceMaster Company	(2,245)	—	—	—	(2,245)
Other business acquisitions, net of cash acquired	—	(57,724)	(217)	—	(57,941)
Purchase of other intangibles	—	(2,500)	—	—	(2,500)
Notes receivable, financial investments and securities, net	22,012	—	(1,585)	—	20,427
Net Cash Provided from (Used for) Investing Activities from Continuing Operations	19,767	(141,815)	(53,090)	—	(175,138)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	5,000	—	10,000	—	15,000
Payments of debt	(32,250)	(15,325)	(13,758)	—	(61,333)
Shareholders’ dividends	—	(413,197)	(59,340)	472,537	—
Debt issuance costs paid	—	—	(30)	—	(30)
Net intercompany advances	(281,986)	136,099	145,887	—	—
Net Cash (Used for) Provided from Financing Activities from Continuing Operations	(309,236)	(292,423)	82,759	472,537	(46,363)
Cash Flows from Discontinued Operations:
Cash provided from (used for) operating activities	—	11,138	(4,362)	—	6,776
Cash used for investing investing activities	—	(10,477)	—	—	(10,477)
Net Cash Provided from (Used for) Discontinued Operations	—	661	(4,362)	—	(3,701)
Cash Increase (Decrease) During the Period	7,494	(789)	(9,363)	—	(2,658)
Cash and Cash Equivalents at End of Period	$132,168	$16,900	$103,630	$—	$252,698

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

(In thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$300,362	$13,865	$93,120	$—	$407,347
Net Cash Provided from Operating Activities from Continuing Operations	252,927	395,574	45,290	(525,459)	168,332
Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(47,708)	(8,296)	—	(56,004)
Sale of equipment and other assets	—	1,536	118	—	1,654
Acquisition of The ServiceMaster Company	(1,695)	—	—	—	(1,695)
Other business acquisitions, net of cash acquired	—	(32,647)	—	—	(32,647)
Notes receivable, financial investments and securities, net	—	—	6,151	—	6,151
Net Cash Used for Investing Activities from Continuing Operations	(1,695)	(78,819)	(2,027)	—	(82,541)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	—	—	—	—	—
Payments of debt	(233,260)	(17,127)	(2,498)		(252,885)
Shareholders’ dividends	—	(426,359)	(99,100)	525,459	—
Debt issuance costs paid	(426)	—	—	—	(426)
Net intercompany advances	(193,234)	111,546	81,688	—	—
Net Cash Used for Financing Activities from Continuing Operations	(426,920)	(331,940)	(19,910)	525,459	(253,311)
Cash Flows from Discontinued Operations:
Cash provided from (used for) operating activities	—	23,992	(2,566)	—	21,426
Cash used for investing activities	—	(4,983)	(914)	—	(5,897)
Net Cash Provided from (Used for) Discontinued Operations	—	19,009	(3,480)	—	15,529
Cash (Decrease) Increase During the Period	(175,688)	3,824	19,873	—	(151,991)
Cash and Cash Equivalents at End of Period	$124,674	$17,689	$112,993	$—	$255,356

THE SERVICEMASTER COMPANY AND SUBSIDIARIES

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(In thousands)

	The ServiceMaster Company	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash and Cash Equivalents at Beginning of Period	$100,429	$19,761	$91,791	$—	$211,981
Net Cash Provided from (Used for) Operating Activities from Continuing Operations	319,197	556,136	(10,272)	(733,244)	131,817
Cash Flows from Investing Activities from Continuing Operations:
Property additions	—	(66,872)	(11,149)	—	(78,021)
Sale of equipment and other assets	—	1,188	344	—	1,532
Acquisition of The ServiceMaster Company	(27,111)	—	—	—	(27,111)
Other business acquisitions, net of cash acquired	—	(60,764)	—	—	(60,764)
Notes receivable, financial investments and securities, net	1,003	—	94,434	—	95,437
Net Cash (Used for) Provided from Investing Activities from Continuing Operations	(26,108)	(126,448)	83,629	—	(68,927)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	347,000	—	10,000	—	357,000
Payments of debt	(208,500)	(27,075)	(3,056)	—	(238,631)
Shareholders’ dividends	—	(490,645)	(242,599)	733,244	—
Debt issuance costs paid	(26,973)	—	—	—	(26,973)
Net intercompany advances	(204,683)	62,925	141,758	—	—
Net Cash (Used for) Provided from Financing Activities from Continuing Operations	(93,156)	(454,795)	(93,897)	733,244	91,396
Cash Flows from Discontinued Operations:
Cash provided from operating activities	—	27,240	2,721	—	29,961
Cash provided from (used for) investing activities
Proceeds from sale of businesses	—	—	19,523	—	19,523
Other investing activities	—	(5,674)	(208)	—	(5,882)
Cash used for financing activities	—	(2,355)	(167)	—	(2,522)
Net Cash Provided from Discontinued Operations	—	19,211	21,869	—	41,080
Cash Increase (Decrease) During the Period	199,933	(5,896)	1,329	—	195,366
Cash and Cash Equivalents at End of Period	$300,362	$13,865	$93,120	$—	$407,347

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The ServiceMaster Company

Memphis, Tennessee

We have audited the internal control over financial reporting of The ServiceMaster Company and subsidiaries (the “Company”) as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010 of the Company and our report dated March 28, 2011 (January 27, 2012 as to the retrospective presentation of discontinued operations under requirements of FASB ASC 360 as disclosed in Note 7) expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 28, 2011

Quarterly Operating Results (Unaudited)

Quarterly operating results for the last two years in revenue, gross profit, (loss) income from continuing operations, (loss) income from discontinued operations and net (loss) income are shown in the table below. As discussed in the “Interim Reporting” section in the Significant Accounting Policies, for interim accounting purposes, TruGreen LawnCare and other business segments of the Company incur pre-season advertising costs. In addition, TruGreen LawnCare incurs costs related to annual repairs and maintenance procedures that are performed in the first quarter. These costs are deferred and recognized as expense in proportion to revenue over the balance of the year. Full year results are not affected.

	2010
($ in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Operating Revenue	$580,608	$939,599	$918,982	$688,205	$3,127,394
Gross Profit	226,129	426,323	413,640	283,998	1,350,090
(Loss) Income from Continuing Operations(1)(2)	(34,455)	43,388	8,341	165	17,439
Income (Loss) from Discontinued Operations, net of income taxes	1,795	(30,944)	(3,051)	202	(31,998)
Net (Loss) Income(1)(2)	(32,660)	12,444	5,290	367	(14,559)

	2009
($ in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Operating Revenue	$579,042	$887,859	$857,270	$653,714	$2,977,885
Gross Profit	236,284	396,411	386,085	267,854	1,286,634
Income (Loss) from Continuing Operations(1)(2)(3)	(4,403)	21,884	20,741	(32,080)	6,142
(Loss) Income from Discontinued Operations, net of income taxes(4)	4,952	401	(233)	2,233	7,353
Net Income (Loss)(1)(2)(3)(4)	549	22,285	20,508	(29,847)	13,495

(1)                                  The results include (i) restructuring charges related to a reorganization of field leadership and a restructuring of branch operations at TruGreen LawnCare, a branch optimization project at Terminix and information technology outsourcing at Other Operations and Headquarters and (ii) Merger related charges.

	2010
($ in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Pre-tax	$(3,353)	$(4,080)	$(1,563)	$(2,452)	$(11,448)
After-tax	$(2,064)	$(2,525)	$(962)	$(1,473)	$(7,024)

	2009
($ in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Pre-tax	$(8,807)	$(5,605)	$(8,314)	$(3,956)	$(26,682)
After-tax	$(5,412)	$(3,461)	$(5,439)	$(2,135)	$(16,447)

(2)                                  During the fourth quarter of 2009, the Company recorded a non-cash impairment charge of $26.6 million ($16.4 million, net of tax) to reduce the carrying value of trade names as a result of the Company’s annual impairment testing of goodwill and indefinite-lived intangible assets. See Note 1 to the Consolidated Financial Statements for further information.

(3)                                  During the first quarter of 2009, the Company recorded a $46.1 million ($29.6 million, net of tax) gain on extinguishment of debt related to the completion of open market purchases of $89.0 million in face value of the Company’s Permanent Notes.

(4)                                  During the second quarter of 2010, the Company recorded a non-cash impairment charge of $46.9 million ($30.2 million, net of tax) to reduce the carrying value of goodwill and trade names as a result of the Company’s interim and annual impairment testing of goodwill and indefinite-lived intangible assets. See Note 1 to the Consolidated Financial Statements for further information.

During the fourth quarter of 2009, the Company recorded a non-cash impairment charge of $1.4 million ($0.9 million, net of tax) to reduce the carrying value of trade names as a result of the Company’s annual impairment testing of indefinite-lived intangible assets. See Note 1 to the Consolidated Financial Statements for further information.

PART IV

ITEM 15.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)                                  Financial Statements, Schedules and Exhibits.

2.                                       Financial Statements Schedules

The following information is filed as part of this Annual Report on Form 10-K and should be read in conjunction with the financial statements contained in Item 8 of this Annual Report on Form 10-K:

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

Schedule II—Valuation and Qualifying Accounts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

The ServiceMaster Company

Memphis, Tennessee

We have audited the consolidated statements of financial position of The ServiceMaster Company and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2010, and the Company’s internal control over financial reporting as of December 31, 2010, and have issued our reports thereon dated March 28, 2011 (January 27, 2012 as to the retrospective presentation of discontinued operations under requirements of FASB ASC 360 as disclosed in Note 7); such consolidated financial statements and reports are included elsewhere in this Form 10-K. Our audits also included the consolidated financial statement schedule of the Company listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 28, 2011 (January 27, 2012 as to the retrospective presentation of discontinued operations under requirements of FASB ASC 360 as disclosed in Note 7 to the Company’s consolidated financial statements presented in Item 8)

SCHEDULE II

THE SERVICEMASTER COMPANY

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions(1)	Balance at End of Period
AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2010
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$15,827	$52,045	$53,492	$14,380
Notes receivable	2,251	923	845	2,329
Income tax valuation allowance	15,479	48	90	15,437
AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2009
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$15,956	$41,423	$41,552	$15,827
Notes receivable	1,810	640	199	2,251
Income tax valuation allowance	16,874	822	2,217	15,479
AS OF AND FOR THE YEAR ENDING DECEMBER 31, 2008
Continuing Operations—
Allowance for doubtful accounts
Accounts receivable	$16,626	$35,563	$36,233	$15,956
Notes receivable	1,574	430	194	1,810
Income tax valuation allowance	9,031	8,865	1,022	16,874

(1)                                  Deductions in the allowance for doubtful accounts for accounts and notes receivable reflect write-offs of uncollectible accounts. Deductions for the remaining items reflect cash payments.